UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Edison International
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Edison International & Southern California Edison Company

Notice of Annual Meeting to be held on Thursday, April 28, 2016

Mailing address of the executive offices:
2244 Walnut Grove Avenue
Rosemead, California 91770

LETTER FROM THE CHAIRMAN

March 18, 2016

Dear Fellow Shareholder:

We are pleased to invite you to attend the Edison International and Southern California Edison Company Annual Meeting of Shareholders to be held on Thursday, April 28, 2016, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776. During the meeting, we will report on the Company’s strategy and performance, and provide an opportunity for shareholders to engage in a dialogue with management.

Proxy Highlights

The Proxy Statement includes information about our corporate governance and executive compensation program. In particular, I would like to direct your attention to the following matters discussed in the Proxy Statement:

●	The qualifications, experience and diversity of our director nominees (pages 1-8);
●	Our key corporate governance attributes (page 2);
●	Our Board oversight of cybersecurity and environmental and social issues (pages 11-12);
●	Our engagement with major shareholders on corporate governance, proxy disclosure, executive compensation and environmental and social issues (pages 2 and 27);
●	Our adoption of a right for eligible Edison International shareholders to include director nominees in the Company’s Proxy Statement, commonly known as proxy access (pages 2 and 12); and
●	A proposal to amend the Edison International 2007 Performance Incentive Plan (pages 54-62).

Your Vote is Important

The proxy materials are being mailed or provided to you via the Internet beginning on March 18, 2016. We hope that you will participate in the Annual Meeting by attending and/or voting. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present. You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of proxy materials or Proxy Card that you received in the mail.

If you receive more than one copy of the Notice or more than one Proxy Card, it means your shares are held in more than one account. You should vote the shares in all of your accounts. Please note that to vote your shares by Internet or telephone you will need the control number on your Notice or Proxy Card.

Your vote is very important to us and to our business. If you vote by Internet or telephone, please cast your vote by the April 27 deadline (April 26 for shares held in the Edison 401(k) Savings Plan).

Thank you very much for your continued interest in our business.

Sincerely,

Theodore F. Craver, Jr.
Chairman of the Board,
President and Chief Executive Officer
Edison International

i

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Meeting Information
Date:	Thursday, April 28, 2016
Time:	9:00 a.m., Pacific Time
Location:	Hilton Los Angeles/San Gabriel
Hotel 225 West Valley Blvd.
San Gabriel, California 91776

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 28, 2016:

The Proxy Statement and Annual Report are available at www.edison.com/annualmeeting.

Directions to the Annual Meeting and information on how to vote your proxy are included in the Proxy Statement.

Items To Be Voted On		By Edison International (“EIX”) Shareholders	By Southern California Edison Company (“SCE”) Shareholders	Board Recommendation
1.	Election of Directors	10 Nominees	11 Nominees
	Jagjeet S. Bindra	✓	✓	For
	Vanessa C.L. Chang	✓	✓	For
	Theodore F. Craver, Jr.	✓	✓	For
	James T. Morris	✓	✓	For
	Pedro J. Pizarro		✓	For
	Richard T. Schlosberg, III	✓	✓	For
	Linda G. Stuntz	✓	✓	For
	William P. Sullivan	✓	✓	For
	Ellen O. Tauscher	✓	✓	For
	Peter J. Taylor	✓	✓	For
	Brett White	✓	✓	For
2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	✓	✓	For
3.	Advisory Vote to Approve the Company’s Executive Compensation	✓	✓	For
4.	Approval of an Amendment to the EIX 2007 Performance Incentive Plan	✓		For
5.	Shareholder Proposal Regarding Shareholder Proxy Access	✓		Against

EIX and SCE shareholders may also vote on any other matters properly brought before the meeting.

RECORD DATE
Only shareholders at the close of business on February 29, 2016 are entitled to receive notice of and to vote at the Annual Meeting.

SOLICITATION OF PROXIES
The EIX and SCE Boards of Directors are soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting.

Dated: March 18, 2016
For the Boards of Directors,
Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

ii

PROXY SUMMARY

The information below is presented to assist shareholders in reviewing the proposals to be voted on at the Annual Meeting. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report.

Our Business, Strategy, and Financial Highlights

EIX’s core business is conducted by its subsidiary SCE, a rate-regulated electric utility that supplies electric energy to an approximately 50,000 square-mile area of southern California. Our mission is to safely provide customers reliable, affordable and clean electricity. Our strategy has three themes:

●	Operational and service excellence. Safely operate our existing business with a focus on controlling costs and customer rates, and improving service to our customers.
●	Build the 21st Century power network. Invest in our existing business and manage unprecedented changes in policy and technology.
●	Expand our growth potential. Systematically explore new growth opportunities by making disciplined investments where industry changes are producing unmet customer need, where we believe we have competitive advantages, and where attractive, scalable opportunities exist for new growth.

This strategy is intended to provide a foundation for long-term sustainable growth and shareholder value.

Significant results for EIX include:

●	Our 2015 consolidated core earnings of $4.10 per share exceeded our goal of $3.92 per share;
●	Our one-year (2015) total shareholder return (“TSR”) of -7% was slightly behind the Philadelphia Utility Index TSR of -6%;
●	Our three-year (2013-2015) TSR of 42% exceeded the Philadelphia Utility Index TSR of 34%;
●	Our five-year (2011-2015) TSR of 77% exceeded the Philadelphia Utility Index TSR of 59%; and
●	Our annual dividend rate grew from $1.28 to $1.67 per share from 2011 to 2015, and increased to $1.92 per share in 2016.

Our Director Nominees

Our director nominees reflect the diversity of ethnicity, gender, skills, background and qualifications valued by our Board. The range of tenure on our Board brings a variety of perspectives to strategic, financial and operational deliberations.

Name	Director Since	Industry Experience	Ethnicity/ Gender	Independent	Committee Memberships	Other Public Co. Boards	Mandatory Retirement Date
Jagjeet S. Bindra	2010	Energy	Asian/	Yes	Audit	2	2020
			Male		FOSO
Vanessa C.L. Chang	2007	Accounting/	Asian/	Yes	Audit	3	2025
		Real Estate	Female		Compensation
Theodore F. Craver, Jr.	2007 (EIX)	Electric Utilities	White/	No	None	1	N/A
	2008 (SCE)		Male
James T. Morris	N/A	Insurance	White/	Yes	None	1	2032
(New Nominee)			Male
Pedro J. Pizarro	2014	Electric Utilities	Hispanic/	No	None	0	N/A
(SCE Nominee Only)			Male
Richard T. Schlosberg, III	2002	Communications/	White/	Yes	Compensation	0	2017
		Publishing	Male		Governance
Linda G. Stuntz	2014	Law	White/	Yes	FOSO	1	2027
			Female		Governance
William P. Sullivan	2015	Information	White/	Yes	FOSO	1	2022
		Technology/	Male		Governance
		Biotechnology
Ellen O. Tauscher	2013	Government/	White/	Yes	Audit	2	2024
		Finance	Female		FOSO
Peter J. Taylor	2011	Finance	African	Yes	Audit	0	2031
			American/		Compensation
			Male
Brett White	2007	Commercial	White/	Yes	Compensation	1	2032
(Lead Director)		Real Estate	Male		Governance

Audit = Audit Committee
Compensation = Compensation and Executive Personnel Committee
FOSO = Finance, Operations and Safety Oversight Committee
Governance = Nominating/Corporate Governance Committee

2016 Proxy Statement	1

Our Corporate Governance Attributes

Board Characteristics	Average Age of EIX Director Nominees	62.6
	Average Tenure of EIX Director Nominees (Number of Years)	5.7
	Percentage of EIX Director Nominees Who Are Independent	90%
	Percentage of EIX Director Nominees Who Are Female	30%
	Percentage of EIX Director Nominees From Diverse Ethnic Backgrounds	30%
Board Oversight	Strong Independent Lead Director Role	✓
	Independent Directors Meet Regularly Without Management Present	✓
	Key Board Committees Composed Solely of Independent Directors	✓
	Board Oversight of Key Enterprise Risks, Including Cybersecurity	✓
	Board Oversight of Political Contributions	✓
	Annual Board and Committee Evaluations	✓
Executive Compensation	Majority of Executive Compensation “At Risk” and Aligned with Shareholder Interests	✓
	Incentive Compensation Clawback Policy	✓
	Anti-Hedging and Anti-Pledging Policies	✓
	Stock Ownership Guidelines for Directors and Executive Officers	✓
Shareholder Rights	Annual Election of Directors	✓
	Majority Voting for Directors in Uncontested Elections	✓
	Threshold for Shareholders to Convene Special Meetings	10%
	Shareholder Ability to Act By Written Consent	✓
	Annual Advisory Vote on Executive Compensation	✓
	Proxy Access for Director Elections	✓
2015 Meetings	Number of Board Meetings	9
	Number of Independent Director Executive Sessions	6
	Percentage of Current Directors Who Attended >75% of Applicable Board and Committee Meetings	100%
	Percentage of Current Directors Who Attended the Annual Meeting	100%
	Percentage of EIX Shareholder Votes Cast in Favor of Executive Compensation	91%

Our Shareholder Engagement

We seek and value input from our shareholders. In 2015, we engaged with institutional shareholders holding approximately 30% of EIX common stock to discuss their views on the Company’s corporate governance, proxy disclosure, executive compensation, and environmental and social issues. In particular, we sought specific feedback from shareholders regarding proxy access and sustainability disclosure. Management shared the feedback received from these discussions with the Board and relevant Board committees.

Our Adoption of Proxy Access

After considering feedback from shareholders, in December 2015, the EIX Board adopted proxy access for director elections at annual meetings. The EIX Bylaws provide that the Company will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX common stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in the EIX Bylaws.

Our Executive Compensation Program

See “Compensation Summary.”

Proposed Amendment to the EIX 2007 Performance Incentive Plan

The EIX 2007 Performance Incentive Plan is EIX’s only equity compensation plan under which new awards may be granted. EIX’s equity awards are designed to attract, retain and reward officers and key employees, and to align executives’ interests with the long-term interests of shareholders. The EIX Board approved the following amendments to the plan, subject to approval by EIX shareholders:

●	Increasing the number of shares that may be issued under the plan by an additional 16,500,000 shares;
●	Limiting the aggregate value of grants to a non-employee director in a calendar year to $500,000; and
●	Extending the term of the plan and EIX’s authority to grant certain performance-based awards that are intended to be deductible under Internal Revenue Code Section 162(m).

2	2016 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Ten directors have been nominated for election to the EIX Board and 11 directors have been nominated for election to the SCE Board, each to hold office until the next Annual Meeting. The director nominees of EIX and SCE are the same, except that Mr. Pizarro is a nominee for the SCE Board only.

A biography of each nominee describing his or her age as of this Proxy Statement, current Board committee service, business experience during the past five years and other relevant business experience is presented below. The biography includes the experience, qualifications, attributes, and skills that led the Board to conclude that the nominee should serve as a director. While each nominee’s entire range of experience and skills is important, particular experience that contributes to the diversity and effectiveness of the Board is identified below.

Jagjeet S. Bindra

Biographical Information

Mr. Bindra served as president of Chevron Global Manufacturing, responsible for Chevron Corporation’s worldwide refining operations, from 2004 until his retirement in 2009. During his 32-year career at Chevron, Mr. Bindra also served as managing director and chief executive officer of Caltex Australia Limited, president of Chevron Pipeline Co., and senior vice president, pipelines, of Chevron Overseas Petroleum, Inc. He is a director of LyondellBasell Industries N.V. and WorleyParsons Ltd., and previously served as a director of Transocean Ltd. Mr. Bindra is a graduate of the Indian Institute of Technology in Kanpur, India, and holds a Master of Science degree in Chemical Engineering from the University of Washington and an MBA degree from Saint Mary’s College of California.

Specific Qualifications and Experience Relevant to the Company

Mr. Bindra brings to the Board global operations experience in a capital intensive industry in the energy sector, which is particularly relevant to the Company’s capital and infrastructure investment strategy and operational excellence program. He has expertise in energy value chain and asset management, and in safety and operational risk management, which he brings to Board deliberations. This experience is valuable in Mr. Bindra’s role as the Company’s FOSO Committee Chair.

Age 68 Director Since 2010 Board Committees ●Audit ●FOSO (Chair) Other Public Company Boards ●LyondellBasell Industries N.V. ●WorleyParsons Ltd.

Vanessa C.L. Chang

Biographical Information

Ms. Chang has been a director of EL & EL Investments, a private real estate investment business, since 1999. She previously served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service, senior vice president of Secured Capital Corporation, a real estate investment bank, and a partner of the accounting firm KPMG Peat Marwick LLP. Ms. Chang is a director of Sykes Enterprises, Incorporated and Transocean Ltd., and a director or trustee of 16 funds advised by the Capital Group and its subsidiaries, of which seven are members of the American Funds family and nine are members of Capital Group’s Private Client Services. She is a graduate of the University of British Columbia and a Certified Public Accountant (inactive).

Specific Qualifications and Experience Relevant to the Company

Ms. Chang brings to the Board experience in accounting and financial reporting and oversight matters. This experience is valuable in her role as the Company’s Audit Committee Chair and a financial expert. Ms. Chang spent most of her career in the Southern California area and brings knowledge of the community served by SCE. She also brings experience as a director of public, private, and non-profit organizations, and securities regulation and corporate governance knowledge.

Age 63 Director Since 2007 Board Committees ●Audit (Chair) ●Compensation Other Public Company Boards ●American Funds Family ●Sykes Enterprises, Incorporated ●Transocean Ltd.

2016 Proxy Statement	3

ITEM 1: ELECTION OF DIRECTORS

Theodore F. Craver, Jr.

Age 64 EIX Director Since 2007 SCE Director Since 2008 Other Public Company Boards ●Health Net, Inc.	Biographical Information

Mr. Craver has been the Chairman of the Board, President, and Chief Executive Officer of EIX since 2008. He served as Chairman of the Board, President and Chief Executive Officer of EME from 2005 to 2008, and, prior to that, Executive Vice President, Chief Financial Officer and Treasurer of EIX. Before joining the Company as Vice President and Treasurer in 1996, Mr. Craver served as executive vice president and corporate treasurer of First Interstate Bancorp and executive vice president and chief financial officer of First Interstate’s wholesale banking subsidiary. He is a director of Health Net, Inc. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree.

Specific Qualifications and Experience Relevant to the Company

Mr. Craver brings to the Board in-depth knowledge of the Company’s business, industry and strategy, experienced leadership and a finance background. He has had experience dealing with difficult challenges faced by the Company, including the California energy crisis. He is a leader in the electric utility industry, and served as chairman of the Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and is serving as a director of the Electric Power Research Institute, which provides independent, public-benefit research and development relating to the generation, delivery and use of electricity.

James T. Morris

Age 56 New Director Nominee Other Public Company Boards ●Pacific Mutual Fund Complex

Biographical Information

Mr. Morris is the chairman, president and chief executive officer of Pacific Life Insurance Company, and its parent companies Pacific Mutual Holding Company and Pacific LifeCorp. He has served as chief executive officer since 2007 and chairman since 2008, and served as president from 2007 to 2012 and again beginning in 2016. Mr. Morris has served in a variety of management positions since joining Pacific Life in 1982, including chief operating officer from 2006 to 2007, executive vice president and chief insurance officer, life insurance and annuities and mutual funds divisions, from 2005 to 2006, executive vice president, life insurance division, from 2002 to 2005, and senior vice president, individual insurance, from 1996 to 2002. In addition, he has been chairman of the board and trustee of the Pacific Select Fund and the Pacific Funds Series Trust, members of the same mutual fund complex, since 2007. Mr. Morris previously served as a director of the American Council of Life Insurers, where he served as its chairman from 2012 to 2013. Mr. Morris is a graduate of the University of California at Los Angeles and serves as a member of the Board of Visitors of the UCLA Anderson School of Management.

Specific Qualifications and Experience Relevant to the Company

If elected, Mr. Morris will bring to the Board business and chief executive leadership experience in an industry which, like the electric utility industry, is highly regulated. He will also bring strategic perspective, product development, marketing and financial analysis experience to the Board.

4	2016 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Pedro J. Pizarro

Age 50 SCE Director Since 2014 Other Public Company Boards ●None	Biographical Information

Mr. Pizarro has been the President of SCE since October 2014. He has held a wide range of executive positions at the EIX companies since joining EIX in 1999. From 2011 through March 2014, Mr. Pizarro served as President of EME, an indirect subsidiary of EIX that filed for bankruptcy in December 2012. Prior to that, he served as Executive Vice President of SCE from 2008 to 2011, responsible for SCE’s transmission and distribution system, procurement unit for conventional and renewable power contracts, and gas-fired and hydroelectric power production facilities. Mr. Pizarro also previously served as Vice President and Senior Vice President of SCE responsible for power procurement, and Vice President of SCE responsible for strategy and business development, among other executive roles. Prior to his work at the EIX companies, he was a senior engagement manager with McKinsey & Company, providing management consulting services to energy, technology, engineering services, and banking clients. Mr. Pizarro is a graduate of Harvard University and earned a Ph.D. in chemistry from the California Institute of Technology.

Specific Qualifications and Experience Relevant to the Company

Mr. Pizarro brings to the SCE Board in-depth knowledge of the Company’s business, experienced leadership, and operations and strategic planning experience and background. His leadership and experience dealing with difficult challenges during the EME bankruptcy adds value to the SCE Board. He also brings experience as a director of various non-profit organizations.

Richard T. Schlosberg, III

Age 71 Director Since 2002 Board Committees ●Compensation ●Governance (Chair) Other Public Company Boards: ●None	Biographical Information

Mr. Schlosberg served as president and chief executive officer of The David and Lucile Packard Foundation, a private family foundation, from 1999 until his retirement in 2004. Prior to joining the foundation, he was publisher and chief executive officer of The Los Angeles Times, and executive vice president and director of The Times Mirror Company, a media communications company. He is a director of the Kaiser Family Foundation and previously served as a director of eBay, Inc. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School.

Specific Qualifications and Experience Relevant to the Company

Mr. Schlosberg brings to the Board business, management and chief executive leadership experience in the communications industry, including in the local markets served by SCE. His experience is particularly relevant to the Company’s operational and service excellence program. He also brings independent leadership, corporate governance and executive compensation experience to the Board as the Company’s Governance Committee Chair and previous Lead Director and Compensation Committee Chair. He brings the perspective and insight of a director who has served on other public and private company boards.

2016 Proxy Statement	5

ITEM 1: ELECTION OF DIRECTORS

Linda G. Stuntz

Biographical Information

Ms. Stuntz has been a partner of the law firm of Stuntz, Davis & Staffier, P.C. since 1995, and served as a partner of the law firm of Van Ness Feldman LLP from 1993 to 1995. Her practice includes energy and environmental regulation. Ms. Stuntz previously served as Deputy Secretary of, and held senior policy positions in, the U.S. Department of Energy from 1989 to 1993, and served as associate minority counsel and minority counsel to the Energy and Commerce Committee of the U.S. House of Representatives from 1981 to 1987. She is a director of Royal Dutch Shell plc, and previously served as a director of Raytheon Company, Schlumberger, Ltd. and American Electric Power Company. Ms. Stuntz also serves on the Secretary of Energy Advisory Board. She is a graduate of Wittenberg University and received her law degree from Harvard University.

Specific Qualifications and Experience Relevant to the Company

Ms. Stuntz brings to the Board utility and environmental law and public policy experience, which is particularly relevant to the Company’s business. Her experience as a director of other public companies, including in the energy and electric utilities industries, also brings value to the Board.

Age 61 Director Since 2014 Board Committees ●FOSO ●Governance Other Public Company Boards ●Royal Dutch Shell plc

William P. Sullivan

Biographical Information

Mr. Sullivan served as chief executive officer of Agilent Technologies, a global provider of scientific instruments, software, services and consumables in life sciences, diagnostics and applied chemical markets, from 2005 to 2015. In addition, he was Agilent’s president from 2005 to 2012 and 2013 to 2014. Prior to that, Mr. Sullivan was executive vice president and chief operating officer of Agilent from 2002 to 2005. He had been senior vice president and general manager of Agilent’s Semiconductor Products Group from 1999 to 2002. Before 1999, Mr. Sullivan served in various management roles, including in manufacturing and product development, at Hewlett-Packard Company. He serves as a director of Maxim Integrated and previously served as a director of Agilent Technologies, Avnet, Inc. and URS Corporation. Mr. Sullivan is a graduate of the University of California, Davis.

Specific Qualifications and Experience Relevant to the Company

Mr. Sullivan brings to the Board experience as president and chief executive officer of a large public company. He also brings significant operational experience, including leadership of successful company transformation. This experience, particularly in the technology sector and in product and business development, is very valuable to the Board in the changing electric industry.

Age 66 Director Since 2015 Board Committees ●FOSO ●Governance Other Public Company Boards ●Maxim Integrated

6	2016 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Ellen O. Tauscher

Biographical Information

Ms. Tauscher has been a strategic advisor with the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC since 2012. Ms. Tauscher served as Under Secretary of State for Arms Control and International Security from 2009 to 2012. Prior to joining the State Department, she served from 1997 to 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee, the House Transportation and Infrastructure Committee and as Chairman of the House Armed Services Subcommittee on Strategic Forces. Prior to serving in Congress, she worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. Ms. Tauscher is a director of eHealth, Inc. and SeaWorld Entertainment, Inc., and previously served as a director of Invacare Corporation. She also serves on the Secretary of Energy Advisory Board. Ms. Tauscher is a graduate of Seton Hall University.

Specific Qualifications and Experience Relevant to the Company

Ms. Tauscher brings to the Board extensive government affairs and public policy experience, which is particularly relevant to the Company’s business and valuable in assessing the Company’s strategy. She also brings business and financial acumen. Her experience in national security and in the State Department and in Congress is particularly valuable in the oversight of cybersecurity risk and her role as the Board’s liaison to the Company’s cybersecurity oversight group (see page 11).

Age 64 Director Since 2013 Board Committees ●Audit ●FOSO Other Public Company Boards ●eHealth Inc. ●SeaWorld Entertainment, Inc.

Peter J. Taylor

Biographical Information

Mr. Taylor has been the president of ECMC Foundation, a nonprofit corporation dedicated to educational attainment for low-income students, since May 2014. Prior to that he served as executive vice president and chief financial officer of the University of California from 2009 to 2014 and managing director of public finance at Lehman Brothers and Barclays Capital from 2002 to 2009. Mr. Taylor is a director of the Kaiser Family Foundation and a member of the Board of Trustees of California State University and the J. Paul Getty Trust. Previously, he was chair of the UCLA African American Admissions Task Force and a commissioner on the California Performance Review Commission. Mr. Taylor is a graduate of the University of California Los Angeles and holds a Master’s degree in public policy analysis from Claremont Graduate University.

Specific Qualifications and Experience Relevant to the Company

Mr. Taylor brings to the Board finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy and highly regulated business. He also brings experience in risk management, accounting and financial reporting, which is valuable in his role as a financial expert on the Audit Committee.

Age 57 Director Since 2011 Board Committees ●Audit ●Compensation Other Public Company Boards ●None

2016 Proxy Statement	7

ITEM 1: ELECTION OF DIRECTORS

Brett White

Biographical Information

Mr. White has been chairman and chief executive officer of Cushman & Wakefield (formerly DTZ), a commercial real estate services company, since September 2015. He served as executive chairman of DTZ from March 2015 to September 2015. Mr. White previously served as a senior advisor to TPG Capital, a private equity firm, from July 2014 to December 2014 and as a managing partner at Blum Capital, a private equity firm, from January 2013 to December 2013. Prior to that, he served as chief executive officer of CBRE Group, Inc., a commercial real estate services firm, from 2005 to 2012, president of CBRE Group from 2001 to 2010 and, prior to that, as chairman of the Americas of CB Richard Ellis Services, Inc. Mr. White is a director of Realogy Holdings Corporation and a trustee of the University of San Francisco, and previously served as a director of Ares Commercial Real Estate Corporation and CBRE Group, Inc. He is a graduate of the University of California, Santa Barbara.

Specific Qualifications and Experience Relevant to the Company

Mr. White brings to the Board the experience, strategic perspective, critical judgment and analytical skills of a chief executive officer of a global company. His real estate services industry experience is particularly relevant to the Company’s infrastructure investment strategy. He also brings the perspective of a business headquartered and doing business in the local markets served by SCE developed from his years of service at CBRE Group. This experience is valuable in Mr. White’s role as the Company’s Lead Director and Compensation Committee Chair.

Age 56 Director Since 2007 Lead Director Board Committees ●Compensation (Chair) ●Governance Other Public Company Boards ●Realogy Holdings Corporation

The Board recommends you vote “FOR” the EIX and SCE director nominees, as applicable.

8	2016 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Our Corporate Governance

How are potential director nominees identified and selected by the Board to become nominees?

The Governance Committee, comprised solely of independent directors under New York Stock Exchange LLC (“NYSE”) rules and our Corporate Governance Guidelines, recommends director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description with any supporting materials of:

●	Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and

●	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee also considers candidates recommended by our directors, senior management, and director search firms retained by the Committee. Mr. Morris, who is a first-time director nominee, was recommended by the Committee’s director search firm. The search firm supports the process of identifying director candidates, coordinating the interview process and conducting reference checks. There are no differences in the manner in which the Committee evaluates a candidate based on the source of the recommendation.

If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, Committee members and other directors as determined by the Committee interview the candidate. The Committee conducts any further research on the candidate it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a director. The Board considers the recommendation and determines whether to nominate the candidate for election.

What information does the Governance Committee consider when recommending a director nominee?

For the Committee to recommend a director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

●	A reputation for integrity, honesty and adherence to high ethical standards;
●	Experience in a generally recognized position of leadership; and
●	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s current need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and skills and experience relevant to our business strategy.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a director’s service on other boards, the director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting.

How does the Governance Committee consider diversity in identifying director candidates?

Our Corporate Governance Guidelines state the Board’s policy that the value of diversity on the Board should be considered. The Committee considers ethnic and gender diversity, and diversity of skills, backgrounds and qualifications represented on the Board, in recommending nominees for election. The Committee has instructed its director search firm to identify candidates reflecting ethnic and gender diversity.

The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which identifies ethnicity, gender and industry experience prior to recommending nominees for election.

How does the Board determine which directors are independent?

Our Corporate Governance Guidelines require that the Board be comprised of at least a majority of independent directors and that the Audit, Compensation, and Governance Committees be comprised entirely of independent directors. The Company uses the NYSE listing standards to determine independence.

Directors serving on the Audit and the Compensation Committees must meet additional independence criteria prescribed by the NYSE listing standards and the charters of those Committees. Director Chang serves on the audit committees of the American Funds family and Transocean Ltd., and may serve on the audit committee of Sykes Enterprises, Incorporated. The Board has determined Ms. Chang’s simultaneous service on the audit committees of three other public companies would not impair her ability to effectively serve on our Audit Committee.

The Board has determined that the relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines, which are on our website at www.edison.com/corpgov, are not material for purposes of determining directors’ independence to serve on the Board. The Board does not consider these relationships in making independence determinations to serve on the Board.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent to serve on the Board or not, is made in good faith by the directors. The director whose relationship is under consideration abstains from the vote regarding his or her independence.

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ITEM 1: ELECTION OF DIRECTORS

Which directors has the Board determined are independent to serve on the Board?

The Board has determined that all directors and director nominees other than Messrs. Craver and Pizarro are independent to serve on the Board. The Board previously determined that Messrs. Freeman, Nogales and Sutton, who retired from the Board on April 23, 2015, were independent.

The Board reviews the independence of our directors to serve on the Board or an independent Board committee at least annually, and periodically as needed. On a monthly basis, the Company also monitors director relationships and transactions that might disqualify them as independent. In February 2016, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent to serve on the Board.

Who is the Lead Director and what are the Lead Director’s duties and responsibilities?

The Lead Director is designated annually by the independent directors, must be independent, and is expected to devote a greater amount of time to Board service than the other directors. The current Lead Director is Mr. White, who has served in that role since April 2014.

The Lead Director’s duties and responsibilities are described in our Corporate Governance Guidelines and include:

●	In consultation with the non-employee directors, approve agendas and schedules for Board meetings, and approve the flow of information to the Board;
●	Preside at all meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered;
●	Be available to serve as a liaison between the Chairman and the independent directors;
●	Be available for consultation and direct communication with the Company’s shareholders and other interested parties;
●	Call meetings of the independent directors when necessary and appropriate; and
●	Perform other duties delegated by the independent directors.

The Lead Director’s term is one year, consistent with annual elections of directors; however, our Lead Directors have served for at least two years since 2008.

Why does the Board believe its Board leadership structure is appropriate?

The EIX Board believes having Mr. Craver serve in the combined role of Chairman and CEO, with an independent Lead Director having the duties described above, provides an appropriate balance between effective leadership of the Company and independent oversight of management. The EIX Board has the following corporate governance practices that provide for strong independent leadership on the Board and effective oversight of management and CEO performance:

●	A strong independent Lead Director role;
●	A Board with all independent directors, except for Mr. Craver, and no former employees of the Company;
●	Key Board committees comprised entirely of independent directors;
●	Regular meetings in executive session with only the independent directors (six meetings in 2015);
●	A Compensation Committee that annually evaluates CEO performance in achieving company goals and objectives relevant to his compensation, determines his compensation based on its evaluation, and reports to the Board, all in executive session without the CEO present;
●	Annual Board discussion of CEO performance in executive session without the CEO present; and
●	Performance feedback annually provided to the CEO by the Lead Director.

The EIX Board also believes having Mr. Craver serve in the combined role of EIX Chairman and CEO is in the best interests of our shareholders because:

●	He is most familiar with our business and industry and capable of identifying strategic priorities and leading the Board’s review of strategy;
●	His day-to-day presence at the Company and interaction with management make him most capable of identifying and prioritizing issues and risks for the Board’s attention;
●	The combined role conveys the Board’s confidence in his leadership to shareholders and other stakeholders; and
●	The combined role provides clear accountability for effective leadership and results.

The EIX Board continues to monitor trends and could reach a different conclusion on the appropriate Board leadership structure under different circumstances.

The SCE Bylaws provide that the President of SCE has the duties of the Chairman. The Lead Director of EIX also serves as Lead Director of SCE. All directors of SCE are independent, except for Messrs. Craver and Pizarro, and the key Board committees are composed entirely of independent directors. The SCE Board has determined that the current leadership structure is appropriate for SCE as a subsidiary of EIX.

What is the Board’s role in CEO succession planning?

The Board believes CEO succession planning is one of its most important responsibilities. Our Corporate Governance Guidelines provide that the Board will annually review and evaluate succession planning and management development for the Company’s senior officers, including the CEO.

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At least annually, the Board meets in executive session with the EIX CEO to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course, CEO succession if an emergency occurs, and succession for other key senior management positions. The frequency of the Board’s CEO succession planning discussions depends in part on the period until the CEO’s expected retirement.

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, considering the Company’s business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual.

Our Corporate Governance Guidelines provide that the Board will have opportunities to become acquainted with the senior officers of the Company and others who may have the potential to handle significant management positions. This is carried out through opportunities for officers to make presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose.

What is the Board’s role in risk oversight?

Our Corporate Governance Guidelines provide that one of the Board’s primary functions is to review the Company’s enterprise risk management process and monitor strategic and emerging risks. The Board annually reviews key enterprise risks identified by management, such as financial, reputational, safety, physical and cyber security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at Board meetings. The Board also focuses on specific strategic and emerging risks in periodic strategy reviews. The Board annually reviews corporate goals and approves capital budgets.

Board committees have responsibility for risk oversight in specific areas as follows:

The Audit Committee is responsible for oversight of (i) risk assessment and risk management policies, (ii) major financial risk exposures, and (iii) the steps management has taken to monitor and control these exposures. The Committee reviews the Company’s risk management processes and key enterprise risks, reviews the EIX risk management committee charter, receives regular reports on litigation, internal audits and compliance, receives “deep dive” reports on specific risk topics at meetings, and receives semi-annual reports of the Company’s political contributions. The Committee also annually reviews and approves the internal audit plan. The EIX Vice President for Risk Management regularly attends Committee meetings and reports on risk issues.

The Compensation Committee assesses and monitors risks in the Company’s compensation program. The Committee’s risk assessment process and factors considered in assessing risk are discussed under “How We Make Compensation Decisions - Risk Considerations” in the Compensation Discussion and Analysis below.

The FOSO Committee is responsible for oversight of risks in the Company’s capital investment activities and operations. The Committee regularly monitors the level of capital spending relative to approved capital budgets and must approve significant capital spending variances and projects not included in approved capital budgets. The Committee also monitors safety and operational performance metrics, significant developments related to safety, physical and cyber security, reliability and affordability, and the availability of resources in these areas. The Committee receives “deep dive” reports on key topics related to its responsibilities.

The Governance Committee advises the Board regarding Board size and composition, Board committee composition and responsibilities, Lead Director selection and corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.

The Board believes its leadership structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, the Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

What is the Board’s role in cybersecurity oversight?

The Company has identified cybersecurity as a key enterprise risk. Cyber risks are included in the key risk reports to the Board and Audit Committee discussed above. In addition, the Board has assigned primary responsibility for cybersecurity oversight to the FOSO Committee, which receives cybersecurity updates with each meeting that focus on the Company’s most critical assets, cybersecurity drills, exercises, mitigation of cyber risks, and assessments by third-party experts. In 2015, the Board also received a cybersecurity and business resiliency report with a similar focus on reducing the Company’s risks.

The Company has established a cybersecurity oversight group comprised of a multidisciplinary senior management team to provide governance and strategic direction for the identification, protection and detection of cybersecurity risks to the Company. Director Tauscher serves as the Board liaison to the oversight group and regularly attends meetings. Other Board members attend at least one meeting annually.

What is the Board’s role in oversight of environmental and social issues?

Environmental and social policies have a significant impact on the Company’s business and strategy. As a result, the Board is regularly engaged in oversight of environmental and social issues related to the Company’s operations, including:

●	Environmental legislation and regulation related to renewable energy, distributed generation, energy efficiency and climate change;
●	Strategic decisions and opportunities related to public policy focus on sustainability;
●	Employee and supplier diversity; and
●	Employee, contractor and public safety.

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ITEM 1: ELECTION OF DIRECTORS

The Board oversees environmental and social issues that impact the Company’s business, regulatory requirements, and reputation. Risks associated with environmental and social issues are identified in key risk reports to the Board and Audit Committee. The Audit Committee also oversees the Company’s political and charitable contributions.

Do the Board and Board committees evaluate their performance?

The Board and Board committees complete an annual self-evaluation questionnaire and discuss the results of their evaluation in executive session during the applicable Board or committee meeting. Directors have the opportunity to provide feedback on the performance of other directors during this process. The Governance Committee oversees the annual evaluation of the Board and Board committees.

How many times did the Board meet in 2015?

The Board met nine times in 2015. Each current director attended 75% or more of all Board and Board committee meetings he or she was eligible to attend. The Board held six executive sessions of the independent directors.

Does the Company have a policy on attendance of Director nominees at Annual Meetings?

Director nominees are expected to attend Annual Meetings while retiring directors are not. All of the current EIX and SCE directors attended the 2015 Annual Meeting.

Are directors required to hold EIX Common Stock?

Within five years from their initial election to the Board, directors must own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the annual Board retainer. All deferred stock units held by a director count toward this ownership requirement.

All directors comply with this stock ownership requirement.

Has EIX adopted proxy access for director elections?

In December 2015, the EIX Board adopted proxy access for director elections at annual meetings. The EIX Bylaws provide that the Company will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX common stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in Article II, Section 13 of the EIX Bylaws, which are available at www.edison.com/corpgov. The EIX Board made this decision after careful consideration of feedback received from our engagement with shareholders regarding proxy access.

Does EIX have a policy on shareholder rights plans?

The EIX Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the EIX Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of EIX shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the EIX Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by EIX shareholders prior to such termination.

Is SCE subject to the same corporate governance stock exchange rules as EIX?

EIX is subject to NYSE rules and SCE is subject to NYSE MKT LLC rules, which exempt SCE from designated corporate governance rules for Board and Board committee composition, including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules because (i) it is a “controlled company” with over 50% of the voting power held by its parent company, EIX, and (ii) it has listed only preferred stock on the exchange. However, SCE closely follows the EIX corporate governance practices required under the NYSE rules.

How may I communicate with the Board?

Shareholders and other interested parties may communicate with the Board or individual directors by following the procedures on our website at www.edison.com/corpgov.

Where can I find the Company’s corporate governance documents?

The EIX Bylaws, Corporate Governance Guidelines, and Board committee charters, the Ethics and Compliance Code for Directors applicable to all directors of EIX and SCE, and the Employee Code of Conduct applicable to all EIX and SCE officers and employees, are on our website at www.edison.com/corpgov.

The SCE Bylaws, Corporate Governance Guidelines and Board committee charters are on our website at www.sce.com/corpgov.

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Certain Relationships and Related Transactions

It is the Company’s policy that the Governance Committee review at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX or SCE, and their immediate family members. This policy is stated in writing in the Committee’s charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held before recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees, and executive officers, together with information obtained from our accounts payable and receivable records, and is reviewed by legal counsel. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

Director Linda Stuntz is an equity partner at the law firm of Stuntz, Davis & Staffier, P.C., which paid the Company approximately $210,448 in 2015 to sublease office space in Washington, D.C.

Board Committees

The current membership and key responsibilities of our Audit, Compensation, Governance, and FOSO Committees are below. The duties and powers of each Committee are further described in its charter. The Board occasionally creates special Board committees to focus on certain topics.

AUDIT COMMITTEE

Committee Members: Vanessa C.L. Chang (Chair; Financial Expert) Jagjeet S. Bindra Ellen O. Tauscher Peter J. Taylor (Financial Expert) Meetings in 2015: 6

Key Responsibilities:
●Appoint, compensate and oversee the independent registered public accounting firm (the “Independent Auditor”), including:
- the qualifications, performance and independence of the Independent Auditor;
- the scope and plans for the annual audit; and
- the scope and extent of all audit and non-audit services to be performed by the Independent Auditor.
●Review the Company’s financial statements and financial reporting processes, including internal controls over financing reporting.
●Oversee the Company’s internal audit function, including the General Auditor’s performance, the internal audit plan, budget, resources and staffing.
●Oversee the Company’s ethics and compliance program, including the Chief Ethics and Compliance Officer’s performance, Helpline calls and investigations, and the employee code of conduct.
●Discuss the Company’s policies and guidelines with respect to major financial and key enterprise risk exposures, risk assessment and management, and the steps taken to monitor and control these risks.
●Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
●Review the Company’s political contribution policies and expenditures and approve contributions that exceed $1 million.

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ITEM 1: ELECTION OF DIRECTORS

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

Committee Members: Brett White (Chair) Vanessa C.L. Chang Richard T. Schlosberg, III Peter J. Taylor Meetings in 2015: 5

Key Responsibilities:
●Review the performance and set the compensation of designated elected officers, including the executive officers.
●Review director compensation for consideration and action by the Board.
●Approve the design of executive compensation programs, plans and arrangements.
●Approve stock ownership guidelines for officers and recommend guideline changes for directors.
●Review and assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Committee Members: Richard T. Schlosberg, III (Chair) Linda G. Stuntz William P. Sullivan Brett White Meetings in 2015: 5

Key Responsibilities:
●Periodically review Board size and composition and identify and recommend director candidates.
●Make recommendations to the Board regarding Board committee, committee chair and Lead Director assignments.
●Review related party transactions.
●Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.
●Advise the Board with respect to corporate governance matters.
●Oversee the annual evaluation of the Board and Board committees.
●Review the orientation program for new directors and continuing education activities for all directors.

FINANCE, OPERATIONS AND SAFETY OVERSIGHT COMMITTEE

Committee Members: Jagjeet S. Bindra (Chair) Linda G. Stuntz William P. Sullivan Ellen O. Tauscher Meetings in 2015: 4

Key Responsibilities:
●Review and monitor capital spending compared to the annual budget approved by the Board, and receive post-completion reports from management on all major capital projects.
●Monitor operational and service excellence performance metrics.
●Monitor significant developments relating to safety, reliability and affordability, specifically including cybersecurity, business resiliency and emergency response, and the availability of appropriate resources to achieve objectives in these areas.
Other EIX Committee Key Responsibilities:
●Approve capital investments in Edison Energy Group and its subsidiaries in excess of certain thresholds.
●Review and monitor capital commitments and certain transactions by Edison Energy Group and its subsidiaries.

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ITEM 1: ELECTION OF DIRECTORS

Director Compensation

The following table presents information regarding the compensation paid for 2015 to our non-employee directors. The compensation paid to any director who is also an employee is presented in the EIX and SCE Summary Compensation Tables and the related explanatory tables.

Director Compensation Table – Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jagjeet S. Bindra	$128,250	$125,050	—	—	—	$10,000	$263,300
Vanessa C.L. Chang	$145,500	$125,050	—	—	$19,912	$10,000	$300,463
Bradford M. Freeman(6)	$57,500	—	—	—	$33,879	—	$91,379
Luis G. Nogales(6)	$36,500	—	—	—	$4,078	—	$40,578
Richard T. Schlosberg, III	$132,750	$125,050	—	—	$38,071	$10,000	$305,871
Linda G. Stuntz	$115,500	$125,050	—	—	$1,291	$5,000	$246,842
William P. Sullivan	$83,250	$125,050	—	—	—	$10,000	$218,300
Thomas C. Sutton(6)	$48,500	—	—	—	$22,929	—	$71,429
Ellen O. Tauscher	$129,625	$125,050	—	—	$1,010	—	$255,685
Peter J. Taylor	$125,500	$125,050	—	—	—	$10,000	$260,550
Brett White	$155,500	$125,050	—	—	$18,057	$10,000	$308,607
(1)	The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2015 Annual Report.
(2)	Each non-employee director, other than Messrs. Freeman, Nogales and Sutton, was granted a total of 2,069 shares of EIX Common Stock or fully-vested deferred stock units on April 23, 2015, and each share or unit had a value of $60.44 on the grant date. Messrs. Freeman, Nogales and Sutton were not eligible for a grant because of their retirement from the Board. None of the non-employee directors had unvested deferred stock units as of December 31, 2015.
(3)	We did not grant stock options to our non-employee directors in 2015. The number of outstanding EIX stock options from grants in prior years held by each non-employee director as of December 31, 2015 was as follows: Mr. Schlosberg 10,000; Ms. Chang and Mr. White 7,500 each; and Mses. Stuntz and Tauscher and Messrs. Bindra, Sullivan and Taylor 0 each. Messrs. Freeman, Nogales and Sutton respectively held 10,000, 7,500, and 0 outstanding EIX stock options as of December 31, 2015.
(4)	Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates. Only Mr. Nogales participated in the Retirement Plan for Directors, and his pension value decreased by $32,456 in 2015 due to the commencement of his pension distributions. This reduction in pension value is not reflected in the table above.
(5)	EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Company’s employees and EIX and SCE directors. The amounts in this column reflect matching gifts made by EIX pursuant to this program. EIX matches aggregate director contributions of up to $10,000 per calendar year to qualified schools. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, the date is based on the date stock ownership transfers to the qualified school.
(6)	Messrs. Freeman, Nogales and Sutton retired from the Board on April 23, 2015.

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ITEM 1: ELECTION OF DIRECTORS

Annual Retainer and Meeting Fees

Compensation for non-employee directors during 2015 included an annual retainer, fees for attending certain meetings, and an annual equity award. Directors were offered the opportunity to receive all of their compensation on a deferred basis under the EIX Director Deferred Compensation Plan.

The Board changed the cash compensation for non-employee directors effective July 1, 2015, in accordance with the recommendation of the Compensation Committee and the advice of Pay Governance LLC (“Pay Governance”), the independent compensation consultant for the Compensation Committee. The Board eliminated fees for attending shareholder, Board and Board committee meetings, increased the annual Board retainer from $65,000 (or $16,250 per quarter) to $110,000 (or $27,500 per quarter), and increased the retainers paid to the Chairs of the FOSO and Governance Committees by $2,500 (or $625 per quarter). Pay Governance advised the Compensation Committee that most S&P 500 companies do not pay directors meeting fees for attending shareholder, Board or Board committee meetings, and that the increase in the annual Board retainer approximately equaled the annual value of the eliminated meeting fees. The Board retained the $2,000 fee for attending any other business meeting on behalf of the Company as a director, if attended at the request or invitation of the Chairman.

The following table sets forth the cash retainers and meeting fees paid to directors in 2015 (directors only received one meeting fee for any concurrent meetings attended by the director):

Type of Fee		Jan. to June 2015	July to Dec. 2015
Board Retainer Per Quarter		$16,250	$27,500
Additional Board Retainer Per Quarter to:
•	Audit Committee Chair	$5,000	$5,000
•	Compensation Committee Chair	$3,750	$3,750
•	Other Committee Chairs	$2,500	$3,125
•	Lead Director	$6,250	$6,250
Fee Per Meeting:
•	Shareholder/Board/Committee	$2,000	N/A
•	Other Business Meeting	$2,000	$2,000

All directors are also reimbursed for out-of-pocket expenses for serving as directors and are eligible to participate in the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above.

Annual Equity Awards

Upon re-election or initial election to the Board in April 2015, non-employee directors were granted an annual equity award of EIX Common Stock (or deferred stock units, as explained below) with an aggregate grant date value of $125,000. Non-employee directors who are re-elected to the Board in April 2016 will be granted an equity award of EIX Common Stock (or deferred stock units) with an aggregate grant date value of $135,000. If a director is initially elected at or after the 2016 Annual Meeting, he or she will be granted an award of EIX deferred stock units with an aggregate grant date value of $135,000 on the date of election.

The number of shares or units granted is determined by dividing the value of the equity award ($125,000 or $135,000, as described above) by the closing price of EIX Common Stock on the date of election or re-election and rounding up to the next whole share. Each award is fully vested when granted.

Directors have the opportunity to elect in advance to receive their re-election award entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a contractual right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold. They accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock. The accrued dividend equivalents are converted to additional deferred stock units.

Each director’s equity award in 2015 was granted under the EIX 2007 Performance Incentive Plan. Directors serving on both Company Boards receive only one award per year.

EIX Director Deferred Compensation Plan

The EIX Director Deferred Compensation Plan is separated into two plan documents. The grandfathered plan document applies to deferrals earned prior to January 1, 2005, while the 2008 plan document applies to deferrals earned on or after January 1, 2005.

Non-employee directors are eligible to defer up to 100% of their retainers and meeting fees. Any portion of a director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred. Amounts deferred (other than deferred stock units) accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.

Payment of Grandfathered Plan Benefits
Amounts deferred under the grandfathered plan document (other than deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a director. At the director’s election, any such compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a director. Directors may elect at the time of deferral to receive payment on a fixed date. Deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Deferred stock units may be deferred until retirement, death or discontinuance of service as a director, and when payable will be distributed in EIX Common Stock. Payment will be made in a lump sum upon the director’s retirement, unless a request to receive distribution in annual installments over 5, 10, or 15 years was previously approved. Discontinuance of service as a director prior to retirement will result in a lump sum payout of deferred stock units. Upon the director’s death, any remaining deferred stock unit balance will be paid to the director’s beneficiary in a lump sum.

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Deferred stock units may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Payment of 2008 Plan Benefits
Any amounts deferred under the 2008 plan document (including deferred stock units) may be deferred until a specified date no later than the date the director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected:

●Single lump-sum;
●Two to fifteen annual installments;
●Monthly installments for 60 to 180 months; or
●Any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event. However, payments may not begin later than the director’s 75th birthday unless the director is still on the Board. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

If a director who was eligible to participate in the plan by December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the director’s remaining deferred compensation account balance will be doubled and paid to his or her beneficiary. However, deferred stock units and any amounts attributable to dividend equivalents previously associated with stock options will not be doubled. All amounts payable are treated as obligations of EIX.

Retirement Plan for Directors

Mr. Nogales participates in the Retirement Plan for Directors. He commenced receiving his benefit under the plan following his April 2015 retirement from the Board. The benefit is based on the annual retainer and regular Board meeting fees in effect at his retirement, and is being paid in twenty quarterly payments of $18,050. No new director after 1997 may participate in the plan.

Determination of Director Compensation

The Board makes all decisions regarding director compensation. These decisions are typically made after receiving recommendations from the Compensation Committee. The Compensation Committee typically makes its recommendations after receiving input from its independent compensation consultant and management. Frederic W. Cook & Co., Inc. (“F.W. Cook”) was the Compensation Committee’s consultant prior to March 2015 and Pay Governance has been the Compensation Committee’s consultant since March 2015. The consultants helped the Compensation Committee identify industry trends and norms for director compensation, reviewed and identified peer group companies, and evaluated director compensation data for these companies. The changes made to director cash compensation effective July 1, 2015 and the change to equity compensation effective as of the 2016 Annual Meeting were based on analysis and recommendations provided by Pay Governance. Management’s input focuses on legal, compliance, and administrative issues.

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Our Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of February 29, 2016, except as otherwise indicated, by each of our directors, director nominees, individuals named in the EIX and SCE Summary Compensation Tables (“NEOs”), and our directors and executive officers as a group. None of the persons in the table beneficially owns any other equity securities of the Company or its subsidiaries. The table includes shares that the individual has a right to acquire through April 29, 2016.

Name of Beneficial Owner	Category	Deferred Stock Units(1)	Stock Options	Common Stock Shares(2)	Total Shares Beneficially Owned(3)	Percent of Class(4)
Jagjeet S. Bindra	Director/Nominee	3,485	—	11,106	14,591	*
Vanessa C.L. Chang	Director/Nominee	4,883	7,500	113	12,496	*
Theodore F. Craver, Jr.	Director/Nominee EIX NEO	—	3,012,408	287,168	3,299,576	1.01%
James T. Morris	Nominee	—	—	—	—	*
Pedro J. Pizarro	SCE Director/Nominee EIX/SCE NEO	—	60,842	33,921	94,763	*
Richard T. Schlosberg, III	Director/Nominee	36,967	10,000	5,000	51,967	*
Linda G. Stuntz	Director/Nominee	424	—	1,000	1,424	*
William P. Sullivan	Director/Nominee	—	—	2,069	2,069	*
Ellen O. Tauscher	Director/Nominee	3,714	—	1,014	4,728	*
Peter J. Taylor	Director/Nominee	—	—	—	—	*
Brett White	Director/Nominee	24,400	7,500	—	31,900	*
W. James Scilacci	EIX NEO	—	551,488	59,475	610,963	*
Ronald L. Litzinger	EIX NEO	—	625,549	63,189	688,783	*
Adam S. Umanoff	EIX NEO	—	20,893		20,893	*
Maria Rigatti	SCE NEO	—	14,819	13,532	28,351	*
Peter T. Dietrich	SCE NEO	—	75,114	16,171	91,285	*
Russell C. Swartz	SCE NEO	—	164,957	22,635	187,592	*
Stuart R. Hemphill	SCE NEO	—	51,782	17,221	69,003	*
EIX Directors and Executive Officers as a Group (17 individuals)		73,873	4,383,699	476,315	4,933,887	1.51%
SCE Directors and Executive Officers as a Group (18 individuals)		73,873	3,513,424	425,445	4,012,742	1.23%
(1)	The reported number consists only of deferred stock units that could be settled in shares of EIX Common Stock within 60 days at the director’s discretion (for example, by retirement). However, all deferred stock units held by a director count toward the stock ownership requirement for directors. In addition to the deferred stock units reported in this table, Mr. Taylor holds 12,072 fully-vested deferred stock units, and Mses. Chang, Stuntz and Tauscher hold 19,531, 3,816, and 1,062 fully-vested deferred stock units, respectively. These additional deferred stock units will also be settled in shares of EIX Common Stock, but in accordance with SEC rules are not included in the table because they cannot be settled in shares of EIX Common Stock within 60 days at the director’s discretion.
(2)	Except as follows, each individual has sole voting and investment power:
Shared voting and sole investment power: Mr. Scilacci 36,427; Ms. Rigatti 5,533; Mr. Hemphill 9,721; all EIX directors and executive officers as a group 40,347; and all SCE directors and executive officers as a group 19,174.
Shared voting and shared investment power: Mr. Bindra 9,037; Ms. Chang 113; Mr. Craver 252,648; Mr. Scilacci 634; Mr. Litzinger 56,817; all EIX directors and executive officers as a group 320,668; and all SCE directors and executive officers as a group 263,217.
(3)	Includes shares listed in the three columns to the left.
(4)	Except for Mr. Craver, each individual beneficially owns less than 1% of the shares of EIX Common Stock.

18	2016 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Certain Shareholders

The following are the only shareholders known to beneficially own more than 5% of any class of EIX or SCE voting securities as of December 31, 2015, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
EIX Common Stock	State Street Corporation	25,205,062(1)	7.7%
	One Lincoln Street
	Boston, MA 02111
EIX Common Stock	The Vanguard Group	21,516,351(2)	6.6%
	100 Vanguard Blvd.
	Malvern, PA 19355
EIX Common Stock	BlackRock Inc.	20,763,041(3)	6.4%
	55 East 52nd Street
	New York, NY 10055
EIX Common Stock	JPMorgan Chase & Co.	19,620,398(4)	6.0%
	270 Park Ave.
	New York, NY 10017
SCE Common Stock	Edison International	434,888,104(5)	100%
	2244 Walnut Grove Avenue
	Rosemead, CA 91770
(1)	This information is based on a Schedule 13G filed with the SEC on February 12, 2016. Acting in various fiduciary capacities, State Street reports it has shared voting and investment power over all shares. This includes 9,866,330 shares, or 3.03% of the class, held by State Street as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA.
(2)	This information is based on a Schedule 13G filed with the SEC on February 11, 2016. The Vanguard Group reports it has sole voting power over 630,653 shares, shared voting power over 32,700 shares, sole investment power over 20,879,128 shares, and shared investment power over 637,223 shares.
(3)	This information is based on a Schedule 13G filed with the SEC on January 26, 2016. BlackRock Inc. reports it has sole voting power over 18,091,649 shares and sole investment power over all shares.
(4)	This information is based on a Schedule 13G filed with the SEC on January 27, 2016. JPMorgan Chase reports it has sole voting power over 17,186,456 shares, shared voting power over 200,842 shares, sole investment power over 19,367,734 shares, and shared investment power over 252,639 shares.
(5)	EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. EIX continues to have sole voting and investment power over these shares.

2016 Proxy Statement	19

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Independent Auditor retained to audit the Company’s financial statements. The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Auditor for calendar year 2016. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s Independent Auditor continuously since 2002. The Audit Committee has adopted restrictions on hiring certain persons formerly associated with PwC into an accounting or financial reporting oversight role to help ensure PwC’s continuing independence.

The Audit Committee meets annually in executive session without PwC present to evaluate the quality of PwC’s audit services and their performance, including PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports.

The Audit Committee annually considers whether the Independent Auditor firm should be reappointed for another year. The lead engagement partner is required to rotate off the Company’s audit every five years. The Audit Committee is involved in the selection of the lead engagement partner. In 2015, in connection with the mandated rotation of PwC’s lead engagement partner effective beginning with PwC’s audit of the Company’s 2016 financial statements, the Company interviewed candidates who met professional, industry and personal criteria, and selected finalists. The Audit Committee Chair participated in interviews with the finalists and selected the lead engagement partner, in consultation with the Audit Committee.

The Audit Committee considered several factors when determining whether to reappoint PwC as the Company’s Independent Auditor, including:

●	The length of time PwC has been engaged;
●	PwC’s knowledge of the Company and its personnel, processes, accounting systems and risk profile;
●	The quality of the Audit Committee’s ongoing discussions with PwC, their independence and professional skepticism; and
●	An assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team.

The Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s Independent Auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends you vote “FOR” Item 2.

20	2016 Proxy Statement

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees

The following table sets forth the aggregate fees billed by PwC to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2015 and December 31, 2014:

	EIX and Subsidiaries ($000)		SCE ($000)
Type of Fee	2015	2014	2015	2014
Audit Fees(1)	$6,326	$6,420	$5,488	$5,608
Audit-Related Fees(2)	240	120	240	120
Tax Fees(3)	1,402	2,604	713	820
All Other Fees(4)	1,248	73	1,248	73
TOTAL	$9,216	$9,217	$7,689	$6,621
(1)	These represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements.
(2)	These represent fees for assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.
(3)	These represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.
(4)	These represent fees for consulting services related to San Onofre Nuclear Generating Station decommissioning and other miscellaneous services.

The Audit Committee annually approves all proposed audit fees in executive session without PwC present, considering several factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process which included a comparison of the prior year’s proposed fees to actual fees incurred and fee proposals for known and anticipated 2015 services in the audit, audit-related, tax and other categories. The Audit Committee’s deliberations consider balancing the design of an audit scope that will achieve a high quality audit with driving efficiencies from both the Company and PwC while compensating PwC fairly.

The Audit Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure these services will not impair the firm’s independence.

The Audit Committee has delegated to the Committee Chair the authority to pre-approve services between Committee meetings, provided that any pre-approval decisions are presented to the Committee at its next meeting. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

During the fiscal year ended December 31, 2015, all services performed by PwC were pre-approved by the Audit Committee, irrespective of whether the services required pre-approval under the Exchange Act.

2016 Proxy Statement	21

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee is composed of four non-employee directors and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov. The Audit Committee complied with the requirements of its charter in 2015.

The Board has determined that each Audit Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the Committee charter. The Board has also determined that Ms. Chang and Mr. Taylor each qualify as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee’s key responsibilities are described above under “Board Committees – Audit Committee.” The Audit Committee’s role in risk oversight is described above under “Our Corporate Governance – What is the Board’s role in risk oversight?”

Audit Committee meeting agendas are developed based on input from each Committee member, the Independent Auditor, the General Auditor, and management. In 2015, the Committee requested and received presentations on significant risk issues and a variety of topics, such as:

●	Information technology managed services;
●	Risk-based budgeting;
●	Records management;
●	PwC audit quality indicators; and
●	Tax reserves.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The Independent Auditor performs an independent audit of the Company’s financial statements under the standards of the PCAOB and issues a report on the financial statements. The Audit Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and therefore have relied on certain representations from management and the Independent Auditor in carrying out its responsibilities.

In discharging our oversight responsibilities in connection with the December 31, 2015 financial statements, the Audit Committee:

●	Reviewed and discussed the audited financial statements with the Company’s management and the Independent Auditor;
●	Discussed various matters with the Independent Auditor, including matters required by the PCAOB’s standard “Communications with Audit Committees;” and
●	Received the written disclosures and PwC’s letter confirming its independence from the Company, and discussed such independence with PwC.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2015 Annual Report to be filed with the SEC.

Vanessa C.L. Chang, Chair
Jagjeet S. Bindra
Ellen O. Tauscher
Peter J. Taylor

22	2016 Proxy Statement

ITEM 3: ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

The advisory vote to approve the Company’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse our executive compensation. This advisory vote is required by SEC rules to be provided at least once every three years. However, in 2011, our shareholders voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. The Company’s Say-on-Pay proposal received support from at least 91% of the votes cast in each of the last four years.

Our executive compensation program is described under “Compensation Discussion and Analysis” below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation Committee. The Board believes our executive compensation structure is competitive, aligns compensation with shareholder value and serves shareholders well.

EIX and SCE request shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement under the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Board or the Company and will not be construed as overruling a decision by the Board or the Company. However, the Compensation Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See “Compensation Summary – Shareholder Communication and Compensation Program for 2016.”

It is expected that the next such vote will occur at the 2017 Annual Meeting.

The Board recommends you vote “FOR” Item 3.

2016 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2015, and how we use our compensation program to drive performance. We also discuss the roles and responsibilities of our Compensation Committee (the “Committee”) in determining executive compensation. The CD&A is organized as follows:

●	Compensation Summary
●	What We Pay and Why: Elements of Total Direct Compensation
●	How We Make Compensation Decisions
●	Post-Employment and Other Benefits
●	Other Compensation Policies and Guidelines

The CD&A contains information relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your Proxy Card). When voting on Item 3, EIX shareholders will vote on EIX executive compensation, while SCE shareholders will vote on SCE executive compensation.

Compensation Summary

Certain key information about our executive compensation program is highlighted in this Compensation Summary.

Executive Compensation Practices

The table below highlights our current compensation practices for NEOs, including practices we believe drive performance and are aligned with good governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do		What We Don’t Do
✓	We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests	✗	We do not have any employment contracts
✓	We target the market median for base salary and annual and long-term incentives	✗	We do not provide excise tax gross-ups on change in control payments
✓	We compare executive compensation to a peer group defined by a recognized market index	✗	We do not have individually negotiated change in control agreements
✓	We balance multiple metrics for annual and long-term incentives	✗	We do not provide perquisites
✓	We have double-trigger change in control provisions for equity award vesting	✗	We do not provide personal use of any corporate aircraft
✓	We seek shareholder feedback on our executive compensation program and share the feedback with the Board and the Committee	✗	We do not reprice or allow the cash buyout of underwater stock options
✓	We have stock ownership guidelines and an incentive compensation clawback policy	✗	We do not permit pledging of Company securities by directors or EIX executive officers
✓	Our Committee’s compensation consultant is independent and does not provide any other services to the Company	✗	We do not permit hedging of Company securities by directors or employees

Executive Benefit Changes

The Committee approved executive benefit changes in 2015 after a thorough review of our compensation and benefits program. The key changes are below. More information is under “Potential Payments Upon Termination or Change in Control – Survivor Benefit Plan,” “Non-Qualified Deferred Compensation – Executive Deferred Compensation Plan” and “Pension Benefits – Executive Retirement Plan.”

Plan	Change	Effective Date	Key Objectives of Changes
Executive Survivor Benefit Plan	Terminated	December 31, 2016	●Decrease portion of compensation and benefits package not directly tied to performance ●Simplify benefits for new executives
Executive Deferred Compensation Plan	Eliminated matching contributions	January 1, 2018
Executive Retirement Plan	Reduced plan benefit	January 1, 2018

24	2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Elements and Objectives of Total Direct Compensation

Element	Form	Key Objective	% of CEO* Target Total Direct Compensation**
Base Salary	Fixed Pay: Cash	Establish a pay foundation to attract and retain qualified executives	14%
Annual Incentive Awards	Variable Pay: Cash	Focus executives’ attention on specific financial, strategic and operating objectives of the Company that we believe will increase shareholder value and benefit customers	17%
Long-Term Incentive Awards	Variable Pay: Equity	Align executive pay with long-term value provided to shareholders	69%
	●50% stock options	●Link compensation to stock price increase
	●25% performance shares	●Reward relative shareholder return compared to peers and earnings per share compared to pre-established targets
	●25% restricted stock units	●Encourage retention, with value tied to absolute shareholder return
*	In this CD&A, the term “CEO” means the Chief Executive Officer of EIX.
**	In this CD&A, the term “target total direct compensation” means the sum of the NEO’s salary, target annual incentive award, and grant date fair value of long-term incentive awards for the particular year.

EIX NEOs for 2015

EIX NEOs are identified below. EIX shareholders will vote on EIX executive compensation.

EIX NEOs	Title
Theodore F. Craver, Jr.	EIX Chairman of the Board, President and CEO
W. James Scilacci	EIX Executive Vice President and Chief Financial Officer (“CFO”)
Pedro J. Pizarro	SCE President
Ronald L. Litzinger	EIX Executive Vice President and Edison Energy Group President
Adam S. Umanoff	EIX Executive Vice President and General Counsel

SCE NEOs for 2015

SCE NEOs are identified below. SCE shareholders will vote on SCE executive compensation.

SCE NEOs	Title
Pedro J. Pizarro	President
Maria Rigatti	Senior Vice President and CFO
Peter T. Dietrich	Senior Vice President
Russell C. Swartz	Senior Vice President and General Counsel
Stuart R. Hemphill	Senior Vice President

2016 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

2015 NEO Pay

The following table shows the total direct compensation for 2015 compared to 2014 for the executives who were EIX NEOs both years. “Total direct compensation” or “TDC” means the sum of base salary, the actual annual incentive award paid for the year and the grant date fair value of long-term incentive awards (columns (c), (e), (f) and (g) of the EIX Summary Compensation Table) for the NEO for the year.

EIX NEO	2014 TDC (million)	2015 TDC (million)	TDC Change From 2014 to 2015
Theodore F. Craver, Jr.	$9.360	$8.839	-6%
W. James Scilacci	$2.568	$2.395	-7%
Ronald L. Litzinger	$2.566	$2.343	-9%

The decreases in total direct compensation shown above were due to lower annual incentive awards. Messrs. Craver, Scilacci and Litzinger received maximum or near maximum annual incentive awards for 2014, largely as a result of the Company’s financial performance. Core earnings1 in 2014 exceeded the maximum score level. In 2015, core earnings exceeded the target, but did not reach the maximum score level. Largely due to 2015 financial performance, Messrs. Craver, Scilacci and Litzinger received annual incentive awards for 2015 that were above target but below the maximum award.

More information on the reasons for changes in compensation from 2014 to 2015 is under “What We Pay and Why: Elements of Total Direct Compensation” below.

Alignment of CEO Pay with Performance

During the five-year period from 2011 to 2015, EIX’s TSR2 was approximately 77%. During this period, Mr. Craver’s total direct compensation increased by approximately 15%. The following chart shows the alignment over the past five years between Mr. Craver’s total direct compensation and our indexed TSR, which represents the value of an initial investment of $100 in EIX common stock at the beginning of the five-year period, and assumes that dividends are reinvested on the ex-dividend date.

CEO Total Direct Compensation (TDC)
vs. Indexed TSR 2011-2015

CEO total direct compensation does not reflect the realized value of the CEO’s long-term incentive awards; instead, TDC incorporates the grant date fair value of the awards, as reported in the Summary Compensation Table of Company Proxy Statements. The difference between grant date fair value and the actual value realized at payout can be significant.

(1)	Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less income or loss from discontinued operations, income resulting from allocation of losses to tax equity investor under the HLBV accounting method and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as: exit activities, including sale of certain assets and other activities that are no longer continuing; write downs, asset impairments and other charges related to certain tax, regulatory or legal settlements or proceedings. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2015 Annual Report.
(2)	In this Proxy Statement, for all purposes other than performance share payouts, TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date. Under this methodology, EIX’s 2013-2015 TSR was at the 55th percentile of the Philadelphia Utility Index. A different methodology is used to determine performance share payouts: TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date (see “Long-Term Incentive Awards” below). Under this methodology, EIX’s TSR for the 2013-2015 performance period was at the 60th percentile of the Philadelphia Utility Index.

26	2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The key role of EIX’s performance in driving realized value is most clear in performance share payouts. The following chart shows the difference between the grant date fair value and the realized value at payout for Mr. Craver’s performance shares for each of the three most-recently completed performance periods.

CEO Performance Shares –
Grant Date Fair Value vs. Realized Value

Mr. Craver realized approximately $750,000 less from his 2011 performance share award than the grant date fair value. This difference was largely because of EIX’s below-median TSR performance relative to peers for the 2011-13 performance period.

In contrast, Mr. Craver realized approximately $1.8 million and $1.4 million more from his 2012 and 2013 performance share awards than the respective grant date fair values. Payouts of 2012 and 2013 performance shares were above target due to EIX’s strong performance during the 2012-14 and 2013-2015 performance periods, as measured by relative TSR and core earnings per share compared to target (which was added in 2012 as a second performance metric). In addition, EIX’s stock price appreciated after the grant date of these awards.

Comparison of CEO Pay with Peer Group

The following chart shows Mr. Craver’s total direct compensation for the last five years as reported in the EIX Summary Compensation Table, compared to the median TDC for the chief executive officers of the companies that comprise the Philadelphia Utility Index peer group. (The chart uses 2014 peer group data for 2015 since peer group data for 2015 was generally unavailable in time to include in this Proxy Statement.)

Mr. Craver’s total direct compensation has been somewhat above the peer group median since 2011, partly due to chief executive officer turnover at peer companies. Another factor was that Mr. Craver’s annual incentive awards for these years were above target, largely due to above-target core earnings, as discussed in the Company’s 2012 through 2015 Proxy Statements and under “What We Pay and Why: Elements of Total Direct Compensation – Annual Incentive Awards.”

CEO vs. Peer Group Median TDC

Shareholder Communication and Compensation Program for 2016

In 2015, we engaged with institutional shareholders holding approximately 30% of EIX common stock to discuss their views on the Company’s corporate governance, proxy disclosure, executive compensation, and environmental and social issues. In particular, we sought specific feedback from shareholders regarding proxy access and sustainability disclosure. Management shared the feedback received from these discussions with the Board and relevant Board committees.

EIX’s Say-on-Pay proposal received support from approximately 91% of the votes cast in 2015. The Committee reviewed the results of the shareholder vote, including feedback from major shareholders. Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and the best interests of shareholders, the Committee approved maintaining our executive compensation program with no significant changes for 2016. However, the Committee approved changes in the program effective December 31, 2016 and January 1, 2018. (See “Executive Benefit Changes” above.)

2016 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

What We Pay and Why: Elements of Total Direct Compensation

We generally target the market median for each element of total direct compensation offered under our program: base salaries, annual cash incentives, and long-term equity-based incentives. The reasons for the Committee’s decision to target the median level include:

●	The policy of the applicable regulatory authorities that SCE should provide market level compensation, and the desire for internal compensation equity between EIX and SCE;
●	Above-median compensation usually is not needed, except occasionally for recruitment and retention purposes; and
●	Below-median compensation would create retention and recruitment difficulties.

A significant portion of our executives’ total direct compensation is tied to company performance. The following charts show that incentive compensation comprised approximately 86% of our CEO’s 2015 target total direct compensation and approximately 71% on average of our other NEOs’ 2015 target total direct compensation.

CEO Pay Mix

Other NEO Pay Mix

This pay mix provides an opportunity for NEO compensation to reflect the upside and downside potential of company performance and helps to focus NEOs’ attention on our financial, strategic and operating objectives, and shareholder return.

Base Salary

For 2015, each NEO’s base salary was evaluated according to his or her position and performance. For each position, a market base salary range was determined. The median of the range was the market median level of base salaries for comparable positions. None of our NEOs has a contractual right to receive a fixed base salary.

The Committee increased the salaries of Messrs. Craver and Pizarro for 2015 and set them approximately 5% above the market median after deciding these salary levels were appropriate based on its overall assessment of their individual performance, responsibilities and contributions. The increase in Mr. Pizarro’s salary in 2015 as shown in the Summary Compensation Tables also reflects the fact that he was hired by SCE in October 2014. The Committee increased the salary of Mr. Scilacci for 2015 to bring it closer to the market median. The increase in Ms. Rigatti’s salary in 2015 as shown in the SCE Summary Compensation Table reflects the fact that she was hired by SCE in July 2014.

Annual Incentive Awards

Executive Incentive Compensation Plan
NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving specific financial, strategic and operational goals that are established at the beginning of each year. The 2015 annual incentive award target value for each NEO was set as a percentage of the NEO’s base salary. The Committee, after reviewing the market range and median for each position and considering internal equity issues, decided to use the same target level it set for each NEO for 2014. Mr. Umanoff was a new hire for 2015 and his target was set at 70% of his base salary, which was approximately at market median for his position and the same percentage as the other EIX NEOs, except for Mr. Craver.

The minimum annual incentive award is $0. The maximum award is 200% of target, which the Committee’s independent compensation consultants for 2015 advised is the most prevalent practice among the peer group companies.

The Committee determines annual incentive awards based on corporate and individual performance. The corporate performance factor is based on performance relative to the goals established at the beginning of the year. For each goal category, the Committee assigned a target score reflecting the relative weight given that goal category and a potential score range. In February 2016, the Committee determined the score achieved for each goal category, depending on the extent to which the goals were unmet, met or exceeded.

Separate goals were established for EIX and SCE. Annual incentive awards for the EIX NEOs (other than Mr. Pizarro) were based on EIX performance. Annual incentive awards for the SCE NEOs, including Mr. Pizarro, were based on SCE performance.

28	2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2015 EIX Corporate Performance Scoring Matrix

	Target Score	Potential Score	Actual Score		Key Goals/Performance Contributing to Actual Score
Goal Category					Goal		Performance
Financial Performance	60	0-120	88	●	Consolidated core earnings of $1.277 billion	●	Goal Exceeded: $1.336 billion(1)
Strategic Initiatives	30	0-60	31	●	New growth: establish energy services platform for commercial and industrial customers	●	Goal Exceeded: acquired companies providing energy engineering, energy supply management, and offsite renewable energy sourcing
				●	Achieve SCE’s Operational and Service Excellence goals	●	See SCE matrix below
				●	Advance SCE’s Strategic Initiatives	●	See SCE matrix below
				●	DART (Days Away, Restricted, and Transfer) Injury Rate ≤0.61	●	Goal Not Met: 0.94
People and Culture	10	0-20	8	●	Increase executive and leadership pool diversity	●	Goal Not Met: increase in one of four categories
Total:	100	0-200	127

(1)	Linear interpolation between the target of $1.277 billion and the maximum score level of $1.405 billion was used to determine the actual score.

2015 SCE Corporate Performance Scoring Matrix

	Target Score	Potential Score	Actual Score		Key Goals/Performance Contributing to Actual Score
Goal Category					Goal		Performance(1)
Financial Performance	40	0-80	53	●	Core earnings of $1.326 billion	●	Goal Exceeded: $1.369 billion(2)
Safety	10	0-20	0	●	No employee fatalities	●	Goal Not Met: One employee fatality
				●	DART injury rate ≤0.61	●	Goal Not Met: 0.94
Operational and Service Excellence	20	0-40	25	●	Generation Reliability Index ≥91	●	Goal Exceeded: 95
				●	Diverse Business Enterprise spend ≥40%	●	Goal Exceeded: 42.9%
				●	Controllable operations and maintenance cost per customer ≤$340	●	Goal Met: $335
				●	Complete milestones for decommissioning of San Onofre Nuclear Generating Station	●	Goal Met: obtained regulatory approval of defueling plan (10-K, pg. 18) and settlement from accidental outage insurer (10-K, pg. 98)
				●	Cyber and physical security: protect critical infrastructure; prevent attacks; mitigate hazards	●	Goal Met: completed cyber/physical security drills; favorable score using Homeland Security Exercise Evaluation Program; no breaches or intrusions
				●	Improve residential and business customer satisfaction	●	Goal Substantially Met: improved J.D. Power Customer Satisfaction Index scores
				●	Achieve capital spending targets: $3.24 billion CPUC-jurisdictional; $0.67 billion FERC-jurisdictional	●	Goal Substantially Met: $3.334 billion CPUC; $0.534 billion FERC
				●	No significant noncompliance events(3)	●	Goal Not Met: penalty for non-compliance with ex parte communication rules (10-K, pg. 9)
Strategic Initiatives	20	0-40	19	●	Advance Distribution Resources Plan	●	Goal Met: made key filing with CPUC (10-K, pg. 6)
				●	Acceptable outcome for SCE’s 2015 General Rate Case	●	Goal Partially Met: reasonable outcomes for capital expenditures and rate base; required regulatory asset write-off (10-K, pgs. 7-8)
People and Culture	10	0-20	8	●	Increase executive and leadership pool diversity	●	Goal Not Met: increase in one of four categories
Total:	100	0-200	105

(1)	Parenthetical “10-K” page references in the “Performance” column are references to pages in the combined Form 10-K filed by EIX and SCE for the fiscal year ended December 31, 2015 (“10-K”). The referenced pages contain additional information about the relevant topic, but they do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix. “CPUC” means the California Public Utilities Commission. “FERC” means the Federal Energy Regulatory Commission.
(2)	Linear interpolation between the target of $1.326 billion and the maximum score level of $1.459 billion was used to determine the actual score.
(3)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against the goals. However, a 10 point reduction was specifically applied to the Operational and Service Excellence score for the failure to meet this goal.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Annual Incentive Awards
Based on 2015 performance, the corporate performance factors for EIX and SCE were 127% and 105% of target, respectively. These factors were determined by adding the “Actual Scores” above. The Committee has discretion, however, to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix (subject to the limitation described below under “Impact of Other Plans”). The Committee exercised discretion to reduce EIX’s corporate performance factor from 127% to 115% to bring it closer to SCE’s corporate performance factor of 105% of target and thereby achieve closer parity in incentive pay between EIX and SCE executives, recognizing that SCE’s financial performance was the predominant contributor to EIX’s financial performance.

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the EIX or SCE corporate performance factor and an individual performance factor. Individual performance factors were determined by the Committee in its discretion (subject to the limitation described below under “Impact of Other Plans”), based on its assessment of each NEO’s performance and achievements for the year, and relative impact and contribution to corporate performance compared to executives in similar roles. The following table shows the resulting annual incentive awards to our EIX NEOs as a percentage of salary and as a multiple of target:

EIX NEOs(1)	Annual Incentive Target as % of Salary	Corporate Performance Factor(2)	Individual Performance Factor(3)	Annual Incentive Award as % of Salary(3)	Annual Incentive Award as Multiple of Target(3)
Theodore F. Craver, Jr.	115%	1.15	1.00	132%	1.15x
W. James Scilacci	70%	1.15	0.92	74%	1.05x
Pedro J. Pizarro	70%	1.05	1.05	77%	1.10x
Ronald L. Litzinger	70%	1.15	1.00	81%	1.15x
Adam S. Umanoff	70%	1.15	1.05	85%	1.21x

(1)	Target and actual annual incentive awards for all EIX and SCE NEOs are shown in the Grants of Plan-Based Awards tables and the Summary Compensation Tables, respectively.
(2)	The corporate performance factor for all EIX NEOs (other than Mr. Pizarro) was 1.15. The corporate performance factor for all SCE NEOs, including Mr. Pizarro, was 1.05.
(3)	The amounts shown have been rounded to two decimal places or to the nearest whole percentage point for purposes of the table.

Impact of Other Plans
The EIX Committee adopted the EIX 2015 Executive Annual Incentive Program (“162(m) Program”) so that annual incentive awards under the EIX Executive Incentive Compensation Plan could be designed to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the 162(m) Program, an overall maximum annual incentive award for 2015 was established for each participating EIX NEO as a specified percentage of an annual incentive award pool. The aggregate award pool for the EIX NEOs had a maximum value equal to 1.5% of EIX’s 2015 consolidated earnings from continuing operations (after interest, taxes, depreciation and amortization), subject to adjustment for the effects of any special charges to earnings. Mr. Craver’s maximum annual incentive award for 2015 was 42% of this pool; the maximum award for each of Mr. Pizarro and Mr. Litzinger was 15% of this pool; and the maximum award for each of Mr. Scilacci and Mr. Umanoff was 14% of this pool. The actual annual incentive awarded to each participating EIX NEO under the EIX Executive Incentive Compensation Plan for 2015 was less than the applicable maximum under the 162(m) Program.

Long-Term Incentive Awards

All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. They are therefore directly linked to the value provided to EIX shareholders. The equity awards also align executives’ interests with the long-term interests of customers by enhancing executives’ focus on the Company’s long-term goals.

Seventy-five percent (75%) of our long-term equity mix is performance-based: the non-qualified stock options that comprise 50% of each NEO’s long-term incentive award value; and the performance shares that comprise 25% of the award value. We believe stock options are performance-based because NEOs will realize value only if the market value of EIX Common Stock appreciates. Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Incentive Value
On February 25, 2015, the Committee approved 2015 long-term incentive award target values for the NEOs. Each target value was set as a percentage of base salary, based on the market median level for comparable positions. The Committee also approved the methodology for converting those values into the number of stock options, performance shares, and restricted stock units granted to each NEO on the March 2, 2015 grant date. The grant date value of each award is listed in the “Grants of Plan-Based Awards” tables below.

For 2015, the Committee increased the long-term incentive award target, as a percentage of base salary, for Messrs. Craver, Scilacci, and Litzinger. These increases resulted in Mr. Craver’s target level being set approximately at market median and brought Messrs. Scilacci’s and Litzinger’s target levels closer to market median. The Committee also increased the award values for Mr. Pizarro and Ms. Rigatti and set them above the market median; the Committee decided these award values were appropriate based on its overall assessment of their individual performance, responsibilities, contributions, and potential.

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COMPENSATION DISCUSSION AND ANALYSIS

Stock Options
Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the grant date. Options vest over a four-year period, subject to continued employment, with one-fourth of each award vesting and becoming exercisable at the beginning of each year.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model based on the same assumptions and principles used to determine the grant date fair value of options generally for purposes of EIX’s financial reporting.

Performance Shares
Performance shares reward performance over three years against pre-established metrics. Each performance share awarded is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The actual payout can range from zero to 200% of target performance shares, and depends on actual performance against pre-established metrics. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares having a value equal to the dividend that would have been payable on the target performance shares subject to the award. The performance shares credited as dividend equivalents have the same vesting and other terms and conditions as the original performance shares.

A conversion formula is used to determine the number of performance shares awarded to each NEO. For the portion of performance shares subject to the TSR metric discussed below, the award value approved by the Committee is divided by the grant date value of the TSR performance shares using a Standard Monte Carlo simulation model based on the same assumptions and principles used to determine the grant date fair value of performance-based awards generally for purposes of EIX’s financial reporting. For the portion of performance shares subject to the earnings per share metric discussed below, the respective award value is converted into a specific number of earnings per share performance shares by dividing the award value by the closing price of a share of EIX Common Stock on the grant date.

Performance shares granted before 2015 generally are paid half in EIX Common Stock and half in cash having a value equal to the EIX Common Stock that otherwise would have been delivered. EIX converts a portion of the awards otherwise payable in stock to cash to satisfy minimum tax withholding or any governmental levies. NEOs may elect to defer payment of the portion of performance shares payable in cash under the Executive Deferred Compensation Plan. Performance shares granted in 2015 and 2016 will be payable solely in cash.

Performance Share Awards: TSR Metric

For performance shares granted since 2012, two metrics are used to measure payouts, with each metric weighted 50%. One of the two performance metrics is based on the percentile ranking of EIX’s TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of each company in EIX’s peer group for the same period. The following table provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid will be interpolated on a straight-line basis with discrete intervals at every 5th percentile. To determine performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date.

EIX’s TSR from 2013-2015 ranked in the 60th percentile of the peer group under the methodology used to calculate TSR for performance shares and resulted in a 140% of target payout for the TSR performance shares granted in 2013. EIX’s TSR from 2012-2014 ranked in the 80th percentile of the peer group and resulted in a 200% of target payout for the TSR performance shares granted in 2012.

Performance shares granted before 2012 utilized only one metric—TSR. The threshold for a payout was set as a 40th percentile TSR ranking. EIX’s TSR from 2011-2013 ranked in the 40th percentile of the peer group and resulted in a payout of the 2011 performance share grants at 25% of target.

2012-2015 Performance Share Awards: EPS Metric

The second performance metric for performance shares granted since 2012 is based on EIX’s three-year average annual core earnings per share (“EPS”), measured against target levels. Core EPS is defined as GAAP basic EPS, excluding income or loss from discontinued operations and income or loss from significant discrete items that are not representative of ongoing earnings. The Committee establishes the EPS target for each calendar year in February of that year.

The performance multiple for a calendar year is based on EIX’s actual EPS performance for that year as a percentage of the EPS target for that year, in accordance with the following table:

Performance Level	Actual EPS as % of Target EPS	EPS Performance Multiple
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x

If EIX’s EPS for a year as a percentage of target EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiple is interpolated on a straight-line basis, with discrete intervals at every 4th percentile. The EPS performance

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COMPENSATION DISCUSSION AND ANALYSIS

multiples achieved for each calendar year in the three-year performance period are averaged, and the resulting average determines the performance share payout as a multiple of target.

In February 2016, the Committee certified the following EPS performance multiples for the three calendar years in the performance period for the 2013 grant:

Year	Actual EPS	Target EPS	Actual EPS as % of Target EPS	EPS Performance Multiple
2013	$3.80	$3.60	106%	1.20x
2014	$4.59	$3.70	124%	2.00x
2015	$4.10	$3.92	105%	1.20x
Average of performance multiples (actual payout):				1.47x

Since the average of the EPS performance multiples for 2013, 2014, and 2015 was 1.47, EPS performance shares granted in 2013 paid out at 147% of target. The average of the EPS performance multiples for 2012, 2013, and 2014 was 1.53, and EPS performance shares granted in 2012 therefore paid out at 153% of target.

Restricted Stock Units
Each restricted stock unit awarded is a contractual right to receive one share of EIX Common Stock after the vesting requirement of three years of continued service is satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units having a value equal to the dividend that would have been payable on the number of restricted stock units subject to the award. The restricted stock units credited as dividend equivalents have the same vesting and other terms and conditions as the original restricted stock units.

The restricted stock units are paid in EIX Common Stock, except EIX converts awards to cash having a value equal to the stock that otherwise would have been delivered to satisfy minimum tax withholding and governmental levies. The EIX Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

The number of restricted stock units granted to each NEO was determined by dividing the award value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value (compared to the grant date value) commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

Acceleration of Long-Term Equity
If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, as though the NEO’s employment had continued through the vesting period and subject to a pro-rated reduction if the NEO retires within the year of grant. Messrs. Craver and Swartz are eligible for these accelerated vesting provisions. If an NEO dies or becomes disabled while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained, with vesting based on the applicable performance metrics.

How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive-level Company officers, including the NEOs. The Committee annually reviews all components of compensation for our CEO and other NEOs, including base salary and annual and long-term incentives. The Committee also reviews significant benefits, including retirement and non-qualified deferred compensation plans.

Each February, the Committee sets the base salary and the target and maximum potential annual and long-term incentive award values for the current year for each officer. At that time, the Committee also determines annual incentive awards for the prior year and performance share payouts for the prior performance period. Base salary changes are generally effective March 1 of each year.

For the February Committee meeting, the CEO provides recommendations regarding the compensation of NEOs (other than his own compensation). Other NEOs participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

The Committee evaluates the CEO’s performance relative to goals and determines his compensation in executive session without the CEO present. The Committee Chair reports to the Board in an independent director executive session regarding the compensation determination.

For officers who are not EIX executive officers, the Committee has authorized the CEO and the EIX executive responsible for executive compensation matters to jointly approve special relocation, recruitment and retention awards within limits pre-approved by the Committee. Mid-year compensation determinations for newly hired and promoted officers that are within guidelines previously approved by the Committee do not require additional Committee approval if the individuals are not EIX executive officers.

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Tally Sheets
The Committee periodically reviews tally sheets for EIX NEOs. Tally sheets provide the Committee with information about the following components of compensation, including compensation paid over the preceding three calendar years:

●	Cash compensation (base pay and annual incentives);
●	Long-term incentive award values (stock options, performance shares and restricted stock units); and
●	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the amounts payable in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Except as otherwise noted, the Committee’s executive compensation determinations are subjective and the result of the Committee’s business judgment, which is informed by the experiences of the Committee members and input from the Committee’s independent compensation consultant.

Role of the Committee’s Independent Compensation Consultant

The Committee retained independent compensation consultants to assist in evaluating officer compensation for 2015, including the compensation of NEOs; however, the Committee decides our officers’ compensation. This assistance included helping the Committee identify industry trends and norms for executive compensation; reviewing and identifying appropriate peer group companies and pay surveys; and evaluating executive compensation data for these companies.

F.W. Cook served as the Committee’s independent compensation consultant from May 2000 through February 2015. Pay Governance filled that role beginning in March 2015 after an extensive search process.

During 2015, one or both of the consultants provided the following services:

●	Provided a presentation on executive compensation trends and competitive evaluation of total direct compensation for executives;
●	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;
●	Reviewed drafts of the CD&A for the Proxy Statement and related compensation tables; and
●	Provided recommendations on CEO compensation to the Committee at its February meeting, without prior review by our CEO.

In addition, a consulting firm representative attended Committee meetings and communicated directly with the Committee as needed. Neither F.W. Cook nor Pay Governance performed services for the Company in 2015 unrelated to the Committee’s responsibilities for our compensation programs, and all interactions by the consultants with management were related to their work for the Committee and conducted in accordance with the directions of the Committee or its Chair.

The Committee retains sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of Pay Governance as the Committee’s compensation consultant. The Committee previously determined that no conflict of interest existed regarding the engagement of F.W. Cook.

Use of Competitive Data

The Committee generally targets the market median for comparable positions for each element of total direct compensation. For 2015, the Committee used peer group data and data from pay surveys by Towers Watson and AonHewitt to determine the “market median.”

The Committee used the companies in the Philadelphia Utility Index as the peer group for benchmarking performance and comparing NEO compensation for 2015. The Philadelphia Utility Index has been used by the Committee as the basis for the peer group since 2005. Use of an established market index for peer group purposes is consistent with the way investors evaluate performance across companies within an industry.

2015 Peer Group Companies - Philadelphia Utility Index
AES Corporation	Entergy
Ameren	Eversource Energy
American Electric Power	Exelon
CenterPoint Energy	FirstEnergy
Consolidated Edison	NextEra Energy
Covanta	PG&E Corporation
Dominion Resources	Public Service Enterprise Group
DTE Energy	Southern Company
Duke Energy	Xcel Energy
El Paso Electric

EIX is just above the peer group median in revenues and market capitalization. For the four quarters ending September 30, 2015, EIX had revenues of $12.3 billion compared to the peer group median of $12.2 billion (ranking 10th out of the 20 companies in the peer group), based on reported revenues. As of December 31, 2015, EIX’s market capitalization of $19.3 billion was approximately 4% above the peer group median of $18.5 billion (ranking 9th out of 20).

As part of the process of setting 2015 target total direct compensation for NEOs, F.W. Cook provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Towers Watson 2014 Energy Services, the Towers Watson 2014 General Industry, and the AonHewitt 2014 Total Compensation Measurement pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make

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COMPENSATION DISCUSSION AND ANALYSIS

compensation decisions. The pay survey data was presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

The components of the market data and the relative weighting used to calculate a market median varied for each NEO position, based on the availability of sufficient comparative data for the position, and were reviewed by F.W. Cook. Market median levels for 2015 were projected from available data with input from F.W. Cook.

The Committee may vary from market median after taking into account individual performance, internal equity, retention concerns, or other factors it considers relevant under the circumstances.

Risk Considerations

Our executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of Pay Governance and Company management, the Committee reviewed the Company’s compensation programs for executives and for employees generally and has concluded these programs do not create risks reasonably likely to have a material adverse effect on the Company.

In concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics that limit risk:

●	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value;
●

Goals for annual incentive programs are varied (not focused on just one metric), include safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;

●	Long-term incentive awards are subject to a multi-year vesting schedule;
●	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and EPS for performance shares;
●	Stock ownership guidelines require top officers to hold company stock worth two to six times their salary;
●	Executives are prohibited from hedging Company securities and EIX executive officers are prohibited from pledging Company securities;
●

The Company has an incentive compensation clawback policy that allows the Committee or the Board to recoup incentive compensation overpayments in the event of a restatement of Company financial statements; and

●	Executive retirement and deferred compensation benefits are unfunded and thus depend in part on the continued solvency of the Company.

Post-Employment and Other Benefits

Post-Employment Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. The Executive Retirement Plan and the Executive Deferred Compensation Plan provide for our NEOs to receive the full amount of benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits. The Committee believes these programs help us to attract and retain qualified executives.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative to the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

The Company also sponsors survivor and disability benefit plans in which the NEOs are eligible to participate.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in retaining and recruiting executives. Executives have attractive opportunities with other companies or are recruited from well-compensated positions in other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause provides financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except if a change in control occurs.

The current executive compensation plans offer additional benefits if a change in control of EIX occurs. We believe the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.

To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the change in control would be uncertain, and to permit

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COMPENSATION DISCUSSION AND ANALYSIS

them to remain focused on the Company’s interests, NEOs are provided with enhanced severance benefits if their employment is actually or constructively terminated without cause within a defined period of time around a change in control of EIX. Constructive termination would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe a constructive termination severance trigger is needed to prevent an acquirer from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment must also occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs and other holders of awards under our equity incentive plan would receive immediate vesting of their outstanding equity awards as described under “Potential Payments Upon Termination or Change in Control.”

We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction ends the NEOs’ ability to realize any further value with respect to the equity awards.

For detailed information on the estimated potential payments and benefits payable to NEOs if they terminate employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control.”

Perquisites

In general, we provide no perquisites for our NEOs. In certain circumstances, the Company pays for or reimburses spousal travel expenses where an executive’s spouse attends a business-related function. Given the nature of these functions and the benefits to the Company, the Company does not consider the payment of spousal travel expenses to be a perquisite. However, under SEC rules, the incremental cost of such travel by an NEO’s spouse is included as All Other Compensation for the NEO for the corresponding year in the Summary Compensation Table below.

Other Compensation Policies and Guidelines

Tax-Deductibility

Section 162(m) disallows a tax deduction by public companies for compensation over $1,000,000 paid to chief executive officers and certain other most highly compensated executive officers unless certain tests are met. While EIX’s first priority is to achieve its executive compensation objectives, it will generally attempt to design and administer its executive compensation program to preserve the deductibility of compensation payments. However, it may grant non-deductible compensation in circumstances it considers appropriate and no guarantees can be made that any compensation intended to constitute deductible performance-based compensation within the meaning of Section 162(m) will be deductible.

Under the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual incentive awards awarded to EIX NEOs are intended to constitute deductible performance-based compensation within the meaning of Section 162(m). However, restricted stock units are not deductible performance-based compensation within the meaning of Section 162(m). This follows EIX’s philosophy that its goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has adopted stock ownership guidelines that require the NEOs to own EIX Common Stock or equivalents in an amount ranging from two to six times their annual base salary. The stock ownership guidelines for EIX and SCE NEOs are as follows:

●	Mr. Craver – six times salary
●	Messrs. Scilacci, Pizarro, Litzinger, and Umanoff – three times salary
●	Ms. Rigatti and Messrs. Dietrich, Swartz, and Hemphill – two times salary

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs may acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until the options or performance shares are exercised, or paid, as the case may be, and the shares are acquired. Based on ownership as of February 29, 2016, all of the NEOs meet their stock ownership requirements under these guidelines.

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, hedging related to Company securities, including EIX shares, is prohibited for all directors and employees, including NEOs. In addition, directors and EIX executive officers may not pledge Company securities as collateral for loans.

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COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy

In 2014, the Committee adopted an incentive compensation clawback policy that allows it or the Board to recoup incentive compensation if the Company restates its financial statements. The policy applies to cash or equity-based incentive compensation to current and former EIX and SCE NEOs and other executive officers that is paid, granted, vested or accrued in any fiscal year within the three-year period preceding the filing of the restatement (but only if the payment, grant, vesting or accrual occurs after December 10, 2014). The policy allows recoupment of the difference between the incentive compensation paid, granted, vested or accrued under the original results and the incentive compensation that would have been paid, granted, vested or accrued under the restated results. The policy can be enforced by reducing or cancelling outstanding and future incentive compensation, and by a claim for repayment.

The SEC and NYSE are expected to provide rules requiring public companies to adopt clawback policies to recover incentive compensation overpayments from executive officers under certain conditions involving accounting restatements. When this guidance is received, the Committee or the Board will review the existing clawback policy and determine whether changes are needed.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2015 Annual Report and this Proxy Statement.

Brett White, Chair
Vanessa C.L. Chang
Richard T. Schlosberg, III
Peter J. Taylor

Compensation Committee Interlocks and Insider Participation

All Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2015. Former Board member Luis G. Nogales was a Committee member until he retired in April 2015. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

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Summary Compensation Tables

The following tables present information regarding compensation of the EIX and SCE NEOs for service during 2015, and for 2014 and/or 2013 for individuals who were also NEOs in those years. The tables were prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. The amounts under “Stock Awards” and “Option Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2013-2015, but represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2013-2015.

EIX Summary Compensation Table – Fiscal Years 2013, 2014 and 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr. EIX Chairman of the Board, President and CEO	2015	1,241,954	—	2,968,833	2,968,752	1,659,738	2,081,101	194,389	11,114,767
	2014	1,200,000	—	2,700,105	2,700,005	2,759,952	4,708,778	163,843	14,232,683
	2013	1,200,000	—	2,700,109	2,700,004	2,142,450	875,885	183,008	9,801,456
W. James Scilacci EIX Executive Vice President and CFO	2015	620,977	—	656,357	656,253	461,125	974,465	62,594	3,431,771
	2014	600,000	—	585,038	585,002	798,000	2,609,953	53,004	5,230,997
	2013	596,705	—	585,052	585,001	567,000	185,351	53,034	2,572,143
Pedro Pizarro SCE President	2015	662,931	—	843,867	843,756	520,931	6,052	45,653	2,923,190
	2014	151,724	—	585,196	585,006	148,690	762,977	7,080	2,240,673
Ronald L. Litzinger EIX Executive Vice President and Edison Energy Group President	2015	600,000	—	630,049	630,005	483,000	932,224	61,325	3,336,603
	2014	597,529	—	585,038	585,002	798,000	2,465,664	53,241	5,084,474
	2013	581,705	—	570,475	570,379	580,466	80,004	51,688	2,434,717

Adam S. Umanoff EIX Executive Vice President and General Counsel	2015	537,931	—	631,860	631,804	454,686	110,007	32,400	2,398,688

(1)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2015 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

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EXECUTIVE COMPENSATION

The table below shows the maximum value of performance share awards included in the EIX Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. For the grant date fair value of each award based on the probable outcome of the applicable performance conditions, see the “Grants of Plan-Based Awards” table below. The 2013 performance share awards vested as of December 31, 2015; see the “Option Exercises and Stock Vested” table below for the value realized when they vested. The performance periods for the 2014 and 2015 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2015 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2014 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2013 Awards ($)
Theodore F. Craver, Jr.	2,968,825	2,700,165	2,700,173
W. James Scilacci	656,397	585,058	585,047
Pedro Pizarro	843,953	456,145	—
Ronald L. Litzinger	630,034	585,058	570,535
Adam Umanoff	631,872	—	—
(2)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2015 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.
(3)	The reported amounts for 2015 include: (i) 2015 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Craver $335,520; Mr. Scilacci $136,393; Mr. Pizarro $6,052; Mr. Litzinger $73,437; and Mr. Umanoff $2,077; and (ii) the 2015 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Craver $1,745,581; Mr. Scilacci $838,072; Mr. Pizarro ($8,143); Mr. Litzinger $858,787; and Mr. Umanoff $107,930. Since Mr. Pizarro’s pension value decreased, in accordance with SEC rules it is not included in the amount reported for him in column (h) of the EIX Summary Compensation Table.
(4)	Amounts reported for 2015 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Mr. Craver. For Mr. Craver, the amount reported for 2015 includes $160,106 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, a $10,000 charitable matching gift under the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above, and $24,283 in transportation expenses for Mr. Craver’s spouse when she traveled with Mr. Craver and attended business-related functions. EIX does not consider payment of these business-related travel expenses to be a perquisite given the benefits to the Company of her attendance at the functions.

SCE Summary Compensation Table – Fiscal Years 2013, 2014 and 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro SCE President	2015	662,931	—	843,867	843,756	520,931	6,052	45,653	2,923,190
	2014	151,724	—	585,196	585,006	148,690	762,977	7,080	2,240,673
Maria Rigatti SCE Senior Vice President and CFO	2015	315,000	—	170,178	170,100	209,199	14,867	47,935	927,279
	2014	136,379	—	141,856	141,756	110,263	342,536	29,507	902,297

Peter T. Dietrich SCE Senior Vice President	2015	480,000	—	216,090	216,004	263,340	167,704	116,550	1,459,688
	2014	480,000	—	237,712	237,605	388,080	370,877	116,630	1,830,904
	2013	477,611	—	280,933	280,805	617,178	163,156	372,994	2,192,677
Russell C. Swartz SCE Senior Vice President and General Counsel	2015	362,000	—	163,013	162,903	219,508	60,518	25,517	993,459
	2014	362,000	—	163,011	162,906	320,551	871,160	24,470	1,904,098
	2013	360,138	—	163,005	162,901	295,664	137,588	24,284	1,143,580
Stuart R. Hemphill SCE Senior Vice President	2015	336,700	—	151,574	151,518	204,166	108,367	29,146	981,471
	2014	336,700	—	151,600	151,518	272,222	933,055	27,327	1,872,422
	2013	336,700	—	151,615	151,516	237,500	32,713	28,077	938,121
(1)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2015 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

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The table below shows the maximum value of performance share awards included in the SCE Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. For the grant date fair value of each award based on the probable outcome of the applicable performance conditions, see the “Grants of Plan-Based Awards” table below. The 2013 performance share awards vested as of December 31, 2015; see the “Option Exercises and Stock Vested” table below for the value realized when they vested. The performance periods for the 2014 and 2015 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2015 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2014 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2013 Awards ($)
Pedro J. Pizarro	843,953	456,145	—
Maria Rigatti	170,223	141,900	—
Peter T. Dietrich	216,169	237,722	280,973
Russell C. Swartz	163,030	163,055	163,021
Stuart R. Hemphill	151,623	151,652	151,681
(2)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2015 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.
(3)	The reported amounts for 2015 include: (i) 2015 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Pizarro $6,052; Ms. Rigatti $1,321; Mr. Dietrich $28,078; Mr. Swartz $60,518; and Mr. Hemphill $23,821; and (ii) the 2015 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Pizarro ($8,143); Ms. Rigatti $13,546; Mr. Dietrich $139,626; Mr. Swartz ($9,929); and Mr. Hemphill $84,546. If an NEO’s pension value decreased, in accordance with SEC rules it is not included in the amount reported for the NEO in column (h) of the SCE Summary Compensation Table.
(4)	Amounts reported for 2015 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Ms. Rigatti and Mr. Dietrich. For Ms. Rigatti, the amount reported for 2015 includes $22,935 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation plan, and $25,000 that was paid pursuant to the terms of her employment offer in 2014. For Mr. Dietrich, the amount reported for 2015 includes $41,550 of Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and $75,000 that was paid pursuant to the terms of his employment offer in 2010.

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Grants of Plan-Based Awards

The following tables present information regarding the incentive plan awards granted to the EIX and SCE NEOs during 2015 under the EIX 2007 Performance Incentive Plan and the potential 2015 target and maximum amount of performance-based annual incentive awards payable under the 162(m) Program or the EIX Executive Incentive Compensation Plan (EICP). See the CD&A above for further information regarding award terms reported in the tables below and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

EIX Grants of Plan-Based Awards Table – Fiscal Year 2015

	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Theodore F. Craver, Jr.
Stock Options	3/2/2015	2/25/2015								392,692	63.72	2,968,752
TSR Performance Shares	3/2/2015	2/25/2015				2,355	9,420	18,840				742,202
EPS Performance Shares	3/2/2015	2/25/2015				2,912	11,648	23,296				742,211
Restricted Stock Units	3/2/2015	2/25/2015							23,296			1,484,421
Annual Incentive			N/A	1,437,500	2,875,000
W. James Scilacci
Stock Options	3/2/2015	2/25/2015								86,806	63.72	656,253
TSR Performance Shares	3/2/2015	2/25/2015				521	2,083	4,166				164,120
EPS Performance Shares	3/2/2015	2/25/2015				644	2,575	5,150				164,079
Restricted Stock Units	3/2/2015	2/25/2015							5,150			328,158
Annual Incentive			N/A	437,500	875,000
Pedro J. Pizarro
Stock Options	3/2/2015	2/25/2015								111,608	63.72	843,756
TSR Performance Shares	3/2/2015	2/25/2015				670	2,678	5,356				211,000
EPS Performance Shares	3/2/2015	2/25/2015				828	3,311	6,622				210,977
Restricted Stock Units	3/2/2015	2/25/2015							6,621			421,890
Annual Incentive			N/A	472,500	945,000
Ronald L. Litzinger
Stock Options	3/2/2015	2/25/2015								83,334	63.72	630,005
TSR Performance Shares	3/2/2015	2/25/2015				500	1,999	3,998				157,501
EPS Performance Shares	3/2/2015	2/25/2015				618	2,472	4,944				157,516
Restricted Stock Units	3/2/2015	2/25/2015							4,944			315,032
Annual Incentive			N/A	420,000	840,000
Adam S. Umanoff
Stock Options	3/2/2015	2/25/2015								83,572	63.72	631,804
TSR Performance Shares	3/2/2015	2/25/2015				501	2,005	4,010				157,974
EPS Performance Shares	3/2/2015	2/25/2015				620	2,479	4,958				157,962
Restricted Stock Units	3/2/2015	2/25/2015							4,958			315,924
Annual Incentive			N/A	378,000	756,000
(1)	Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP and are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs; NEOs who participate in the 162(m) Program receive the applicable award under the EICP if it is less than the applicable maximum under the 162(m) Program. For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.
(2)	Half of each NEO’s 2015 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2015 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.
(3)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2015 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the EIX Summary Compensation Table.

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SCE Grants of Plan-Based Awards Table – Fiscal Year 2015

	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro J. Pizarro
Stock Options	3/2/2015	2/25/2015								111,608	63.72	843,756
TSR Performance Shares	3/2/2015	2/25/2015				670	2,678	5,356				211,000
EPS Performance Shares	3/2/2015	2/25/2015				828	3,311	6,622				210,977
Restricted Stock Units	3/2/2015	2/25/2015							6,621			421,890
Annual Incentive			N/A	472,500	945,000
Maria Rigatti
Stock Options	3/2/2015	2/25/2015								22,500	63.72	170,100
TSR Performance Shares	3/2/2015	2/25/2015				135	540	1,080				42,547
EPS Performance Shares	3/2/2015	2/25/2015				167	668	1,336				42,565
Restricted Stock Units	3/2/2015	2/25/2015							1,335			85,066
Annual Incentive			N/A	173,250	346,500
Peter T. Dietrich
Stock Options	3/2/2015	2/25/2015								28,572	63.72	216,004
TSR Performance Shares	3/2/2015	2/25/2015				172	686	1,372				54,050
EPS Performance Shares	3/2/2015	2/25/2015				212	848	1,696				54,035
Restricted Stock Units	3/2/2015	2/25/2015							1,695			108,005
Annual Incentive			N/A	264,000	528,000
Russell C. Swartz
Stock Options	3/2/2015	2/25/2015								21,548	63.72	162,903
TSR Performance Shares	3/2/2015	2/25/2015				129	517	1,034				40,734
EPS Performance Shares	3/2/2015	2/25/2015				160	640	1,280				40,781
Restricted Stock Units	3/2/2015	2/25/2015							1,279			81,498
Annual Incentive			N/A	199,100	398,200
Stuart R. Hemphill
Stock Options	3/2/2015	2/25/2015								20,042	63.72	151,518
TSR Performance Shares	3/2/2015	2/25/2015				120	481	962				37,898
EPS Performance Shares	3/2/2015	2/25/2015				149	595	1,190				37,913
Restricted Stock Units	3/2/2015	2/25/2015							1,189			75,763
Annual Incentive			N/A	185,185	370,370
(1)	Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP and are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs; NEOs who participate in the 162(m) Program receive the applicable award under the EICP if it is less than the applicable maximum under the 162(m) Program. For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.
(2)	Half of each NEO’s 2015 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2015 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.
(3)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2015 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the SCE Summary Compensation Table.

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Outstanding Equity Awards at Fiscal Year-End

The following tables present information regarding the outstanding equity awards held by the EIX and SCE NEOs at the end of 2015. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards” has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2015.

EIX Outstanding Equity Awards Table – Fiscal Year-End 2015

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F.	3/1/2006	60,020	—	44.295	1/4/2016	—	—	—	—
Craver, Jr.	3/5/2007	84,699	—	47.410	1/3/2017	—	—	—	—
	3/3/2008	87,793	—	49.950	1/2/2018	—	—	—	—
	6/30/2008	23,149	—	51.380	1/2/2018	—	—	—	—
	9/30/2008	240,385	—	39.900	1/2/2018	—	—	—	—
	3/3/2009	498,349	—	24.840	1/2/2019	—	—	—	—
	3/3/2010	461,129	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	440,361	—	37.960	1/4/2021	—	—	—	—
	3/5/2012	511,495	125,933	43.100	1/3/2022	—	—	—	—
	3/1/2013	377,799	283,614	48.480	1/3/2023	—	—	—	—
	3/3/2014	94,538	392,692	51.900	1/2/2024			37,462	2,218,121
	3/2/2015	—	125,933	63.720	1/2/2025	—	—	33,670	1,993,625
W. James	3/1/2006	15,926	—	44.295	1/4/2016	—	—	—	—
Scilacci	3/5/2007	19,902	—	47.410	1/3/2017	—	—	—	—
	3/3/2008	25,788	—	49.950	1/2/2018	—	—	—	—
	9/30/2008	48,354	—	39.900	1/2/2018	—	—	—	—
	3/3/2010	107,597	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	96,986	—	37.960	1/4/2021	—	—	—	—
	3/5/2012	108,334	—	43.100	1/3/2022	—	—	—	—
	3/1/2013	81,857	27,285	48.480	1/3/2023	—	—	—	—
	3/3/2014	20,484	61,449	51.900	1/2/2024	5,948	352,190	8,117	480,605
	3/2/2015	—	86,806	63.720	1/2/2025	5,300	313,827	7,444	440,760
Pedro J.	12/31/2014	16,470	49,409	65.480	1/2/2024	4,598	272,268	6,054	358,433
Pizarro	3/2/2015	—	111,608	63.720	1/2/2025	6,814	403,466	9,571	566,717
Ronald L.	3/5/2007	24,107	—	47.410	1/3/2017	—	—	—	—
Litzinger	3/3/2008	28,242	—	49.950	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.380	1/2/2018	—	—	—	—
	3/3/2009	106,939	—	24.840	1/2/2019	—	—	—	—
	3/3/2010	90,676	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	102,908	—	37.960	1/4/2021	—	—	—	—
	3/5/2012	110,809	—	43.100	1/3/2022	—	—	—	—
	3/1/2013	79,811	26,603	48.480	1/3/2023	—	—	—	—
	3/3/2014	20,484	61,449	51.900	1/2/2024	5,948	352,190	8,117	480,605
	3/2/2015	—	83,334	63.720	1/2/2025	5,088	301,274	7,146	423,088
Adam S.	3/2/2015	—	83,572	63.720	1/2/2025	5,103	302,127	7,166	424,306
Umanoff

42	2016 Proxy Statement

EXECUTIVE COMPENSATION

(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the preceding business day on which the New York Stock Exchange is open).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2015.
(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2014 and 2015 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period (“TSR Performance Shares”) and the remainder become earned and vested based on EIX’s average annual core earnings per share measured against target levels for the three calendar years in the relevant performance period (“EPS Performance Shares”). The number of performance shares included for each NEO in column (i) of the table above is the aggregate number of shares that may become earned if EIX’s TSR for the applicable performance period is at the 50th percentile of the comparison group of companies and EIX’s earnings per share are equal to or greater than 120% of the target level each year in the performance period. These are the target number of TSR Performance Shares and maximum (i.e., 200% of target) numbers of EPS Performance Shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2014 and 2015 grants.

SCE Outstanding Equity Awards Table – Fiscal Year-End 2015

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J.	12/31/2014	16,470	49,409	65.480	1/2/2024	4,598	272,268	6,054	358,433
Pizarro	3/2/2015	—	111,608	63.720	1/2/2025	6,814	403,466	9,571	566,717
Maria Rigatti	9/30/2014	4,597	13,789	55.920	1/2/2024	1,313	77,741	1,758	104,104
	3/2/2015	—	22,500	63.720	1/2/2025	1,374	81,351	1,931	114,318
Peter T.	3/5/2012	12,039	—	43.100	1/3/2022	—	—	—	—
Dietrich	3/1/2013	39,292	13,097	48.480	1/3/2023	—	—	—	—
	3/3/2014	8,320	24,958	51.900	1/2/2024	2,417	143,101	3,298	195,279
	3/2/2015	—	28,572	63.720	1/2/2025	1,744	103,289	2,451	145,153
Russell C.	3/5/2007	6,659	—	47.410	1/3/2017	—	—	—	—
Swartz	3/3/2008	9,965	—	49.950	1/2/2018	—	—	—	—
	3/3/2009	28,624	—	24.840	1/2/2019	—	—	—	—
	3/3/2010	20,590	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	27,785	—	37.960	1/4/2021	—	—	—	—
	3/5/2012	31,745	—	43.100	1/3/2022	—	—	—	—
	3/1/2013	22,794	7,598	48.480	1/3/2023	—	—	—	—
	3/3/2014	5,704	17,112	51.900	1/2/2024	—	—	2,262	133,915
	3/2/2015	—	21,548	63.720	1/2/2025	—	—	1,849	109,504
Stuart R.	3/3/2011	6,062	—	37.960	1/4/2021	—	—	—	—
Hemphill	3/5/2012	15,963	—	43.100	1/3/2022	—	—	—	—
	3/1/2013	14,134	7,067	48.480	1/3/2023	—	—	—	—
	3/3/2014	5,306	15,915	51.900	1/2/2024	1,541	91,234	2,103	124,541
	3/2/2015	—	20,042	63.720	1/2/2025	1,224	72,454	1,720	101,826
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the preceding business day on which the New York Stock Exchange is open).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2015.

2016 Proxy Statement	43

EXECUTIVE COMPENSATION

(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2014 and 2015 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period and the remainder become earned and vested based on EIX’s average annual core earnings per share measured against target levels for the three calendar years in the relevant performance period. The number of performance shares included for each NEO in column (i) of the table above is the aggregate number of shares that may become earned if EIX’s TSR for the applicable performance period is at the 50th percentile of the comparison group of companies and EIX’s earnings per share are equal to or greater than 120% of the target level each year in the performance period. These are the target number of TSR Performance Shares and maximum (i.e., 200% of target) numbers of EPS Performance Shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2014 and 2015 grants.

Option Exercises and Stock Vested

The following tables present information regarding the exercise of stock options by the EIX and SCE NEOs and vesting of stock awards during 2015. The stock awards listed in the following tables represent the value realized on the vesting of restricted stock units during 2015, and the value realized on the vesting of 2013 performance share awards payable for the 2013-2015 performance period. The value realized on the vesting of the 2013 performance share awards reflects a payout at approximately 143.5% of the target number of shares. This above-target payout was due to EIX’s TSR ranking in the 60th percentile of its peer group for the performance period and EIX’s EPS exceeding its target for each year in the performance period by 6%, over 20%, and 5%, respectively.

EIX Option Exercises and Stock Vested Table – Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1)(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(3)(4) ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	—	—	65,208	3,860,981
W. James Scilacci	—	—	22,619	1,384,169
Pedro J. Pizarro	—	—	—	—
Ronald L. Litzinger	44,127	1,043,678	22,396	1,372,013
Adam S. Umanoff	—	—	—	—
(1)	All of the stock options exercised by Mr. Litzinger were exercised pursuant to his Rule 10b5-1 trading plan.
(2)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(3)	For Mr. Craver, the amounts reported in columns (d) and (e) above include 23,296 restricted stock units awarded in 2015 with a December 31, 2015 value (including dividend equivalents) of $1,419,595 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had he elected to retire on December 31, 2015. In accordance with applicable SEC rules, these units are also reported as 2015 registrant contributions in the EIX Non-Qualified Deferred Compensation Table below because, while the units are considered to have vested for certain purposes, they were not yet payable on December 31, 2015.
(4)	With the exception of the restricted stock units discussed in footnote (3) above (which are valued in accordance with footnote (3)), the value for stock awards equals the market price of EIX Common Stock on the vesting date (January 2, 2015 for restricted stock units granted in 2012 and December 31, 2015 for restricted stock units and performance shares granted in 2013) multiplied by the number of shares or units, as applicable, that vested.

SCE Option Exercises and Stock Vested Table – Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1)(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(3)(4) ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	—	—	—	—
Maria Rigatti	—	—	—	—
Peter T. Dietrich	34,733	644,648	10,608	648,044
Russell C. Swartz	7,702	120,728	3,806	225,340
Stuart R. Hemphill	—	—	6,116	375,358
(1)	All of the stock options exercised by Mr. Swartz were scheduled to expire on January 4, 2016.
(2)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(3)	For Mr. Swartz, the amounts reported in columns (d) and (e) above include 1,279 restricted stock units awarded in 2015 with a December 31, 2015 value (including dividend equivalents) of $77,939 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had he elected to retire on December 31, 2015. In accordance with applicable SEC rules, the units discussed in this footnote are also reported as 2015 registrant contributions in the SCE Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2015.
(4)	With the exception of the restricted stock units discussed in footnote (3) above (which are valued in accordance with footnote (3)), the value for stock awards equals the market price of EIX Common Stock on the vesting date (January 2, 2015 for restricted stock units granted in 2012 and December 31, 2015 for restricted stock units and performance shares granted in 2013) multiplied by the number of shares or units, as applicable, that vested.

44	2016 Proxy Statement

EXECUTIVE COMPENSATION

Pension Benefits

The following tables present information regarding the present value of accumulated benefits that may become payable to, and payments made to, the EIX and SCE NEOs under the Company’s qualified and non-qualified defined-benefit pension plans.

EIX Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	SCE Retirement Plan	19	594,507	—
	Executive Retirement Plan		19,453,943	—
W. James Scilacci	SCE Retirement Plan	32	1,169,377	—
	Executive Retirement Plan		9,617,706	—
Pedro J. Pizarro	SCE Retirement Plan	17	374,467	—
	Executive Retirement Plan		2,165,271	—
Ronald L. Litzinger	SCE Retirement Plan	30	1,086,887	—
	Executive Retirement Plan		7,610,959	—
Adam S. Umanoff	SCE Retirement Plan	1	17,717	—
	Executive Retirement Plan		90,213	—
(1)	The years of credited service are presented as of December 31, 2015. For Mr. Pizarro, the amount reported reflects all years of credited service with EIX and its affiliates, including service prior to his current period of employment.
(2)	The amounts reported in column (d) for “Present Value of Accumulated Benefit” (“PVAB”) are actuarial estimates of the present value of each NEO’s accumulated benefits under the SCE Retirement Plan and the Executive Retirement Plan, using the same measurement date (December 31, 2015) and material assumptions used for year-end 2015 financial reporting purposes, except that it is assumed for purposes of the amounts reported in column (d) that each NEO retires at the later of December 31, 2015 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan. The following assumptions were used to calculate the PVAB: (i) discount rate of 4.18% for the SCE Retirement Plan and 4.40% for the Executive Retirement Plan; (ii) the RP-2014 White Collar Mortality Table projected with the MP-2015 projection table; (iii) 80% of benefits under the SCE Retirement Plan are paid in the form of a lump sum and 20% are paid in the form of a single life annuity, while 100% of benefits under the Executive Retirement Plan are paid in the form of a lump sum; and (iv) lump sum amounts are determined using an interest rate of 6.00% for the SCE Retirement Plan and 4.40% for the Executive Retirement Plan.

SCE Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	SCE Retirement Plan	17	374,467	—
	Executive Retirement Plan		2,165,271	—
Maria Rigatti	SCE Retirement Plan	17	662,759	—
	Executive Retirement Plan		517,681	—
Peter T. Dietrich	SCE Retirement Plan	5	101,060	—
	Executive Retirement Plan		718,457	—
Russell C. Swartz	SCE Retirement Plan	23	801,391	—
	Executive Retirement Plan		2,747,860	—
Stuart R. Hemphill	SCE Retirement Plan	30	766,515	—
	Executive Retirement Plan		2,244,930	—
(1)	The years of credited service are presented as of December 31, 2015. For Mr. Pizarro and Ms. Rigatti, the amounts reported reflect all years of credited service with EIX and its affiliates, including service prior to their current periods of employment.
(2)	See footnote (2) under “EIX Pension Benefits Table” above for information regarding the PVAB calculation.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted. Employees hired on or after December 31, 2017 will not be eligible to participate in the plan.

Form of Payment
Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. For married participants, payment in a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The Company pays the cost of the spousal survivor annuity benefit. For single participants, the single life annuity option is the automatic payment method. Participants can choose to start receiving benefit payments after separation from service or can effectively defer commencement of payments until age 70-1/2.

2016 Proxy Statement	45

EXECUTIVE COMPENSATION

Cash Balance Benefits
Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits
Eligible participants (at least age 50 or with 60 combined age and service points as of March 31, 1999) are considered “grandfathered” and accrue benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61.

An unreduced early retirement benefit is available at age 61 and above. No NEO is eligible to receive an unreduced early retirement benefit.

Vesting
Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit equalization plan permitted by ERISA designed to allow NEOs and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two plan documents. The grandfathered plan document applies to benefits accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits accrued, determined or vested on or after January 1, 2005.

Eligibility and Benefit Formula
Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits are calculated using the following formula:

1.75% x Total Compensation up to 30 years + 1% x Total Compensation for each year over 30 years.

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because they were senior executives prior to January 1, 2006, Messrs. Craver, Scilacci, Pizarro, and Litzinger receive an additional service percentage of 0.75% per year for the first ten years of service, which results in an additional 7.5% upon completion of ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from the Company’s profit sharing contributions, if any.

Effective January 1, 2018, a participant’s benefit under the plan will be the lesser of: (i) the lump sum value of the final average pay benefit determined as described above; or (ii) the sum of (x) the lump sum value of the final average pay benefit determined as described above but substituting 1% for 1.75% and 0.5% for 1% in the benefit formula described above as to years of service accrued after 2017 and (y) the amount in the participant’s Executive Retirement Account. For an individual who first participates in the plan on or after January 1, 2018, the participant’s benefit under the plan will be the amount in the participant’s Executive Retirement Account. The aggregate retirement benefit under the plan (i.e., totaling the final average pay benefit, if applicable, and the Executive Retirement Account benefit) is expected to be reduced for most executives. Executive Retirement Accounts will be established under the plan effective January 1, 2018, and will be credited annually in an amount equal to 12% of the sum of (i) the differential between the participant’s actual salary that year and the participant’s earnings taken into account for purposes of determining deferrals under the Edison 401(k) Savings Plan that year, and (ii) the participant’s annual incentive for that year. Interest will be credited on Executive Retirement Account balances at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants, and may change the interest rate on a prospective basis.

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits to calculate the NEO’s benefit under the Executive Retirement Plan as described under “Potential Payments Upon Termination or Change in Control” below. Effective, January 1, 2018, enhanced contributions to the participant’s Executive Retirement Account will also be made in such circumstances equal to (i) a multiplier (one two, or three, determined based on the multiplier used to determine the participant’s severance benefits under the Severance Plan), times (ii) 12% of the sum of the participant’s target annual incentive amount plus the differential between the participant’s annual salary rate and annualized earnings taken into account for purposes of determining deferrals under the Edison 401(k) Savings Plan (determined immediately prior the participant’s separation from service). These severance benefit protections are provided to attract and retain qualified executives.

46	2016 Proxy Statement

EXECUTIVE COMPENSATION

Vesting
Benefits vest under the Executive Retirement Plan after five years of service, upon death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Payment
Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity, paid monthly, with a 50% spousal survivor benefit following the death of the participant (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60, 120, or 180 months; a life annuity with a 50% spousal survivor benefit following the participant’s death; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death or disability.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years, following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above or, as to any valuation date after 2017, at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants, and may change the interest rate on a prospective basis.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate of interest determined in the same manner as described in the preceding paragraph for delayed payments.

The benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. As of December 31, 2015, Messrs. Craver and Swartz were eligible for an unreduced early retirement benefit, and Messrs. Scilacci, Litzinger, and Hemphill and Ms. Rigatti were eligible for reduced early retirement or special early retirement benefits.

2016 Proxy Statement	47

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

The following tables present information regarding the contributions to and earnings on the EIX and SCE NEOs’ deferred compensation balances during 2015, and the total deferred amounts for the NEOs at the end of 2015. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for (1) restricted stock units (RSUs) that vested or are considered to have been vested for certain purposes at the end of 2015 as a result of the retirement vesting provisions applicable to the RSUs, and (2) deferrals by Mr. Litzinger under the Affiliate Option Deferred Compensation Plan (AODCP).

EIX Non-Qualified Deferred Compensation Table – Fiscal Year 2015

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Theodore F. Craver, Jr.	EDCP	242,386	144,206	977,224	—	19,433,639
	RSUs	—	1,419,595	-254,686	2,205,293	4,835,034
W. James Scilacci	EDCP	1,386,398	46,694	397,254	—	8,145,276
Pedro J. Pizarro	EDCP	90,400	29,753	17,626	354,630	128,603
Ronald L. Litzinger(5)	EDCP	803,293	45,425	191,216	—	3,902,989
	AODCP	—	—	22,674	—	—
Adam S. Umanoff	EDCP	249,231	16,500	6,050	—	271,780
(1)	The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP and AODCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.
(2)	The amounts reported as executive and registrant contributions in 2015 also are included as compensation in the appropriate columns of the EIX Summary Compensation Table above, except that the restricted stock units awarded in 2015 to Mr. Craver are reported as of their grant date fair value in the Stock Awards column of the EIX Summary Compensation Table above, while in this EIX Non-Qualified Deferred Compensation Table they are reported as registrant contributions based on the closing price of EIX Common Stock on December 31, 2015 and include dividend equivalents accrued as of December 31, 2015. The restricted stock units awarded to Mr. Craver in 2015 (and the dividend equivalents thereon) are considered to have become vested for certain purposes during 2015 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2015, they had not yet become payable.
(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the EIX Summary Compensation Table above.
(4)	For Mr. Craver, the amount reported as aggregate withdrawals/distributions reflects 2015 payments in EIX Common Stock for restricted stock units awarded in 2012 that are considered to have become vested for certain purposes but not payable prior to 2015 as a result of the retirement vesting provisions applicable to the award; the amount reported is based on the closing price of EIX Common Stock on January 2, 2015. For Mr. Pizarro, the amount reported as aggregate withdrawals/distributions reflects 2015 EDCP distributions made in accordance with plan terms pursuant to his termination of employment from EME.
(5)	Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

SCE Non-Qualified Deferred Compensation Table – Fiscal Year 2015

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Pedro J. Pizarro	EDCP	90,400	29,753	17,626	354,630	128,603
Maria Rigatti	EDCP	41,982	7,035	3,848	4,840	95,493
Peter T. Dietrich	EDCP	53,192	25,650	81,779	—	1,648,348
Russell C. Swartz	EDCP	238,692	9,617	176,264	—	3,513,849
	RSUs	—	77,939	-15,373	136,910	284,098
Stuart R. Hemphill	EDCP	371,249	16,558	69,382	—	1,489,520
(1)	The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.
(2)	The amounts reported as executive and registrant contributions in 2015 also are included as compensation in the appropriate columns of the SCE Summary Compensation Table above, except that the restricted stock units awarded in 2015 to Mr. Swartz are reported as of their grant date fair value in the Stock Awards column of the SCE Summary Compensation Table above, while in this SCE Non-Qualified Deferred Compensation Table they are reported as registrant contributions based on the closing price of EIX Common Stock on December 31, 2015 and include dividend equivalents accrued as of December 31, 2015. The restricted stock units awarded to Mr. Swartz in 2015 (and the dividend equivalents thereon) are considered to have become vested for certain purposes during 2015 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2015, they had not yet become payable.

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EXECUTIVE COMPENSATION

(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the SCE Summary Compensation Table above.
(4)	For Mr. Pizarro and Ms. Rigatti, the amounts reported as aggregate withdrawals/distributions reflect 2015 EDCP distributions made in accordance with plan terms pursuant to their respective terminations of employment from EME. For Mr. Swartz, the amount reported as aggregate withdrawals/distributions reflects 2015 payments in EIX Common Stock for restricted stock units awarded in 2012 that are considered to have become vested for certain purposes but not payable prior to 2015 as a result of the retirement vesting provisions applicable to the award; the amount reported is based on the closing price of EIX Common Stock on January 2, 2015.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two plan documents. The grandfathered plan document applies to deferrals earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals earned, determined or vested on or after January 1, 2005.

Contributions
Each NEO may elect to defer up to 75% of base salary. Each NEO may also elect to defer up to 100% (less the tax withholding due in connection with the deferral) of: any annual incentive award earned; certain special retention, recognition, or other special cash awards; the cash portion of performance share payouts; and certain other qualifying equity awards (other than stock options).

The Company makes a matching contribution of up to 3% of each NEO’s annual incentive award, 6% of the portion of each NEO’s base salary that is deferred and up to 6% of the portion, if any, of non-deferred salary that exceeds 401(k) Plan Internal Revenue Code limits. NEOs vest in their matching contributions and earnings thereon after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan. The Company has terminated matching contributions to the Executive Deferred Compensation Plan effective January 1, 2018.

Interest
Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending September 1. EIX established this interest rate for all plan participants, and has discretion to change the interest rate on a prospective basis.

Payment of Grandfathered Benefits
Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits
Benefits under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; or monthly installments for 60, 120 or 180 months.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event; however, payments may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2015 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2015.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all of the NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

2016 Proxy Statement	49

EXECUTIVE COMPENSATION

To receive any severance benefits, an NEO must release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Company.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

Severance Plan benefits payable upon an involuntary termination without cause include:

●

A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the weekdays employed in the year of severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months (or such lesser pro-rata annual incentive amount payable under the terms of the 162(m) Program);

●

Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);

●

Continued participation for one year or, if earlier, until December 31, 2016 in the EIX 2008 Executive Survivor Benefit Plan (the “Survivor Benefit Plan”) described under “Survivor Benefit Plan” below;

●	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and
●	Reimbursement for educational costs up to $5,000 or $10,000, whichever is the applicable maximum amount allowed under the applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

●	Vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms;
●	Vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms;
●	A period of up to one year to exercise any vested stock options;
●	Full vesting and an additional year of service and age credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and
●	Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether an NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested with a change in control would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

50	2016 Proxy Statement

EXECUTIVE COMPENSATION

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For the EIX NEOs, the enhanced change-in-control severance benefits would be:

●

Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);

●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
●	An extension of three years of eligibility under the Survivor Benefit Plan, subject to the termination of the Survivor Benefit Plan effective December 31, 2016;
●	Three years of service and age credits under the Executive Retirement Plan; and
●	Reimbursement of up to $50,000 for outplacement costs.

For the SCE NEOs other than Mr. Pizarro, the enhanced change-in-control severance benefits would be:

●

Two times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);

●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
●	An extension of two years of eligibility under the Survivor Benefit Plan, subject to the termination of the Survivor Benefit Plan effective December 31, 2016;
●	Two years of service and age credits under the Executive Retirement Plan; and
●	Reimbursement of up to $30,000 for outplacement costs.

Survivor Benefit Plan

The Survivor Benefit Plan provides beneficiaries of participants with income continuation benefits if the participant’s death occurs while employed. The after-tax benefit for senior officers such as the participating NEOs is equal to one year’s cash compensation (annual salary rate plus average annual incentive percentage). However, officers who were senior officers during 2007 are generally grandfathered in an after-tax benefit equal to two times the executive’s cash compensation. As of December 31, 2015, all of the participating NEOs except Messrs. Umanoff, Dietrich, Swartz and Hemphill were eligible for grandfathered benefits. The normal form of payment for benefits is a lump sum at the time of death.

The Survivor Benefit Plan has been terminated effective December 31, 2016.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO generally will receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan and, for Mr. Litzinger, the AODCP. The Non-Qualified Deferred Compensation table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. Only Mr. Umanoff had such unvested amounts as of December 31, 2015, which would have totaled $16,845.

The Executive Deferred Compensation Plan provides that if a participant eligible to participate in the plan prior to January 1, 2009 dies within ten years of initial eligibility to participate in the plan, the account balance will be doubled and paid out on the schedule previously elected by the participant. No NEOs were eligible for this benefit as of December 31, 2015: the NEOs have either been participants in the plan for over ten years or began participating on or after January 1, 2009.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See “Pension Benefits” above for a discussion of these retirement payments and associated survivor benefits.

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EXECUTIVE COMPENSATION

EIX Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2015 to the EIX NEOs in the event of involuntary termination of employment without cause (severance), separation in connection with a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Theodore F. Craver, Jr.
Lump sum cash	4,125,000	9,500,000	—
Health care coverage(3)	—	—	—
Retirement plan benefits(4)	863,144	2,589,262	—
Equity acceleration(5)	—	—	—
Reimbursable expenses(6)	30,000	60,000	—
Survivor benefits(7)	—	—	11,894,898
W. James Scilacci
Lump sum cash	1,500,000	3,625,000	—
Health care coverage(3)	—	—	—
Retirement plan benefits(4)	178,673	536,019	—
Equity acceleration	1,380,599	1,380,599	—
Reimbursable expenses(6)	30,000	60,000	—
Survivor benefits(7)	—	—	4,239,092
Pedro J. Pizarro
Lump sum cash	1,620,000	3,915,000	—
Health care coverage(3)	226,342	226,342	—
Retirement plan benefits(4)	187,971	313,361	—
Equity acceleration	525,903	656,580	—
Reimbursable expenses(6)	30,000	60,000	—
Survivor benefits(7)	—	—	3,449,528
Ronald L. Litzinger
Lump sum cash	1,440,000	3,480,000	—
Health care coverage(3)	—	—	—
Retirement plan benefits(4)	148,800	446,692	—
Equity acceleration	1,113,790	1,361,084	—
Reimbursable expenses(6)	30,000	60,000	—
Survivor benefits(7)	—	—	4,270,988
Adam S. Umanoff
Lump sum cash	1,296,000	3,132,000	—
Health care coverage	17,452	26,178	—
Retirement plan benefits(4)	217,237	327,270	—
Equity acceleration	195,709	293,563	—
Reimbursable expenses(6)	25,000	55,000	—
Survivor benefits(7)	—	—	1,552,288
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause. This presentation assumes that equity awards would be continued following the change-in-control transaction. If equity awards were to be terminated in connection with a change-in-control transaction, triggering accelerated vesting of the awards in connection with the termination of the awards, then the same equity award acceleration value included in the table above would have been triggered had such a change in control and termination of the awards occurred on December 31, 2015. In such circumstances, that equity acceleration value would not also be included in severance benefits for the NEO as the benefit would have already been provided in connection with the change in control.
(2)	No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.
(3)	Messrs. Craver, Scilacci, and Litzinger would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Mr. Pizarro would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.
(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Umanoff, the value of his Executive Retirement Plan benefit and Company contributions under the Executive Deferred Compensation Plan that vest due to severance.
(5)	Mr. Craver’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.
(6)	Includes outplacement and educational assistance benefits.
(7)	Includes the value of NEO benefits under the Survivor Benefit Plan.

52	2016 Proxy Statement

EXECUTIVE COMPENSATION

SCE Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2015 to the SCE NEOs in the event of involuntary termination of employment without cause (severance), separation in connection with a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Pedro J. Pizarro
Lump sum cash	1,620,000	3,915,000	—
Health care coverage(3)	226,342	226,342	—
Retirement plan benefits(4)	187,971	313,361	—
Equity acceleration	525,903	656,580	—
Reimbursable expenses(6)	30,000	60,000	—
Survivor benefits(7)	—	—	3,449,528
Maria Rigatti
Lump sum cash	661,500	1,149,750	—
Health care coverage(3)	128,295	128,295	—
Retirement plan benefits(4)	105,895	183,383	—
Equity acceleration	158,023	199,489	—
Reimbursable expenses(6)	30,000	40,000	—
Survivor benefits(7)	—	—	825,604
Peter T. Dietrich
Lump sum cash	1,008,000	1,752,000	—
Health care coverage	17,452	26,178	—
Retirement plan benefits(4)	160,754	321,390	—
Equity acceleration	464,667	558,926	—
Reimbursable expenses(6)	30,000	40,000	—
Survivor benefits(7)	—	—	1,450,744
Russell C. Swartz
Lump sum cash	760,200	1,321,300	—
Health care coverage(3)	—	—	—
Retirement plan benefits(4)	158,598	317,197	—
Equity acceleration(5)	—	—	—
Reimbursable expenses(6)	30,000	40,000	—
Survivor benefits(7)	—	—	1,076,593
Stuart R. Hemphill
Lump sum cash	707,070	1,228,955	—
Health care coverage(3)	205,154	205,154	—
Retirement plan benefits(4)	60,358	120,963	—
Equity acceleration	286,783	349,015	—
Reimbursable expenses(6)	30,000	40,000	—
Survivor benefits(7)	—	—	1,020,010
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause. This presentation assumes that equity awards would be continued following the change-in-control transaction. If equity awards were to be terminated in connection with a change-in-control transaction, triggering accelerated vesting of the awards in connection with the termination of the awards, then the same equity award acceleration value included in the table above would have been triggered had such a change in control and termination of the awards occurred on December 31, 2015. In such circumstances, that equity acceleration value would not also be included in severance benefits for the NEO as the benefit would have already been provided in connection with the change in control.
(2)	No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.
(3)	Mr. Swartz would have been eligible for retiree health care benefits if he retired regardless of whether he was eligible to receive severance benefits. Messrs. Pizarro and Hemphill and Ms. Rigatti would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.
(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan.
(5)	Mr. Swartz’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.
(6)	Includes outplacement and educational assistance benefits.
(7)	Includes the value of NEO benefits under the Survivor Benefit Plan.

2016 Proxy Statement	53

ITEM 4: APPROVAL OF AN AMENDMENT TO THE EIX 2007 PERFORMANCE INCENTIVE PLAN

To Be Voted On By EIX Shareholders Only

EIX Board Recommendation “For” Item 4

On February 25, 2016, the EIX Board approved an amended and restated EIX 2007 Performance Incentive Plan (the “Amended Plan”), with certain amendments subject to approval by EIX shareholders. The EIX Board recommends that EIX shareholders approve the Amended Plan.

The EIX 2007 Performance Incentive Plan (as in effect from time to time, the “Plan”) was last approved by shareholders in 2011. The discussion of the Amended Plan that follows is qualified in its entirety by the full text of the Amended Plan in the Appendix of this Joint Proxy Statement.

The following amendments included in the Amended Plan are subject to approval of this Item 4 by EIX shareholders (together, the “Material Amendments”):

●

An increase in the number of shares of EIX common stock authorized for issuance by an additional 16,500,000 shares. The limit on the number of incentive stock options that may be issued would correspondingly increase by 16,500,000 shares.

●

A new limit on awards that may be granted to members of the EIX Board who are not employed by EIX or one of our subsidiaries (“non-employee directors”). The maximum grant date fair value of awards granted under the Amended Plan during any one calendar year to any one individual who, on the date of grant of the award, is a non-employee director will be $500,000.

●

An extension of the date to grant qualified performance-based awards that are intended to be deductible under Section 162(m) to the date of our 2021 Annual Meeting. The Amended Plan includes terms and conditions regarding eligibility for qualified performance-based awards granted under the Amended Plan, as described under “Material Features of the Amended Plan” below.

●	An extension of the overall term of the Plan until February 24, 2026.

If this Item 4 is approved by EIX shareholders, the Amended Plan, with the Material Amendments, will take effect on May 2, 2016. In the event that EIX shareholders do not approve this Item 4, the Material Amendments will not become effective.

Reasons for the Proposal

The Plan is the only plan under which EIX may grant new equity awards to directors, officers and employees. EIX’s authority to grant qualified performance-based awards under the Plan intended to be deductible under Section 162(m) expires at the Annual Meeting, and EIX’s authority to grant awards generally under the Plan will expire in January 2017. The EIX Board believes that the Amended Plan and EIX’s equity award program, as discussed under “Compensation Discussion and Analysis” and “Executive Compensation” above, are well-designed to attract, retain and reward officers and key employees, and to align executives’ interests with the long-term interests of shareholders. Increasing the share limit and extending our ability to grant awards under the Amended Plan will give us flexibility to continue to grant equity awards and other qualified performance-based awards as part of our compensation program in the future. We also believe that the proposed new limit on non-employee director awards is consistent with good governance practices.

Features of the Amended Plan and EIX’s Equity Award Program

The table below highlights certain features of the Amended Plan, EIX’s equity award program and related policies we believe are aligned with good governance principles, and features we have not implemented because we do not believe they would serve our shareholders’ best interests.

	What We Do		What We Don’t Do
✓	We carefully manage the potential dilutive impact of equity awards – there has been no net dilution since the Plan was adopted in 2007	✗	We do not reprice or allow the cash buyout of underwater stock options
✓	We have a minimum vesting requirement	✗	We do not allow liberal share recycling
✓	We have double-trigger change in control provisions for equity award vesting	✗	We do not have an “evergreen” feature
✓	We have a limit on awards to non-employee directors	✗	We do not reload option grants
✓	We have stock ownership guidelines and an incentive compensation clawback policy	✗	We do not permit pledging of Company securities by directors or EIX executive officers
✓	Dividend equivalents are subject to the same vesting requirements as the underlying awards	✗	We do not permit hedging of Company securities by directors or employees

54	2016 Proxy Statement

ITEM 4: APPROVAL OF AN AMENDMENT TO THE EIX 2007 PERFORMANCE INCENTIVE PLAN

Responsible Equity Award Practices; No Net Dilution

To help minimize the dilutive impact of the Plan, EIX granted awards in 2015 to only 176 of the more than 13,000 individuals who were considered eligible for awards under the Plan. In addition, since the Plan was first implemented in 2007, shares have been purchased on the open market to cover the payment of all Plan awards settled in stock. Accordingly, since 2007, EIX has not issued any new shares of its common stock for Plan awards and there has been no dilution to shareholders as a result of the Plan. Further, EIX has not issued a new share for any reason since 2001. The weighted-average number of shares of EIX’s common stock issued and outstanding in each of the last fifteen fiscal years was 325,811,206 shares.

EIX anticipates that the 16,500,000 additional shares requested for the Amended Plan, together with the shares currently available for new award grants, will provide EIX with flexibility to grant equity awards through the Amended Plan’s proposed expiration in 2026. EIX is committed to continuing to carefully managing the potential dilutive impact of its equity awards.

The estimated duration of the shares requested, the assumptions on which the estimate is based, certain caveats to the estimate, and certain overhang and burn rate information with respect to the Plan are discussed under “Overhang; Burn Rate; Estimated Share Duration” below.

Material Features of the Amended Plan

The material features of the Amended Plan are described below.

Administration
The EIX Board has delegated general administrative authority for the Amended Plan to its Compensation Committee (in this proposal, the “Committee”). The Committee has broad authority including the authority to select participants and determine awards; establish terms and conditions of awards; make certain adjustments to awards; and construe and interpret the Amended Plan. However, awards granted to non-employee directors require the approval of the EIX Board.

Eligibility
All officers and employees of EIX or any of its subsidiaries, and non-employee directors of EIX and SCE, are eligible to receive awards under the Amended Plan (approximately 13,179 individuals altogether as of March 2, 2016). However, the Committee and the EIX Board recognize the potential dilutive impact of equity awards, and since the Plan was last amended in 2011, they have granted awards only to a small portion of the individuals eligible to receive awards under the Plan. For example, in 2015 EIX granted awards only to the eight non-employee directors and to 168 officers and employees, each of whom was (at the time of the applicable grant) an executive-level employee for compensation purposes.

No Repricing
In no case will EIX (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award, except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders.

Types of Awards
Awards that may be granted include stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, or similar rights to purchase or acquire shares of EIX common stock, as well as cash bonus awards. Any award may be structured to be paid or settled in shares of EIX common stock or cash.

Stock Options. A stock option is the right to purchase shares of EIX common stock at a future date at a specified price per share referred to as the exercise price. The exercise price of an option may not be less than the fair market value of a share of EIX common stock on the grant date. The maximum term of an option is ten years from the grant date. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the Plan. Incentive stock options may be granted only to employees of EIX or its subsidiaries.

Stock Appreciation Rights. A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of EIX common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The Committee will establish the base price at the time of grant of the stock appreciation right, which may not be less than the fair market value of a share of EIX common stock on the grant date. The maximum term of a stock appreciation right is ten years from the grant date.

Dividend Equivalents. Dividend equivalent rights may be granted as a separate award or in connection with another award under the Amended Plan, provided that dividend equivalent rights may not be awarded on any stock option or stock appreciation right. Any dividends and/or dividend equivalents as to the unvested portion of a restricted stock or stock unit award subject to performance-based vesting requirements will be subject to termination and forfeiture in the event the applicable performance-based vesting requirements are not satisfied.

Section 162(m) Performance-Based Awards. The Committee may grant awards intended to satisfy the requirements for performance-based compensation under Section 162(m). An award under the Amended Plan (other than a stock option or stock appreciation right) intended to satisfy the requirements for performance-based compensation under Section 162(m) is referred to as a qualified performance-based award. Qualified performance-based awards are in addition to stock options and stock appreciation rights that may also satisfy the requirements for performance-based compensation under Section 162(m). Qualified performance-based awards may be in the form of restricted stock, stock units, other rights to purchase or acquire shares, or cash bonus opportunities, subject to performance-based vesting or payment requirements.

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The vesting or payment of qualified performance-based awards will depend on the absolute or relative performance of EIX on a consolidated, subsidiary, segment, division, or business unit basis. The Committee must establish the criteria and targets on which performance will be measured for purposes of a qualified performance-based award before applicable deadlines and while attainment of the performance targets remains substantially uncertain.

The criteria the Committee may use for this purpose will include one or more of the following from continuing operations or otherwise: cost recovery from rates, operating revenue, net income from operations, net income, credit ratings, general and administrative costs, earnings (before or after interest, taxes, depreciation and/or amortization), growth in earnings, earnings per share, net present value, growth in net present value, return on equity, return on capital, economic value added, cash flow, asset sale revenue, sales revenue, capital investment, debt level, market capitalization, shareholder return, debt service, installation rates (e.g., electric meters), response time, infrastructure replacement rates, safety incident rates, availability factors (plants and energy projects), forced outage rates (plants and energy projects), match of power supply to demand, reliability (of power supplied to customers), customer satisfaction rates, environmental performance rates, energy efficiency savings, emissions rates, productivity rates, process efficiency rates, workforce diversity, position vacancy rates, claim resolution rates, regulatory approval percentages, training completion rates, number of renewables projects, megawatts from renewables, percentage of megawatts from renewables, litigation results, and adherence to schedules for steam generator replacement, new peaker installation, permitting and construction, regulatory filing, debt restructuring, distribution system refurbishment and expansion, and advanced metering implementation, or any combination thereof.

The performance measurement period for a qualified performance-based award may range from three months to ten years. The Committee may specify that performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude exchange rate effects; to exclude the effects of changes to generally accepted accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence or non-recurring items as determined under generally accepted accounting principles; to exclude the dilutive effects of acquisitions or joint ventures; to assume that any business divested by EIX achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; to exclude the effect of any adjustment event or transaction referenced in Section 7.1 of the Amended Plan; to exclude the effects of stock-based compensation and the award of bonuses under EIX’s bonus plans; to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; or to exclude other specified items as described in Section 5.2.2 of the Amended Plan.

Before any qualified performance-based award is paid, the Committee must certify that the applicable performance targets have been satisfied. The Committee has discretion to determine any other restrictions or other limitations of qualified performance-based awards and may reserve discretion to reduce payments below maximum award limits.

Authorized Shares; Limits on Awards
As of March 2, 2016, 15,657,095 shares of EIX common stock were available for the grant of new awards under the Plan. The Plan’s aggregate share limit approved by shareholders in 2011 was 49,500,000 shares plus shares available as a result of the cancellation or termination of awards under the EIX Equity Compensation Plan and the EIX 2000 Equity Plan (together, the “Prior Plans”). Shares delivered with respect to awards granted under the Plan count against this limit, subject to the Plan’s share counting rules described in more detail below. If shareholders approve this Item 4, the aggregate share limit under the Amended Plan will be 66,000,000 shares (an increase of 16,500,000 shares above the 49,500,000 shares currently authorized), plus shares available from the Prior Plans.

Shares of EIX common stock issued pursuant to awards (other than stock options or stock appreciation rights) granted under the Plan after February 26, 2009 are counted against the aggregate share limit as 3.5 shares for every one share actually issued in connection with the award.

Except as otherwise described below, to the extent an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance. However, the following will be counted against the share limits of the Amended Plan:

●	Number of shares of EIX common stock delivered under the Plan in payment of a dividend equivalent right;
●

Number of shares of EIX common stock as to which a stock option or stock appreciation right granted under the Plan is exercised (not any lesser number of shares actually delivered, taking into account satisfaction of any exercise or base price and tax withholding obligations); and

●

Shares exchanged by a participant or deemed withheld to pay the exercise price of an award granted under the Plan, and any shares exchanged or deemed withheld to satisfy the tax withholding obligations related to any award granted under the Plan.

Shares that are subject to or underlie awards that expire or for any reason are cancelled, terminated, forfeited, or fail to vest, or for any other reason are not paid or delivered will not count against the share limits and will again be available for subsequent awards.

In addition, shares issued for awards that are granted by or become obligations of EIX through the assumption or substitution of awards in connection with an acquisition of another company will not count against the shares available for delivery under the Amended Plan.

EIX may not increase the applicable share limits of the Amended Plan by delivering shares of EIX common stock purchased on the open market (by using cash received through the exercise of stock options or otherwise). However, the share requirements of

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the Amended Plan may be met through authorized and unissued shares of EIX common stock or previously issued shares purchased on the open market.

The Amended Plan also includes the following additional limits:

●

The maximum aggregate number of shares of EIX common stock that may be delivered pursuant to incentive stock options granted under the Amended Plan is 49,500,000 shares. If shareholders approve this Item 4, this limit will increase to 66,000,000 shares. Shares delivered pursuant to incentive stock options count against (and are not in addition to) the Amended Plan’s aggregate share limit.

●	The maximum number of shares of EIX common stock subject to options and stock appreciation rights granted under the Amended Plan to any individual during any calendar year is 1,500,000 shares.
●

The maximum number of shares of EIX common stock subject to qualified performance-based awards intended to be deductible under Section 162(m) and granted to any individual under the Amended Plan during any calendar year is 1,000,000 shares. In addition, any such awards granted under the Amended Plan to an individual during any calendar year payable only in cash and not related to shares may not provide for payment of more than $20,000,000.

●

Subject to shareholder approval of this Item 4, the maximum grant date fair value for awards granted under the Amended Plan to a non-employee director during any one calendar year commencing with 2016 will be $500,000. For purposes of this limit, the “grant date fair value” of an award means the value of the award on the grant date determined using the equity award valuation principles applied in EIX’s financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of EIX or one of its subsidiaries. This limit will apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

Minimum Vesting Requirements
Subject to certain exceptions referred to below, each award granted under the Amended Plan that is payable in shares of EIX common stock, other than a stock option or stock appreciation right, will be subject to the following minimum vesting requirements:

●

If the award includes a performance-based vesting condition, the award will not vest earlier than the end of the first performance period (which will not be less than one year) applicable to the award; and

●

If the award does not include a performance-based vesting condition, the award will not vest more rapidly than in substantially equal periodic installments over a vesting period of not less than three years.

Up to five percent of the aggregate number of shares that may be issued under the Amended Plan may be granted with shorter vesting schedules (or no vesting schedule) and vesting may be accelerated in certain circumstances, all as described in more detail in Section 5.8 of the Amended Plan.

Adjustments
As is customary in incentive plans of this nature, adjustments to each share limit, the number and kind of shares available, any outstanding awards, the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, may be made in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events in respect of the shares outstanding, and extraordinary dividends or distributions to the shareholders.

Assumption and Termination of Awards
Subject to limited exceptions set forth in the Amended Plan, if EIX dissolves or undergoes a change in control and the awards are to be terminated in connection with the transaction, all awards then-outstanding under the Amended Plan will become fully vested or paid, as applicable. The awards will not automatically accelerate upon a change in control if the awards are assumed, substituted for, or otherwise continued after the transaction. The Committee may provide for acceleration of vesting or payment of an award in connection with other specified events, such as a termination or constructive termination of employment by the company (whether or not in connection with a change in control).

Termination of or Changes to the Amended Plan; No Limit on Other Authority
The authority to grant new awards under the Plan currently expires on January 11, 2017. If shareholders approve this Item 4, the authority to grant new awards under the Amended Plan will be extended and will expire on February 24, 2026. EIX may, at any time, amend the Amended Plan in any manner or terminate the Amended Plan prior to its scheduled expiration date. An amendment of the Amended Plan will be subject to approval by EIX shareholders only to the extent required by applicable law or otherwise deemed necessary or advisable by the EIX Board. The Amended Plan does not limit the authority of EIX, the EIX Board, the Committee or any affiliate to grant awards or authorize any other compensation, with or without reference to the EIX common stock, under any other plan or authority.

Federal Income Tax Consequences of Awards Under the Amended Plan

The current U.S. federal income tax consequences of the Amended Plan under federal law are summarized in the following discussion of the general tax principles applicable to the Amended Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules; nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the federal alternative minimum tax.

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ITEM 4: APPROVAL OF AN AMENDMENT TO THE EIX 2007 PERFORMANCE INCENTIVE PLAN

The federal income tax consequences of other authorized awards generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); and bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment. In each case, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated for a “change in control” under the Internal Revenue Code, the company may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the companies in certain circumstances. While EIX may grant awards that qualify (or are intended to qualify) as performance-based compensation within the meaning of Section 162(m), nothing requires that any award qualify under Section 162(m) or otherwise be deductible for tax purposes.

Specific Benefits Under the Amended Plan

EIX has not approved any awards that are conditioned upon shareholder approval of this Item 4.

If the Amended Plan had been available for awards during 2015, EIX believes its 2015 award grants would not have been substantially different from those actually made in 2015. For information regarding awards granted to EIX and SCE NEOs during 2015, see “Compensation Discussion and Analysis” and “Executive Compensation” above. For information regarding awards granted to non-employee directors during 2015, see “Director Compensation” above.

The future grant of awards under the Amended Plan and the nature of any such awards are subject to the discretion of the Committee or, in the case of awards to non-employee directors, the EIX Board. As the following table reflects, the number, amount and type of awards to be received by or allocated in the future to eligible officers and employees cannot be determined at this time. However, as discussed in “Director Compensation” above, each non-employee director who is elected or re-elected at the Annual Meeting will receive a grant of EIX Common Stock and/or deferred stock with an aggregate grant date value of $135,000.

New Plan Benefits Under the Amended Plan

Name and Position	Dollar Value ($)	Number of Shares Subject to Stock Options and Stock Awards
Theodore F. Craver, Jr.(1) EIX Chairman of the Board, President and Chief Executive Officer	*	*
W. James Scilacci(1) EIX Executive Vice President and Chief Financial Officer	*	*
Pedro J. Pizarro(1) SCE President	*	*
Ronald L. Litzinger(1) EIX Executive Vice President and Edison Energy Group President	*	*
Adam S. Umanoff(1) EIX Executive Vice President and General Counsel	*	*
All Current EIX Executive Officers as a Group (9 individuals)(1)	*	*
All Current Non-Employee Directors as a Group(2)	$1,080,000	*
All Current and Former Officers and Employees as a Group (excluding EIX Executive Officers)(1)	*	*
(1)	The number, amount and type of awards under the Amended Plan to be received by or allocated in the future to eligible executive officers and employees cannot be determined at this time because (i) the Amended Plan does not provide for set benefits or amounts and (ii) awards are granted in the Committee’s discretion.
(2)	The amount reported assumes that all eight of our current non-employee directors will be re-elected to the Board at the Annual Meeting. Each re-elected non-employee director will receive on April 28, 2016 an annual equity award of EIX Common Stock or deferred stock units with a grant date value of $135,000. James T. Morris has been nominated for election to the Board at the Annual Meeting as a non-employee director. If he is elected, he will receive on April 28, 2016 an annual equity award of deferred stock units with a grant date value of $135,000. If all nine non-employee director nominees are elected, the aggregate dollar value of their April 28, 2016 grants under the Amended Plan will be $1,215,000. The number of shares and/or deferred stock unit awards that will be granted on April 28, 2016 is not determinable at this time. Each non-employee director elected at the Annual Meeting will receive a total number of shares and deferred stock units equal to the value of the equity award ($135,000) divided by the closing price of EIX Common Stock on the New York Stock Exchange on April 28, 2016, rounded up to the next whole share. The number of shares or units granted to non-employee directors in 2016 or any future year will vary based on such factors as the number of re-elected non-employee directors and new non-employee directors in the year, and our stock price. The EIX Board may also modify its compensation arrangements, including equity awards, for the non-employee directors from time to time.

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Overhang; Burn Rate; Estimated Share Duration

Additional information to help you assess the potential dilutive impact of EIX’s equity awards and the Amended Plan is below. As discussed under “Responsible Equity Award Grant Practices; No Net Dilution” above, EIX is committed to carefully managing the potential dilutive impact of its equity awards under the Amended Plan.

Overhang
“Overhang” refers to the number of shares of EIX’s common stock subject to outstanding awards or that remain available for new grants. The following table shows as of December 31, 2015 and as of March 2, 2016 the total number of shares of EIX’s common stock that were subject to each type of outstanding award and the number of shares of EIX’s common stock that were then available for new grants. March 2, 2016 was selected as the date to present certain information in this Item 4 because we believe it is reasonably current and it occurs after the March 1, 2016 grant date for our 2016 annual equity award.

	As of December 31, 2015	As of March 2, 2016
Shares subject to outstanding stock unit awards, excluding performance shares and deferred shares but including vested but deferred restricted stock units(1)	248,143	358,199
Shares subject to outstanding performance shares(2)	57,779	57,448
Shares subject to outstanding deferred shares	164,851	164,851
Shares subject to dividend equivalents on outstanding full-value awards(3)	46,292	46,292
Shares subject to outstanding full-value awards and dividend equivalents thereon (total of rows above)	517,065	626,791
Shares subject to outstanding stock options(4)	12,866,597	13,584,084
Weighted-average exercise price of outstanding stock options	$45.93	$48.83
Weighted-average remaining term of outstanding stock options	5.82	6.44
Shares available for new grants	17,992,284	15,657,095
Total common stock outstanding	325,811,206	325,811,206
(1)	There were no outstanding restricted stock awards. “Performance shares” refers to share units subject to performance-based vesting requirements to distinguish them from time-based vesting restricted stock unit awards. “Deferred shares” refers to stock-settled units awarded to our non-employee directors with deferred payment dates.
(2)	There were no outstanding performance-based vesting restricted stock awards. The amounts reported are for performance share awards (share units subject to performance-based vesting requirements) granted in 2014 that may be settled in stock; an equal amount of performance share awards granted in 2014 may be settled in cash. The amounts reported for 2014 performance share awards reflect the target number of TSR Performance Shares payable in stock (24,247 in aggregate as of December 31, 2015 and 24,112 in aggregate as of March 2, 2016) and the projected number of EPS Performance Shares payable in stock based on EPS performance for 2014 and 2015 (33,532 in aggregate as of December 31, 2015 and 33,336 in aggregate as of March 2, 2016). The actual number of shares subject to 2014 TSR Performance Shares could range from 0% to 200% of the target level based on actual performance for the applicable performance period. Taking 2014 and 2015 actual performance into account, the actual number of shares subject to 2014 EPS Performance Shares could range from 106.7% to 173.3% of target (with the target number of 2014 EPS Performance Shares outstanding being 53,651 in aggregate as of December 31, 2015 and 53,337 in aggregate as of March 2, 2016), based on actual performance for the remainder of the applicable performance period.
Performance share awards granted in 2015 and 2016 can only be settled in cash and therefore are not included in the table above. The target number of TSR Performance Shares granted in 2015 was 48,364 in aggregate as of December 31, 2015 and 48,048 in aggregate as of March 2, 2016. The projected number of EPS Performance Shares granted in 2015 was 71,554 in aggregate as of December 31, 2015 and 71,078 in aggregate as of March 2, 2016, based on EPS performance for 2015. The target number of TSR Performance Shares granted in 2016 was 46,022 in aggregate as of March 2, 2016. The target number of EPS Performance Shares granted in 2016 was 56,701 in aggregate as of March 2, 2016. The actual number of shares subject to 2015 and 2016 TSR Performance Shares, and 2016 EPS Performance Shares could range from 0% to 200% of the target level based on actual performance for the applicable performance period. Taking 2015 actual performance into account, the actual number of shares subject to 2015 EPS Performance Shares could range from 40% to 173.3% of target (with the target number of 2015 EPS Performance Shares outstanding being 59,628 in aggregate as of December 31, 2015 and 59,231 in aggregate as of March 2, 2016), based on actual performance for the remainder of the applicable performance period.
(3)	The amounts in the table for shares subject to outstanding deferred shares, other outstanding stock unit awards, and outstanding performance shares, and the amounts in footnotes (1) and (2), are presented before considering the crediting of dividend equivalents. “Full-value award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant (i.e., all stock unit awards, including deferred shares, and all performance shares are full-value awards).
(4)	The amounts reported include shares subject to outstanding stock options granted under the Plan and the Prior Plans. No awards were outstanding under the Prior Plans other than stock options. None of the outstanding stock options carries dividend equivalent rights.

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Burn Rate
“Burn rate” refers to the number of shares subject to awards granted during a particular period of time. The total number of shares of EIX’s common stock subject to awards that EIX granted under the Plan in each of the last three fiscal years, and to date (as of March 2, 2016) for 2016, are as follows:

	2013	2014	2015	2016
Shares subject to restricted stock unit awards granted(1)(2)	154,401	142,704	120,469	113,330
Shares subject to performance shares granted(2)(3)	73,679	61,599	—	—
Shares subject to fully vested stock and deferred shares	23,170	20,270	16,552	—
granted to non-employee directors(2)
Shares subject to stock options granted	2,778,766	2,070,819	2,030,342	1,952,214
Total shares granted subject to all awards (total of rows above)	3,030,016	2,295,392	2,167,363	2,065,544
Weighted-average common stock outstanding	325,811,206	325,811,206	325,811,206	325,811,206
Burn rate(4)	0.93%	0.70%	0.67%	0.63%
Shares cancelled(5)	756,471	314,160	185,352	8,915
Net burn rate(6)	0.70%	0.61%	0.61%	0.63%
(1)	No restricted stock awards were granted.
(2)	The award information in the table is presented before considering the crediting of dividend equivalents. The number of additional shares or share units credited for dividend equivalents on outstanding stock awards (restricted stock units, performance shares, and deferred shares) in each of the last three years, and to date (as of March 2, 2016) in 2016, are as follows: 32,216 in 2013, 23,079 in 2014, 20,885 in 2015, and 0 in 2016.
(3)	Performance-based vesting awards have been included in the table in the year in which the award was granted at the target level of performance. 143.5% of the target number of performance shares awarded in 2013 became eligible to vest based on performance for the applicable 2013-2015 performance period. The performance period remains open for the performance shares awarded in 2014. Half the performance shares granted in 2013 and 2014 were payable in cash, and only the stock-settled half of the awards is included in the table above. All of the performance shares granted in 2015 and 2016 are payable in cash; they are not included in the table above. The target number of cash-settled performance shares granted in 2015 and 2016 was 109,154 and 102,723, respectively.
(4)	Burn rate is presented in this table as the total number of shares subject to all awards granted during the applicable year (to date, as of March 2, 2016, for 2016) divided by the weighted-average number of shares issued and outstanding for that year (or, as to 2016 awards, the number of EIX shares of common stock issued and outstanding as of March 2, 2016).
(5)	The amount reported represents the total number of shares of EIX common stock that were subject to awards granted under the Plan that were cancelled, terminated, forfeited, failed to vest, or for any other reason were not paid or delivered, and thus became available for new award grants under the Plan, in each of the last three fiscal years, and to date (as of March 2, 2016) in 2016.
(6)	The amount reported represents the total number of shares subject to all awards granted during the applicable year (to date, as of March 2, 2016, for 2016), minus the shares cancelled during the applicable year (to date, as of March 2, 2016, for 2016), with the difference divided by the weighted-average number of shares issued and outstanding for that year (or, as to 2016 awards, the number of EIX shares of common stock issued and outstanding as of March 2, 2016).

Estimated Duration of Shares Available
EIX anticipates the 16,500,000 additional shares requested for the Amended Plan (together with the shares currently available for new grants and assuming usual levels of shares becoming available for new grants as a result of forfeitures of outstanding awards) will provide EIX with flexibility to continue to grant equity awards through the Amended Plan’s proposed expiration in 2026 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels and covering dividend equivalents that may be credited for awards based on EIX’s recent dividend payments). However, this is only an estimate, in EIX’s judgment, based on current circumstances.

The total number of shares subject to grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of EIX’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value, while lower stock prices generally require that more shares be issued), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of EIX’s dividend payments, the type of awards, and how EIX chooses to balance total compensation between cash-settled and stock-settled awards.

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Aggregate Past Grants Under the Plan

The following table shows information, for the persons and groups identified below, regarding the distribution of shares of EIX common stock granted under the Plan as of March 2, 2016 (the table does not show information for grants under the Prior Plans). The closing market price for a share of EIX common stock as of March 2, 2016 was $66.97 per share. Mr. Craver and each of the non-employee directors identified below is a nominee for re-election as an EIX Director at the Annual Meeting.

Name	Shares Subject to Past Stock Option Grants	Shares Subject to Past Stock Awards – Stock-settled Units, Performance Shares and Deferred Shares(1)
EIX Named Executive Officers
Theodore F. Craver, Jr.	3,919,808	82,748
W. James Scilacci	727,104	18,326
Pedro J. Pizarro	294,272	19,689
Ronald L. Litzinger	812,696	17,727
Adam S. Umanoff	159,587	9,368
Total for All Nine Current EIX Executive Officers (including the EIX	6,167,925	160,168
NEOs identified above)
Non-Employee Directors
Jagjeet S. Bindra	—	3,485
Vanessa C.L. Chang	7,500	24,414
Richard T. Schlosberg, III	7,500	27,341
Linda G. Stuntz	—	4,240
William P. Sullivan	—	—
Ellen O. Tauscher	—	4,776
Peter J. Taylor	—	12,072
Brett White	7,500	24,400
Total for All Eight Current Non-Employee Directors(2)	22,500	100,730
Total for All Current and Former Officers and Employees	7,182,479	198,031
(excluding EIX Executive Officers)(3)
Total for Associates of EIX Executive Officers and Non-Employee Directors	—	—
and Nominees
Total for Any Other Person Who Received or is to Receive 5% of Awards	—	—
Total for All Award Recipients	13,372,904	458,929
(1)	The amounts presented for shares subject to past stock awards include the crediting of dividend equivalents through March 2, 2016.
(2)	James T. Morris has been nominated for election to the Board at the Annual Meeting as a non-employee director. Mr. Morris has not previously received a stock option grant or stock award under the Plan.
(3)	Includes all award recipients not included in the totals for all current EIX executive officers and non-employee directors above.

Equity Compensation Plan Information

The following table sets forth, for each of EIX’s equity compensation plans, the number of shares of EIX common stock subject to outstanding options, warrants and rights to acquire such stock, the weighted-average exercise price of those outstanding options, warrants and rights, and the number of shares remaining available for future grants as of December 31, 2015. The Plan is EIX’s only equity compensation plan under which new awards may be granted, but as noted below, there are outstanding awards under the Prior Plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans	13,379,130(1)	$45.93	17,992,284(2)
approved by security holders
Equity compensation plans not	2,917	$40.63	—
approved by security holders(3)
Total	13,382,047	$45.93	17,992,284
(1)

This amount includes 12,863,680 shares covered by outstanding stock options, 60,881 shares that could be delivered for outstanding performance share awards, 256,956 shares covered by outstanding restricted stock unit awards, and 197,612 shares covered by outstanding deferred stock unit and deferred share awards, with the outstanding shares covered by outstanding performance share awards, restricted stock awards, and deferred stock unit and deferred share awards including the crediting of dividend equivalents through December 31, 2015. The weighted-average exercise price of awards outstanding under equity compensation plans approved by security holders reflected in column (b) above is calculated based on the outstanding stock options under these plans as the other forms of awards outstanding have no exercise price.

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ITEM 4: APPROVAL OF AN AMENDMENT TO THE EIX 2007 PERFORMANCE INCENTIVE PLAN

(2)

This amount is the aggregate number of shares available for new awards under the Plan as of December 31, 2015, and includes shares that have become available from the Prior Plans. However, no additional awards have been granted under the Prior Plans since April 26, 2007, and all awards granted since that date have been made under the Plan. The maximum number of shares of EIX common stock that may be issued or transferred pursuant to awards under the Plan is 49,500,000 shares, plus the number of any shares subject to awards issued under the Prior Plans and outstanding as of April 26, 2007 that expire, cancel or terminate without being exercised or shares being issued. Shares available under the Plan may generally, subject to certain limits set forth in the Plan, be used for any type of award authorized under the Plan, including stock options, restricted stock, performance shares, restricted or deferred units, and stock bonuses. This table does not reflect the 16,500,000 additional shares that would be available if shareholders approve this Item 4.

(3)

The EIX 2000 Equity Plan is a broad-based stock option plan that did not require shareholder approval. It was adopted in May 2000 by EIX with an original authorization of 10,000,000 shares. The Committee is the plan administrator. EIX nonqualified stock options were granted to employees of the EIX companies under this plan, but the granting authority expired on April 26, 2007. Any outstanding shares as of that date that expire, cancel or terminate without being exercised or shares being issued increase the maximum shares that may be delivered under the Plan as described in footnote (2) above. The exercise price was not less than the fair market value of a share of EIX common stock on the grant date and the stock options cannot be exercised more than 10 years after the grant date.

Item 4 Calculations

In this Item 4, the number of shares subject to awards or any particular type of award as of any date, and the number of shares covered by awards or any particular type of award granted during any stated period of time, is presented based on the actual number of shares of EIX common stock covered by the award and before giving effect to the premium 3.5-to-1 share counting rule, discussed above, applicable to certain types of awards.

Half of the performance shares granted by EIX from 2007 through 2014 under the Plan have been payable on a 1-for-1 basis in shares of EIX common stock, and the other half have been payable in cash. Performance shares granted in 2015 and 2016 will be payable solely in cash. In this Item 4, the number of shares subject to performance shares outstanding as of any particular date, and the number of shares covered by performance shares granted during any stated period of time, is presented based on the portion of each award payable in EIX common stock.

Information presented as of December 31, 2015 or March 2, 2016 is as of the close of the New York Stock Exchange on that date.

This Item 4 is to be voted on by EIX shareholders only, and therefore, unlike the combined Forms 10-K filed by EIX and SCE, it does not separately identify stock-based compensation provided to SCE employees. Please note that the SCE data presented in the “Stock-Based Compensation” section of the Company’s Form 10-K is incorporated in the EIX data presented in that section.

Personal Interest

All members of the EIX Board and all of EIX’s NEOs are eligible for awards under the Amended Plan and thus have a personal interest in the approval of this Item 4.

The EIX Board recommends you vote “FOR” Item 4.

62	2016 Proxy Statement

ITEM 5: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER PROXY ACCESS

To Be Voted On By EIX Shareholders Only

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 100 shares of EIX and intends to present Item 5 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent, and has not been endorsed or verified by EIX. The EIX Board response to the shareholder proposal follows under “EIX Board Recommendation ‘Against’ Item 5.”

Proposal 5 — Shareholder Proxy Access

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations,

The Security and Exchange Commission’s universal proxy access Rule 14a-11 was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule), a cost-benefit analysis by the CFA Institute (Chartered Financial Analyst), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value:
Shareholder Proxy Access – Proposal 5

2016 Proxy Statement	63

ITEM 5: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER PROXY ACCESS

EIX Board Recommendation “Against” Item 5

The EIX Board of Directors has considered the shareholder proposal requesting the EIX Board adopt a proxy access bylaw as described in the proposal (Item 5 on your Proxy Card) and recommends you vote “Against” the proposal for the following reasons.

The Company has already adopted Bylaws that provide shareholders with a meaningful and appropriate proxy access right.

The shareholder proposal is unnecessary because our shareholders already have a meaningful and appropriate proxy access right. After engaging with a number of our shareholders regarding proxy access, the EIX Board adopted proxy access in December 2015 for director elections at annual meetings. The EIX Bylaws provide the Company will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX common stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in the EIX Bylaws. Our Bylaws did not previously provide for proxy access.

Our Bylaws provide a proxy access right similar to the shareholder proposal while striking an appropriate balance between enhancing shareholder rights and adequately protecting shareholder interests.

Before deciding on an appropriate framework, the Company sought and considered feedback from our significant shareholders received through direct engagement and/or a review of their proxy voting guidelines and voting history on proxy access.

Many shareholders have expressed support for proxy access, noting their beliefs that proxy access rights would increase accountability of directors to shareholders and would give shareholders a more meaningful voice in electing directors. At the same time, however, shareholders have expressed varying viewpoints about the appropriate terms of a proxy access framework. The Board also considered the views of opponents of proxy access who believe implementation of any proxy access provision could undermine the role of the Company's independent Governance Committee, and lead to, among other things, unnecessary expense and distraction, and an inexperienced and less effective Board with directors who may pursue special interests not shared by any significant portion of our shareholders.

After careful consideration, the Board concluded the best course of action for the Company and our shareholders was to adopt a proxy access bylaw that is most appropriate for the Company and our shareholders.

Both the shareholder proposal and our Bylaws require shareholders to own at least 3% of EIX common stock for 3 years to be eligible to nominate a director for inclusion in our Proxy Statement, and allow shareholders who meet this criteria to nominate a minimum of 2 candidates. However, the shareholder proposal differs from our Bylaws in that it would allow shareholders to nominate up to 25% of the Board (as opposed to 20%) and would have no restriction on the number of shareholders combining to form the ownership group. The difference between 20% and 25% of the Board would have little practical impact for the Company given its current and recent Board size, and the Company believes a limit of 20% of the Board is appropriate to balance the impact of a group of shareholders holding as little as 3% of our outstanding shares. In addition, the Board believes a limit of 20 shareholders is appropriate to manage the administrative burden and cost associated with validating the ownership requirements to nominate a proxy access candidate, and to balance the impact of special interest groups who may not share the interests of a significant portion of our shareholders.

The SEC’s Division of Corporation Finance has issued several no-action letters in response to companies’ positions that a shareholder proposal was substantially implemented where the principal differences between the shareholder proposal and the company’s proxy access bylaws were the percentage of the Board (25% v. 20%) and the number of shareholders in the ownership group (unlimited v. 20 shareholders), stating it would not take enforcement action if the shareholder proposal were omitted from the company’s proxy materials.

Given this, and the fact that several of our largest shareholders have expressed support for our proxy access framework, the Board believes the shareholder proposal does not strike the appropriate balance between enhancing shareholder rights and adequately protecting shareholder interests.

The Company has a strong corporate governance structure and record of accountability.

The Company’s current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address shareholder feedback.

In addition to adopting a proxy access bylaw, we have implemented numerous other corporate governance measures to ensure the Board remains accountable to shareholders, to provide our shareholders with a meaningful voice in the nomination and election of directors, and to provide our shareholders with the ability to communicate with directors and promote the consideration of shareholder views. For example:

●	Each director serves a one-year term and stands for re-election at each Annual Meeting.
●	Directors must be elected by a majority vote in uncontested elections.
●	All directors are independent, except for Mr. Craver.
●	Key Board committees are composed solely of independent directors.

64	2016 Proxy Statement

ITEM 5: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER PROXY ACCESS

●	The Lead Director has a strong independent role.
●	Shareholders have the ability to:
-	Convene special meetings upon request of 10% of shares;
-	Act by written consent;
-	Recommend director candidates to the Governance Committee, which evaluates those recommendations in the same manner as recommendations received from other sources;
-	Directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our Bylaws and federal securities laws;
-	Submit proposals for inclusion in the Company’s Proxy Statement for consideration at each Annual Meeting, subject to SEC rules and regulations;
-	Communicate directly with the Board or individual directors by following the procedures described on our website at www.edison.com/corpgov; and
-	Express their views on executive compensation through annual “say-on-pay” votes, which, together with constructive shareholder feedback, are considered by the Compensation Committee when making compensation decisions.

Our Board also has shown an ongoing commitment to Board refreshment and diversity. Five of our eight independent directors have served on the Board for less than six years, including three new independent directors elected to the Board since September 2013. Three of our directors are women and three of our directors reflect ethnic diversity.

In light of the Board’s continuing commitment to ensuring effective corporate governance, as evidenced by the adoption of a proxy access bylaw and by the other actions described above and elsewhere in this Proxy Statement, the Board believes adoption of the shareholder proposal is not necessary.

For the foregoing reasons, the EIX Board recommends you vote “AGAINST” Item 5.

2016 Proxy Statement	65

MEETING AND VOTING INFORMATION

What is included in the proxy materials?

The proxy materials include the Proxy Statement (which includes a letter from the EIX Chairman and a Notice of Annual Meeting), the Annual Report, the Proxy Card, and the Notice of Internet Availability.

Why did the Company mail a Notice of Internet Availability instead of a printed copy of the materials?

Providing the proxy materials to shareholders via the Internet saves us the cost of printing and mailing documents and reduces the impact of the Annual Meeting on the environment.

If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request them. The Notice includes instructions on how to access and review the proxy materials, submit your proxy via the Internet, and request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

Who can vote?

All owners of voting stock at the close of business on February 29, 2016 (the record date) may vote.

On each Item of EIX business, holders of EIX Common Stock are entitled to one vote per share. On each Item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and EIX, as the holder of SCE Common Stock, is entitled to one vote per share. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Who can attend the Annual Meeting?

All shareholders on the record date, or their duly appointed proxies, may attend the meeting. All shareholders will be required to pass through a security inspection area (where all packages will be subject to search) and check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific Time. For your protection, purses, briefcases, backpacks, and packages may be subject to inspection. Shareholders may not bring signs, banners, handouts, or similar items into the meeting room. Photography and video/audio recording of the Annual Meeting are not permitted.

If you are a Registered Shareholder or a 401(k) Plan Shareholder, we can verify your share ownership from the share register with proper identification. No admission pass is required. To be admitted as a proxy for a Registered Shareholder, you must provide a written authorization from the Registered Shareholder.

If your shares are held in Street Name, you will need to bring proper identification and a letter or an account statement from your broker or other nominee reflecting your stock ownership as of the record date. To be admitted as a proxy for a broker, you must provide a written authorization from the broker with a letter or account statement reflecting the broker’s ownership as of the record date. If a nominee holds the shares, you must provide a written authorization from the nominee to the broker that is assignable, a written authorization from the broker, and a letter or account statement reflecting the nominee’s ownership as of the record date.

Individual shareholders may bring one guest to the Annual Meeting. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting.

Where is the Annual Meeting Located?

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

How do I vote?

Your vote is important. You can save us the expense of additional solicitations by voting promptly. Please follow the instructions described below:

By Internet – Shareholders who received a Notice of Internet Availability may vote via the Internet by following the instructions on the Notice. Shareholders who received a Proxy Card by mail may vote via the Internet by following the instructions on the Proxy Card. When voting via the Internet, all shareholders must have available the control number on their Notice of Internet Availability or Proxy Card. Under California law, you may transmit a proxy via the Internet.

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MEETING AND VOTING INFORMATION

By Telephone – Registered or 401(k) Plan Shareholders may vote by telephone by calling 1-866-883-3382 and following the recorded instructions. Most shareholders who hold their shares in Street Name may vote by phone by calling the number provided by their broker. When voting by telephone, all shareholders must have available the control number on their Notice of Internet Availability or Proxy Card.

By Mail – Shareholders who received a printed copy of these proxy materials may vote by mail by completing, signing, dating and returning their Proxy Card as indicated.

In Person – Registered Shareholders may vote in person by attending the Annual Meeting and completing a ballot distributed at the meeting. Shareholders who hold their shares in Street Name may vote in person by attending the Annual Meeting only if they have requested and received a legal proxy from their broker or other nominee, and deliver the proxy to the inspector of election before or at the meeting. 401(k) Plan Shareholders may not cast votes in person at the Annual Meeting.

What is the deadline to vote and how do I change my vote?

If you are a Registered Shareholder, the inspector of election will accept your proxy by telephone or via the Internet until 9:00 p.m., Pacific Time, on April 27, 2016, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. Registered Shareholders may change their vote prior to the deadline by writing to the Corporate Secretary at the address above (so it is received prior to the deadline), voting again by mail, telephone or the Internet, or voting in person at the Annual Meeting.

If you hold shares in Street Name, most brokers will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 27, 2016, and by mail if it is received by your broker’s designated agent by 9:00 a.m., Pacific Time, on April 28, 2016. Contact your broker or other nominee before the Annual Meeting to determine the actual deadline and whether and how you can change your vote.

If you are a 401(k) Plan Shareholder, your proxy must be received by 9:00 p.m., Pacific Time, on April 26, 2016 for the 401(k) Plan trustee to vote your shares. 401(k) Plan Shareholders may change their vote prior to this deadline by voting again. The last vote received within this timeframe will be the vote counted.

What does it mean if I get more than one Notice of Internet Availability or Proxy Card?

It indicates that your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and Street Name shares, or you hold shares in both EIX and SCE. Use the control numbers provided on each Notice of Internet Availability or Proxy Card and vote each Notice or Proxy Card to ensure that all of your shares are voted.

What shares are covered by the Proxy Card?

This depends on how you hold your shares, and whether you hold shares in EIX, SCE, or both EIX and SCE.

Registered and 401(k) Plan Shareholders – For EIX registered and 401(k) Plan Shareholders, you will receive or have Internet access to a single Proxy Card that covers all shares of EIX Common Stock in your registered and 401(k) Plan accounts, including fractional shares held in the 401(k) Plan but excluding fractional shares held in the Dividend Reinvestment and Direct Stock Purchase Plan.

For SCE Registered Shareholders, you will receive or have Internet access to separate Proxy Cards for each series of preferred stock registered in your name.

If you hold registered shares in both EIX and SCE, you will receive or have Internet access to separate Proxy Cards for each Company.

Street Name Shareholders – If you hold shares of EIX and/or SCE in Street Name, you will receive or have Internet access to separate Proxy Cards from each broker or other nominee.

What happens if I submit my Proxy Card but do not indicate my voting preference?

The proxies and 401(k) Plan trustee will vote “FOR” election of all nominees for director (Item 1), “FOR” ratification of the appointment of the independent registered public accounting firm (Item 2), “FOR” approval of executive compensation (Item 3), “FOR” approval of an amendment of the EIX 2007 Performance Incentive Plan (Item 4, EIX only), and “AGAINST” the shareholder proposal regarding shareholder proxy access (Item 5, EIX only).

What happens if I submit my Proxy Card but do not sign or date my card?

Those shares will be treated as unvoted shares on all matters and will not be considered as present and part of the quorum.

What happens if I do not vote?

If you are a Registered Shareholder, your shares will not be voted.

If you hold your shares in Street Name, most brokers or other nominees will only have authority to vote your shares on ratification of the appointment of the independent registered public accounting firm (Item 2). Regarding each of the other Items, most brokers or other nominees will not have authority to vote your shares, and the shares will instead be treated as “broker non-votes.”

If you are a 401(k) Plan Shareholder, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA.

How many votes do you need to hold the meeting?

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders may cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters.

2016 Proxy Statement	67

MEETING AND VOTING INFORMATION

As of the record date, EIX had 325,811,206 shares of Common Stock outstanding, 325,800,449 of which may cast 325,800,449 votes. Therefore, a quorum for EIX is 162,900,225 shares. SCE had 4,800,198 shares of Cumulative Preferred Stock outstanding and entitled to cast 28,801,188 votes, and 434,888,104 shares of Common Stock outstanding and entitled to cast 434,888,104 votes. Voting together as a class, the SCE shareholders may cast 463,689,292 votes. Therefore, a quorum for SCE is 231,844,647 shares.

What vote is required to adopt each Item at the meeting?

Shareholders may vote “for,” “against” or “abstain” with respect to each proposal. A director nominee will be elected and a proposal will be approved if the following votes are obtained:

●The affirmative vote of at least a majority of the votes cast on the director or proposal. For all proposals, broker non-votes are not treated as votes cast, and therefore will not affect these votes. For the election of directors and Items 2, 3 and 5, abstentions also are not treated as votes cast and therefore will not affect these votes. For Item 4, abstentions are treated as votes cast and will have the effect of votes cast against the proposal.

●The affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes are not treated as votes cast and therefore will have the effect of votes cast against the director or proposal for these votes.
Who will count the votes?

Wells Fargo Bank, N.A., will tabulate the votes and is expected to act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan Shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan Shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

How much will this proxy solicitation cost?

We have retained D.F. King & Co., Inc. to assist us with the solicitation of proxies and will pay an aggregate fee of $22,500 (EIX $20,000 and SCE $2,500) plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket and other actual expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Whom may I call with questions about the meeting or voting?

You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.shareowneronline.com.

What happens if additional matters are presented at the Annual Meeting?

The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares under their best judgment. If any of the nominees for election to the Board become unavailable to stand for election as a director, the proxies will also have the authority to vote for substitute nominees chosen by the Board.

What is the deadline to submit shareholder proposals or other business for the 2017 Annual Meeting?

The deadline to submit shareholder proposals for the Company’s 2016 Annual Meeting was November 13, 2015. To be considered for inclusion in the 2017 Proxy Statement, shareholder proposals for the Company’s 2017 Annual Meeting must be received by November 18, 2016.

Shareholders intending to bring any other business before an Annual Meeting, including director nominations, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our office within the periods, and with the information and documents, specified in the Bylaws.

Assuming that the 2017 Annual Meeting is held on April 27, 2017, as specified by the Bylaws, and does not change by more than 30 days earlier or later, the period for the receipt by the Corporate Secretary of written notice of other business to be brought by shareholders before the 2017 Annual Meeting, including director nominations presented for inclusion in the 2017 Proxy Statement or otherwise, will begin on September 19, 2016 and end on November 18, 2016.

68	2016 Proxy Statement

TERMS USED IN THIS PROXY STATEMENT

401(k) Plan	The employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold interests in EIX shares through the EIX Stock Fund
401(k) Plan Shareholders	Participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund
Annual Meeting	The EIX and SCE annual meetings of shareholders, which are held jointly
Annual Report	The EIX and SCE 2015 combined annual report on Form 10-K, which is prepared and filed with the SEC jointly
Board	Both the EIX and SCE Boards of Directors, unless otherwise indicated
Committee	The applicable Board committees of both EIX and SCE, unless otherwise indicated
Company	Both EIX and SCE, unless otherwise indicated
Compensation Committee	The Compensation and Executive Personnel Committees of both EIX and SCE, unless otherwise indicated
Edison Energy Group	A wholly-owned subsidiary of EIX and the holding company for EIX’s competitive businesses in emerging sectors of the electric industry
EIX	Edison International
EME	Edison Mission Energy, an indirect wholly-owned subsidiary of EIX
EME was an independent power producer that filed for bankruptcy in December 2012
In April 2014, substantially all of EME’s assets and liabilities were discharged in bankruptcy or transferred to third parties
ERISA	The Employee Retirement Income Security Act of 1974
FOSO Committee	The Finance, Operations and Safety Oversight Committees of both EIX and SCE, unless otherwise indicated
Governance Committee	The Nominating/Corporate Governance Committees of both EIX and SCE, unless otherwise indicated
Notice of Internet Availability, or Notice	The notice regarding the availability on the Internet of the Company’s proxy materials, which was mailed to most shareholders in lieu of printed copies of the proxy materials, as permitted under SEC rules
Proxy Card	Either a proxy card, which you may receive if you are a Registered Shareholder, or a voting instruction form, which you may receive if you hold shares in Street Name or are a 401(k) Plan Shareholder
Proxy Statement	The EIX and SCE proxy statements, which are prepared and filed with the SEC jointly
Registered Shareholder	Your shares are registered in your own name on the Company’s records Shares held in your Dividend Reinvestment and Direct Stock Purchase Plan account are included
SCE	Southern California Edison Company
Street Name	Your shares are held in a brokerage account or through a trustee, custodian or other third party (referred to as a nominee), and you are the beneficial owner of those shares
Your name does not appear on the Company’s records as a shareholder

2016 Proxy Statement	69

APPENDIX:
EDISON INTERNATIONAL
2007 PERFORMANCE INCENTIVE PLAN

(Amended and Restated Effective as of May 2, 2016)

1.	PURPOSE OF PLAN

The purpose of this Edison International 2007 Performance Incentive Plan (this “Plan”) of Edison International, a California corporation (the “Corporation”), is to promote the operational performance of the Corporation and its affiliates by providing selected participants a financial incentive which reinforces and recognizes long-term corporate, organizational and/or individual performance or accomplishments. This Plan is further intended to promote the interests of the Corporation and its shareholders by providing an additional means through the grant of awards to attract and retain selected participants and, through stock or stock-based awards, to help further align their interests with those of the Corporation’s shareholders.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; or (b) a director of the Corporation or one of its Subsidiaries. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

	3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees or subcommittees appointed by the Board or one or more subcommittees of the committees appointed by the applicable committees (within their delegated authority) to administer all or certain aspects of this Plan. Any such committee or subcommittee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. The Board or a committee may delegate some or all of their authority to a subcommittee so constituted to the extent permitted by applicable law. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation, the applicable charter of any Administrator, or any applicable law: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

Any grant of an award to a Non-employee Director will be effective only if approved by the Board. For purposes of this Plan, a “Non-employee Director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. Any grant of an award to the Chief Executive Officer of the Corporation or its Subsidiary Southern California Edison Company shall be determined by the Board Compensation and Executive Personnel Committees, or any other Board committee or body that has been delegated these responsibilities, if and as required by applicable stock exchange listing rules.

	3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b) grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such awards consistent with the express limits of this Plan;

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APPENDIX: EDISON INTERNATIONAL 2007 PERFORMANCE INCENTIVE PLAN

	(c)	approve the forms of any agreements evidencing awards (which need not be identical either as to type of award or among participants);

	(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

	(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

	(f)	accelerate, waive or extend the vesting or exercisability or modify or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5 and subject to the minimum vesting provisions of Section 5.8;

	(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (subject to the no repricing provision below);

	(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

	(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

	(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

	(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by shareholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3	Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

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4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

	4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock purchased on the open market. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

	4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

		(1)	66,000,000 shares of Common Stock, plus

		(2)	the number of any shares subject to awards granted under the Corporation’s Equity Compensation Plan and 2000 Equity Plan (the “Prior Plans”) and outstanding on the date of shareholder approval of this Plan (the “Shareholder Approval Date”) which expire or for any reason are cancelled or terminated after the Shareholder Approval Date without being exercised or shares being issued (including shares that become available because outstanding awards are settled in cash, but not any shares exchanged or withheld as full or partial payment for any award or the withholding of taxes thereon).

Shares issued in respect of any “Full-Value Award” granted under this Plan after February 26, 2009 shall be counted against the foregoing Share Limit as 3.5 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 350 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

		(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 66,000,000 shares.

		(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,500,000 shares.

		(c)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.

		(d)	The maximum aggregate grant date fair value of awards (computed in accordance with FASB Accounting Standards Codification Topic 718, or a successor thereto) that are granted under this Plan during any one calendar year to any one person who, on the grant date of the award, is a Non-employee Director is $500,000. The limits of this paragraph (d) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this paragraph (d) apply on an individual basis and not on an aggregate basis to all Non-employee Directors as a group.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

	4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 175 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the shares available for issuance under this Plan and shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Shares repurchased

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on the open market with the proceeds of the exercise or purchase price of an award granted under this Plan or the Prior Plans and delivered with respect to an award granted under this Plan shall continue to count against the Share Limit in accordance with the other share counting rules of this Section 4.2. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

	4.4	No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may provide that no fewer than a stated number of shares may be purchased on exercise of any award unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

	5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

		5.1.1	Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5. The Administrator shall establish the installments (if any) in which options shall become exercisable or shall vest (which may include, without limitation, performance and/ or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of options; provided that in no event shall an option be subject to one or more performance-based vesting or exercise criteria unless the performance target used for purposes of such vesting or exercise requirement is based on one or more of the Business Criteria set forth in Section 5.2.2.

		5.1.2	Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

		5.1.3	Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/ or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable agreement evidencing the award and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years. The Administrator shall establish the installments (if any) in which SARs shall become exercisable or shall

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vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of SARs.

	5.1.4	Other Awards; Dividend Equivalent Rights; Vesting. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock; and (b) cash awards granted. Dividend equivalent rights may be granted as a separate award or in connection with another award (other than a stock option or SAR) under this Plan. Any dividends and/or dividend equivalents as to the unvested portion of a restricted stock or stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting requirements are not satisfied. Subject to Section 5.8, the Administrator shall establish the installment(s) (if any) in which any award granted under this Plan shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that the award is fully vested at grant with no delayed exercisability or vesting required, establish any applicable performance targets, and establish the events (if any) of termination or reversion of such awards.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs also may be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, provided, however, that the failure to satisfy such requirements shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. An award under this Plan (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Award.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option or SAR.”

	5.2.1	Class; Administrator. The eligible class of persons for Qualified Performance-Based Awards and for Qualifying Options or SARs shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving a Qualified Performance-Based Award or a Qualifying Option or SAR, or making any certification required pursuant to Section 5.2.4, must constitute a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

	5.2.2	Performance Goals. The grant, vesting, exercisability or payment of a Qualified Performance-Based Award may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative—including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies—basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to the following provisions of this Section 5.2, and a Qualifying Option or SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly set forth below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code. Subject to Section 5.8, the Administrator shall establish the installments (if any) in which Qualified Performance-Based Awards and any Qualifying Option or SAR shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules) (and may provide for full vesting upon grant in the case of any Qualifying Option or SAR), establish any applicable performance targets, and establish any events of termination or reversion of such awards. The specific performance goals for Qualifying Performance-Based Awards (other than a Qualifying Option or SAR) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: cost recovery from rates, operating revenue, net income from operations, net income, credit ratings, general and administrative costs, earnings (before or after interest, taxes, depreciation and/or amortization), growth in earnings, earnings per share, net present value, growth in net present value, return on equity, return on capital, economic value added, cash flow, asset sale revenue, sales revenue, capital investment, debt level, market capitalization, shareholder return, debt service, installation rates (e.g., electric meters), response time, infrastructure replacement rates, safety incident rates, availability factors (plants and energy projects), forced outage rates (plants and energy projects), match of power supply to demand, reliability (of power supplied to customers), customer satisfaction rates, environmental performance rates vs. standards, energy efficiency savings, emissions rates, productivity rates, process efficiency rates, workforce diversity, position vacancy rates, claim resolution rates, regulatory approval percentages, training completion rates, number of renewables projects, megawatts from renewables, percentage of megawatts

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from renewables, litigation results, steam generator replacement schedule, new peaker installation schedule, permitting and construction schedules, regulatory filing schedules, debt restructuring schedules, distribution system refurbishment and expansion, and advanced metering implementation. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude exchange rate effects; to exclude the effects of changes to generally accepted accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence or non-recurring items as determined under generally accepted accounting principles; to exclude the dilutive effects of acquisitions or joint ventures; to assume that any business divested by the Corporation achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; to exclude the effect of any event or transaction referenced in Section 7.1; to exclude the effects of stock-based compensation and the award of bonuses under the Corporation’s bonus plans; to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; or to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; or to exclude other items specified by the Administrator at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

	5.2.3	Form of Payment; Maximum Qualified Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Qualified Performance-Based Awards (including Qualified Performance-Based Awards payable in shares of Common Stock and Qualified Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the Fair Market Value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 1,000,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1. The aggregate amount of compensation to be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the Fair Market Value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $20,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

	5.2.4	Certification of Payment. Before any Qualified Performance-Based Award is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were in fact timely satisfied.

	5.2.5	Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

	5.2.6	Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than a Qualifying Option or SAR) shall terminate upon the first meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which the Corporation’s shareholders approve this Plan for such purpose, subject to any subsequent extension that may be approved by shareholders.

5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and

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manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement related to an award shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

●services rendered by the recipient of such award;

●cash, check payable to the order of the Corporation, or electronic funds transfer;

●notice and third party payment in such manner as may be authorized by the Administrator;

●the delivery of previously owned shares of Common Stock;

●by a reduction in the number of shares otherwise deliverable pursuant to the award; or

●subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy any purchase or exercise price shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the “Exchange”) on the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the next preceding day on which sales of Common Stock were reported by the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price for a share of Common Stock on the Exchange on the last trading day preceding the date in question, or the average of the high and low sales prices for a share of Common Stock on the date in question or the last trading day preceding the date in question. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

	5.7.1	Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

	5.7.2	Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be

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subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

		5.7.3	Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

		(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

		(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

		(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

		(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

		(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

	5.8	Minimum Vesting Requirements. Except as otherwise provided in the following provisions of this Section 5.8 and except for any accelerated vesting required or permitted pursuant to Section 7.2, and subject to such additional vesting requirements or conditions (if any) as the Administrator may establish with respect to the award, each award granted under this Plan that is a Full-Value Award (as that term is used in Section 4.2) and payable in shares of Common Stock shall be subject to the following minimum vesting requirements: (a) if the award includes a performance-based vesting condition, the award shall not vest earlier than the end of the first performance period (which shall not be less than one year) applicable to the award; and (b) if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in substantially equal periodic installments over the three-year period immediately following the date of grant of the award. The Administrator may (but need not) accelerate or provide in the applicable award agreement for the accelerated vesting of any such award, however, in connection with (i) a change in control of the Corporation or the award holder’s employer (or a parent thereof), (ii) the termination of the award holder’s employment due to the Award holder’s death, disability or retirement, or (iii) a termination of the award holder’s employment by his or her employer without cause or in circumstances in which the award holder has good reason to terminate employment. The Board (or a committee thereof) may accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in circumstances not contemplated by the preceding sentence. The Board (or a committee thereof) may provide for a vesting schedule that is shorter than the minimum schedule contemplated by the foregoing (including providing for an award that is fully vested at grant), in such circumstances as it may deem appropriate; provided, however, that in no event shall more than five percent (5%) of the total shares of Common Stock available for award grant purposes under this Plan be used for purposes of granting such Full-Value Awards.

	5.9	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

	6.1	General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award.

	6.2	Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the agreement evidencing such award.

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	6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

	7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding awards.

Unless otherwise expressly provided in an agreement evidencing the award, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards and/or period applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any Qualifying Option or SAR and any Qualified Performance-Based Award) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

	7.2	Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the agreement evidencing the award, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any agreement evidencing the award, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

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The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

	7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in any agreement evidencing awards and may accord any Eligible Person a right to refuse any acceleration, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

	7.4	Definition of Change in Control. With respect to a particular award granted under this Plan, a “Change in Control of EIX” shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

		(A)	Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation) becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding securities. For purposes of this clause, “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, except that such term shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Corporation with a view towards distribution; and the term “Beneficial Owner” shall mean as defined under Rule 13d-3 promulgated under the Exchange Act.

		(B)	On any day after the date of grant of the particular award (the “Reference Date”) Continuing Directors cease for any reason to constitute a majority of the Board. A director is a “Continuing Director” if he or she either: (i) was a member of the Board on the applicable Initial Date (an “Initial Director”); or (ii) was elected to the Board, or was nominated for election by the Corporation’s shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office. A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (ii) above if his or her election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. For these purposes, “Initial Date” means the later of (A) the date of grant of the award or (B) the date that is two (2) years before the Reference Date.

		(C)	The Corporation is liquidated; all or substantially all of the Corporation’s assets are sold in one or a series of related transactions; or the Corporation is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of the Corporation or a sale or spin-off of an affiliate of the Corporation (short of a dissolution of the Corporation or a liquidation of substantially all of the Corporation’s assets, determined on an aggregate basis) will not constitute a Change in Control of EIX.

8.	OTHER PROVISIONS

	8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide

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such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment contract other than an agreement under this Plan.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

	(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

	(b)	The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be), whether related to the award or otherwise, the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

	(c)	In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, or the Administrator may convert the right to receive such shares to a right to receive a cash payment only, as necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. Unless otherwise specifically provided by the Administrator, in no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

	8.6.1	Effective Date. This Plan was originally effective as of January 12, 2007, the date of its approval by the Board. This amended and restated version of the Plan is effective as of May 2, 2016. If this amended and restated version of the Plan is approved by shareholders, this Plan shall terminate at the close of business on February 24, 2026. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

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	8.6.2	Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

	8.6.3	Shareholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to approval by the Corporation’s shareholders.

	8.6.4	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no repricing provision set forth in Section 3.2.

	8.6.5	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding agreement entered into under this Plan shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

	8.8.1	Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

	8.8.2	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the agreements entered into under this Plan, and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or any committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or

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transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive, or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award, or any agreement evidencing such award, against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards, or commitments under any other plans, arrangements, or authority of the Corporation or its Subsidiaries.

8.14	Claw-Back. Any award granted under this Plan, and any shares of Common Stock, cash or other property that may be issued, delivered or paid in respect of such an award, and any consideration that may be received in respect of a sale or other disposition of any such shares or property, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment, “clawback” or similar policies of the Corporation that may be in effect from time to time, subject in each case to the Administrator’s authority to (subject to compliance with applicable law) grant exceptions in such circumstances as it may determine to be appropriate or specify additional or different rules as to any particular award.

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

EDISON INTERNATIONAL

ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 28, 2016
9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

Directions to the Edison International Annual
Meeting are available in the proxy statement which
can be viewed at www.edison.com/annualmeeting

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 28, 2016.

Notice is hereby given that the Annual Meeting of Shareholders of Edison International will be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and the 2015 Annual Report are available at www.edison.com/annualmeeting .

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 15, 2016 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote “FOR” Items 1, 2, 3 and 4, and “AGAINST” Item 5:

1.	Election of Directors:
	01	Jagjeet S. Bindra	05	Richard T. Schlosberg, III	08	Ellen O. Tauscher
	02	Vanessa C.L. Chang	06	Linda G. Stuntz	09	Peter J. Taylor
	03	Theodore F. Craver, Jr.	07	William P. Sullivan	10	Brett White
	04	James T. Morris

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm

3.	Advisory Vote to Approve the Company’s Executive Compensation

4.	Approval of an Amendment to the EIX 2007 Performance Incentive Plan

5.	Shareholder Proposal Regarding Shareholder Proxy Access

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/eix

●	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. Pacific Time on April 27, 2016, except for Edison 401(k) Savings Plan shareholders who must vote by 9:00 p.m. Pacific Time on April 26, 2016.
●	Please have this Notice available and follow the instructions to vote your proxy.
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

To request paper copies of the proxy materials, please contact us via:

Internet – Access the Internet and go to www.proxydocs.com/eix . Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 1-866-870-3684 from the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com with “EIX Materials Request” in the subject line. The email must include:
●	The 11-digit control # located in the box in the upper right hand corner on the front of this notice.
●	Your preference to receive printed materials via mail -or- an email with links to the electronic materials.
●	If you choose email delivery, you must include the email address.
●	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” in the email.

Important Information About This Notice

This Important Notice Regarding the Availability of Proxy Materials is provided to shareholders in place of printed materials for the upcoming Annual Meeting of Shareholders. You will not receive a printed copy of the proxy materials unless you request one by following the instructions above.

In 2007, the Securities and Exchange Commission adopted a rule permitting companies to send shareholders a notice regarding the Internet availability of proxy materials rather than distribute printed proxy materials. Distributing these proxy materials via the Internet saves us the cost of printing, mailing and storing documents, and reduces the impact of the Annual Meeting on the environment.

This Notice contains specific information regarding the Annual Meeting, the proposals to be voted on at the Annual Meeting, and the Internet site where the proxy materials may be found. It is not a form for voting and should not be returned to the Company or Wells Fargo Shareowner Services. Please use the company and control numbers provided on the first page of this Notice to vote your shares at www.proxypush.com/eix .

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/eix Use the Internet to vote your proxy.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Your vote by phone or Internet authorizes the proxies and/or the Edison 401(k) Savings Plan Edison International stock fund trustee to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Voting instructions to the Edison International stock fund trustee are confidential. All stock for which the Edison International stock fund trustee has not received voting instructions by 9:00 p.m., Pacific Time, on April 26, 2016, will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA. All other stock may be voted by phone or Internet through 9:00 p.m., Pacific Time, on April 27, 2016.

If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

⇩ Please fold here – Do not separate ⇩

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3 and 4, and “AGAINST” Item 5.

1.	Election of directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Jagjeet S. Bindra	☐	☐	☐	06 Linda G. Stuntz	☐	☐	☐

	02 Vanessa C.L. Chang	☐	☐	☐	07 William P. Sullivan	☐	☐	☐

	03 Theodore F. Craver, Jr.	☐	☐	☐	08 Ellen O. Tauscher	☐	☐	☐

	04 James T. Morris	☐	☐	☐	09 Peter J. Taylor	☐	☐	☐

	05 Richard T. Schlosberg, III	☐	☐	☐	10 Brett White	☐	☐	☐

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Advisory Vote to Approve the Company’s Executive Compensation	☐	For	☐	Against	☐	Abstain

4.	Approval of an Amendment to the EIX 2007 Performance Incentive Plan	☐	For	☐	Against	☐	Abstain

5.	Shareholder Proposal Regarding Shareholder Proxy Access	☐	For	☐	Against	☐	Abstain

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4, AND “AGAINST” ITEM 5.

Date	I plan to attend the meeting. ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.

2016 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 28, 2016
9:00 a.m. Pacific Time

Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

EDISON INTERNATIONAL	proxy card

Annual Meeting — April 28, 2016
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THEODORE F. CRAVER, JR. and W. JAMES SCILACCI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Edison International to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, on April 28, 2016, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4, AND “AGAINST” ITEM 5. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY:

If the undersigned holds shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. The Edison International stock fund trustee is instructed to vote confidentially the shares of stock credited and conditionally credited to the undersigned’s account as of February 29, 2016. The undersigned understands that the stock will be voted as directed provided the Edison International stock fund trustee or its agent receives this card by 9:00 p.m., Pacific Time, on April 26, 2016, and all stock for which the Edison International stock fund trustee or its agent has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

The following email was sent on March 18, 2016 to Edison International registered and 401(k) Plan shareholders who previously requested email delivery of their proxy materials:

Dear Edison International Shareholder:

The 2016 Annual Meeting of Shareholders will be held at 9:00 a.m. on Thursday, April 28, 2016 at the Hilton Los Angeles/San Gabriel Hotel, San Gabriel, CA, 91776.

Our records indicate that you consented to receive your proxy materials over the Internet. This email provides the information you need to view the proxy materials online and vote your shares.

The Proxy Statement and 2015 Annual Report are available at www.edison.com/annualmeeting.

The Notice of Annual Meeting is included in the Proxy Statement.

You may use the Internet to vote your proxy 24 hours a day, 7 days a week, through 9:00 p.m. Pacific Time on April 27, 2016, except shares held through the Edison 401(k) Savings Plan must be voted by 9:00 p.m. Pacific Time on April 26, 2016.

You will need the following important number to access the Internet voting site and vote your shares:

Your personal eleven-digit control number: 00000000000

If you receive more than one email, it means that your shares are held in more than one account. Use the control numbers provided on each email to ensure that all of your shares are voted.

Thank you for your attention to this important matter.

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary